Filed pursuant to Rule 424(b)(3)

Registration No. 333-280945

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated February 21, 2025)

Wellgistics Health, Inc.

888,889 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 21, 2025 (the “Prospectus”), related to the initial public offering by Wellgistics Health, Inc. (f/k/a Danam Health, Inc.) (the “Company”) of 888,889 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 6, 2025 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Common Stock are listed on The Nasdaq Stock Market LLC (Nasdaq Capital Market) under the symbol “WGRX”. On March 5, 2025, the closing sale price per share of the Common Stock was $2.90.

Investing in the Company’s Common Stock involves risks. Before buying any shares of Common Stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus and in the documents incorporated by reference into the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2025

WELLGISTICS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42530	93-3264234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive

Suite 950

Tampa, FL 33607

(Address of principal executive officers) (Zip Code)

(844) 203-6092

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	WGRX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2025, the Board of Directors of Wellgistics Health, Inc. (the “Company”) promoted Brian Norton to serve as the Company’s Chief Executive Officer effective as of February 28, 2025 (the “Effective Date”). Mr. Norton (age 45), has served the Chief Executive Officer of Wellgistics LLC, a wholly-owned subsidiary and the wholesale distribution arm of the Company’s healthcare ecosystem, and the Company’s Chief Commercial Officer and President of Distribution since November 2024. Mr. Norton has a well-established track record in the healthcare sector and has overseen the growth of Wellgistics LLC into a fully FDA and NABP accredited company in all 50 states.

Mr. Norton will succeed Timothy Canning, who served as the Company’s Chief Executive Officer since January 18, 2024, and who is resigning from his position, effective as of the Effective Date. Mr. Canning’s decision to resign is not the result of any dispute or disagreement with the Company, the Company’s management or the Board on any matter relating to the Company’s operations, policies or practices.

In connection with his appointment as Chief Executive Officer, effective as of the Effective Date, the Company and Mr. Norton entered into an employment agreement (the “Norton Employment Agreement”) that provides for an annual base salary of $490,000. Mr. Norton’s base salary may increase as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion, and will increase by 5% in the event Mr. Norton meets at least 90% of certain annual performance metrics established by the Compensation Committee. Furthermore, Mr. Norton is eligible for a performance based bonus of up to 100% of his base salary as determined by the Compensation Committee that is contingent upon the achievement of certain performance objectives and a yearly discretionary cash stock or equity bonus in an amount determined by the Compensation Committee. The Norton Employment Agreement provides an automobile allowance of $1,000 per month and a relocation allowance of $15,000. On the Effective Date, Mr. Norton will be granted Restricted Stock Units (“RSU”) Awards of 9,000,000 shares of the Company’s common stock that vest over three years in equal amounts contingent upon the Company realizing certain gross revenue and gross profit targets. In the event that Mr. Norton resigns for “good reason” or is terminated by the Company without “cause,” each as defined in the Norton Employment Agreement, or a change of control takes place, all outstanding and unvested RSUs will immediately accelerate and vest in full. Under the Norton Employment Agreement, Mr. Norton will be eligible for other employee benefits in accordance with the Company’s policies and plans. Mr. Norton’s employment agreement is filed as Exhibit 5.1 hereto and is incorporated herein by reference.

As disclosed in the Company’s Registration Statement on Form S-1 (Registration No. 333-280945), declared effective by the SEC on February 14, 2025 (the “Registration Statement”), the Company has been party to certain transactions with Mr. Norton since the beginning of the Company’s last fiscal year where the amount involved exceeds the lesser of $120,000 or on percent of the average of the Company’s total assets at year-end for the last two completed fiscal years. Specifically, the Company entered into that certain Membership Interest Purchase Agreement dated May 11, 2023, as amended, by and among Wellgistics Health, Wellgistics LLC, Strategix Global LLC, Nomad Capital LLC, Jouska Holdings LLC, and Brian Norton, governing the acquisition by the Company of Wellgistics LLC (the “Wellgistics MIPA”). At the time of entering the Wellgistics MIPA, Mr. Norton was an employee of the Company and the Chief Executive Officer of Wellgistics LLC.

In August 2024, the Company and Wellgistics LLC, acting through Mr. Norton, consummated the transactions contemplated by the Wellgistics MIPA to revise the purchase price to be paid by the Company to include the following:

●	a closing cash payment of $10 million, $1 million of which is payable in immediately available funds to Zions Bank, a creditor of Wellgistics LLC, by wire transfer, and the remainder of which is due no later than the earlier of 45 calendar days following effectiveness of this registration statement and August 30, 2025;
●	a promissory note in the aggregate principal amount of $15 million plus simple interest accruing annually equal to the “Prime Rate” as published by the Wall Street Journal on January 1 of the applicable year, together payable in three equal annual installments commencing on the first anniversary of the date that this registration statement becomes effective;
●	bonus payments in the form of Wellgistics Health Common Stock equaling an aggregate value of $10 million that vest over three years and are payable in three equal annual installments;
●	bonus payments in the form of Wellgistics Health Common Stock in an aggregate amount of up to $5 million that vest only if certain financial metrics are met, with unvested shares of Common Stock subject to repurchase by Wellgistics Health for a nominal purchase price if such financial metrics are not met; and
●	contingent bonus payments consisting of 50% cash and 50% Wellgistics Health Common Stock to the extent that Wellgistics Health’s EBITDA is in excess of 110% of certain established targets for each of the years ended December 31, 2024, December 31, 2025, and December 31, 2026.

In November 2024, the Company and Wellgistics LLC further amended the Wellgistics MIPA to convert the $10 million and $5 million respective bonus payments into an immediate share issuance of 3,999,335 shares of restricted common stock of the Company. 2,666,223 shares of Common Stock vest in equal annual installments over a period of three years. These shares of common stock are not subject to repurchase by the Company. 1,333,112 shares have been fully issued, but vest only upon the achievement of certain financial metrics. In the event the stated metrics for the applicable year are not achieved, the Company can repurchase the applicable portion of the 1,333,112 unvested shares for nominal consideration of $0.0001 per share.

On March 6, 2025, the Company and Wellgistics LLC further amended the Wellgistics MIPA to extend the due date of the $10 million closing cash payment such that the closing cash payment will be due upon the earlier of 120 calendar days following effectiveness of the Registration Date or August 30, 2025. The Wellgistics MIPA is filed as Exhibit 5.1 hereto and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On March 4, 2025, the Company issued a press release announcing the expansion of its healthcare ecosystem with Protega Pharmaceuticals Inc.. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On March 4, 2025, the Company posted a revised investor presentation on its website at www.wellgisticshealth.com. The revised investor presentation is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

The revised investor presentation and corporate press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such Section 18. The information in this Item 7.01, as well as Exhibits 99.1 and 99.2, shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

The revised investor presentation and press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. With the exception of historical matters, the matters discussed in the press releases include forward-looking statements within the meaning of applicable securities laws. Such forward-looking statements include, among others, statements regarding the Company’s projects, potential financial performance, and growth opportunities. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions are intended to identify certain of these forward-looking statements. These statements are based on the Company’s expectations and involve risks, uncertainties and other important factors that could cause the actual results performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that could cause the Company’s actual future results to differ materially from those discussed are noted in connection with such statements, but other unanticipated factors could arise. Certain risks regarding the Company’s forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including an extensive discussion of these risks in the Registration Statement. Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this Form 8-K. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
5.1*	Executive Employment Agreement dated March 3, 2025, by and between Wellgistics Health, Inc. and Brian Norton
5.2*	Membership Interest Purchase Agreement dated May 11, 2023, by and among Wellgistics Health, Inc. (f/k/a Danam Health, Inc.), Wellgistics, LLC, Strategix Global LLC, Nomad Capital LLC, Jouska Holdings LLC, and Brian Norton, as amended
99.1	Press Release by Wellgistics Health, Inc., dated March 4, 2025
99.2	Revised Investor Presentation

*	Certain schedules, exhibits, and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellgistics Health, Inc.

Dated: March 6, 2025	By:	/s/ Brian Norton
Brian Norton
Chief Executive Officer

Exhibit 5.1

Exhibit 5.2

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Danam Health, Inc.,

Wellgistics, LLC

Strategix Global LLC,

Nomad Capital LLC,

Jouska Holdings LLC,

The Seller Owners

and

Brian Norton, as Seller Representative

May 11, 2023

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3.20	Operations of the Business	34
3.21	Labor	34
3.22	Transactions With Affiliates	36
3.23	Brokers or Finders’ Fees	36
3.24	Title to Assets; Sufficiency.	36
3.25	Solvency.	36
3.26	Data Privacy and Security; HIPAA and Privacy Compliance.	37
3.27	Account Maintenance.	38
3.28	No OFAC Investigations	38
3.29	Product Liability	39
3.30	Banking Facilities	39
3.31	Other Business Activities	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		39

4.1	Existence and Qualification.	39
4.2	Authority, Approval and Enforceability.	39
4.3	No Default or Consents	40
4.4	No Proceedings	40

ARTICLE V COVENANTS		40

5.1	Acquisition Proposals	40
5.2	Public Disclosure	41
5.3	Further Assurances	41
5.4	Operation of the Business	41
5.5	Financing Assistance	43

ARTICLE VI POST-CLOSING OBLIGATIONS		44

6.1	Further Assurances	44
6.2	Publicity	44
6.3	Restrictive Covenants.	44
6.4	Release	47
6.5	Access to Information	47
6.6	Litigation Assistance	47

ARTICLE VII TAX MATTERS		48

7.1	Representations and Obligations Regarding Taxes	48
7.2	Indemnification for Taxes	50
7.3	Additional Agreements	51

ARTICLE VIII INDEMNIFICATION MATTERS		52

8.1	Post-Closing Indemnity.	52
8.2	Survival of Representations and Warranties.	53

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8.3	Limitation on Liability.	54
8.4	Sources of Payment; Treatment of Payment	56
8.5	Claim Procedures	56
8.6	Other Indemnification Matters.	58

ARTICLE IX CLOSING CONDITIONS		59

9.1	Conditions to Obligations of All Parties.	59
9.2	Conditions to Obligations of Buyer	59
9.3	Conditions to Obligations of Sellers	60

ARTICLE X TERMINATION		60

10.1	Termination	60
10.2	Effect of Termination.	61

ARTICLE XI MISCELLANEOUS		61

11.1	Costs and Expenses	61
11.2	Notices	62
11.3	Venue; Governing Law; Jury Trial Waiver	63
11.4	Severability	64
11.5	Survival	64
11.6	Entire Agreement; Amendments and Waivers	64
11.7	Binding Effect and Assignment.	64
11.8	Remedies	64
11.9	Exhibits and Schedules	64
11.10	Multiple Counterparts	65
11.11	References and Construction	65
11.12	Attorneys’ Fees	65
11.13	Time of Essence	65
11.14	Appointment of Seller Representative.	65

ANNEXES & EXHIBITS:

Annex I	Certain Definitions
Annex II	Sellers, Shareholders and Pro Rata Percentage
Exhibit A	Form of Membership Interest Assignment
Exhibit B	Form of Promissory Note

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 11, 2023, is made by and among (i) Danam Health, Inc., a Delaware corporation (“Buyer”); (ii) Wellgistics, LLC, a Florida limited liability company (the “Company”) (iii) Strategix Global LLC, a Utah limited liability company (“Strategix”), Nomad Capital LLC, a Utah limited liability company (“Nomad”), Jouska Holdings LLC, a Delaware limited liability company (“Jouska”; together with Strategix and Nomad, collectively, “Sellers” and, each, a “Seller”); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the “Seller Owners” and, each, a “Seller Owner”; Seller Owners, together with Sellers, the “Seller Parties” and, each, a “Seller Party”); and (v) Brian Norton, a resident of the State of Montana, in his capacity as Seller Representative (“Seller Representative”; together with Buyer, Sellers, and Seller Owners, collectively, the “Parties” and, each, a “Party”).

RECITALS

A. The Company engages in the business of wholesale pharmaceutical distribution and third-party logistics in the healthcare industry throughout the United States (the “Business”).

B. Strategix is the holder and beneficial owner of sixty percent (60%) of the outstanding Membership Interests of the Company (the “Strategix Interests”); Nomad is the holder and beneficial owner of twenty percent (20%) of the outstanding Membership Interests of the Company (the “Nomad Interests”); Jouska is the holder and beneficial owner of twenty percent (20%) of the outstanding Membership Interests of the Company (the “Jouska Interests”).

C. Each Seller wishes to sell, and Buyer wishes to Purchase each of the Jouska Interests, the Strategix Interests and the Nomad Interests (collectively, the “Purchased Interests”) in exchange for the consideration and on the terms and conditions set forth in this Agreement.

D. Seller Owners will derive substantial benefit from the Transactions.

E. Certain capitalized terms used in this Agreement and not otherwise defined in context shall have the meanings ascribed to such terms in Annex I.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE INTERESTS

1.1 Purchase of Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section 2.1, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Purchased Interests, free and clear of any and all Liens.

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1.2 Purchase Price. The consideration for the Purchased Interests acquired by Buyer shall be (i) an amount in cash equal to Seven Million and No/100 Dollars ($7,000,000.00) (such amount, is paid in accordance with Section 2.2 (the “Closing Cash Payment”), plus (ii) the aggregate principal amount of Ten Million and No/100 Dollars ($10,000,000.00) in the form of the Promissory Notes, carrying an interest rate equal to the prime rate existing on the 1st of January of each year during the term of such Promissory Notes, plus (iii) the Closing Shares; plus (iv) the Earn-Out Payment (if any), to the extent earned and payable to Sellers in accordance with Section 2.5, plus, (v) the Bonus Payment (if any), to the extent earned and payable to Sellers in accordance with Section 2.6 (collectively, the “Purchase Price”). The Closing Cash Payment is subject to further adjustment as provided in Section 1.3 and Section 1.5.

1.3 Closing Payment Adjustment.

(a) At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to the Buyer a statement (the “Closing Estimates”), including reasonable supporting documentation, setting forth its good faith estimate of: (i) the Closing Net Working Capital; (ii) the Closing Date Cash; (iii) the Closing Date Debt; and (iv) the Closing Date Company Expenses, all determined in accordance with the Accounting Principles. The Buyer shall be entitled to review, comment on, and request reasonable changes to the Closing Estimates and Sellers shall consider the Buyer’s proposed changes in good faith. If the parties are unable to reach agreement on any of the Buyer’s proposed changes, the Closing Estimates as proposed by Sellers shall control solely for the purposes of calculating the Closing Payment, and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise or constitute an acknowledgment by the Buyer of the accuracy of the Closing Estimates or the accounting methods or policies utilized in the calculation thereof.

(b) Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement of Buyer’s calculations of: (i) the Closing Net Working Capital; (ii) the Closing Date Cash; (iii) the Closing Date Debt; and (iv) the Closing Date Company Expenses (the “Adjustment Calculations”), all determined in accordance with the Accounting Principles. Each Seller and the Buyer agree that the calculation of Closing Net Working Capital shall be prepared in a format consistent with the sample calculations, which have been included for illustrative purposes only, set forth on Schedule 1.3.

(c) Within thirty (30) days of the Buyer’s delivery of the Adjustment Calculations, the Seller Representative may deliver a written notice to the Buyer of any disagreement with each item contained within the Adjustment Calculations, if any (an “Objection Statement”). For each disputed item, the Seller Representative shall include: (i) the basis for any disagreement, (ii) the nature and amount of such disagreement, and (iii) reasonable supporting documentation, information and calculations thereof for any disagreement. The Seller Representative shall be deemed to have agreed with all other items and amounts contained in the Adjustment Calculations that are not disputed in the Objection Statement. If the Seller Representative fails to properly deliver an Objection Statement, Sellers will be deemed conclusively to have agreed to the Adjustment Calculations, which shall be final and binding upon Sellers.

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(d) If the Seller Representative delivers an Objection Statement, Buyer and the Seller Representative (on behalf of Sellers) shall, during the fifteen (15) days following the Seller Representative’s delivery of the Objection Statement, use their commercially reasonable, good faith efforts to reach agreement on the disputed items and amounts in order to determine, as may be required, the Adjustment Calculations, which shall not be more favorable to Buyer than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 1.3(b) nor more favorable to Sellers than the amount thereof shown in the Objection Statement. If, during such period, the Seller Representative and the Buyer are unable to reach such agreement, they shall promptly thereafter cause BDO US LLP (or, if BDO US LLP declines to serve, such other independent accounting firm of national standing mutually agreed to by the parties) (the “Accounting Referee”) to review this Agreement and the disputed items and amounts for the purpose of calculating the Adjustment Calculations. There shall be no ex parte communications between any party and the Accounting Referee. In making such calculation, the Accounting Referee shall consider only those still unresolved items and amounts in Buyer’s calculation of Adjustment Calculations as to which the Sellers duly objected in accordance with Section 1.3(c) and the Accounting Referee shall not consider any settlement offers exchanged between the parties. The Accounting Referee’s calculation shall not be more favorable to the Buyer than the amount thereof shown in the Buyer’s calculation delivered pursuant to Section 1.3(b) nor more favorable to the Sellers than the amount thereof shown in the Objection Statement. The Accounting Referee shall agree that between the time the Sellers delivered the Objection Statement to the Buyer and the date thereof, the Buyer and the Sellers may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Accounting Referee’s engagement in the dispute. The Accounting Referee will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matters. The Accounting Referee shall deliver to the Seller Representative and the Buyer, as promptly as practicable (but in any case, no later than thirty (30) days from the date of engagement of the Accounting Referee or such longer period as the Accounting Referee may reasonably require), a report setting forth calculations of the disputed amounts, and its reasonable basis for each of its determinations. Absent manifest error, such report shall be final and binding upon the Sellers and the Buyer. The cost of such review and report shall be borne by the party whose determination of the Adjustment Calculations (as set forth in the statement submitted by the Buyer or in the Objection Statement), yielded the final Closing Payment farthest from that based upon the Adjustment Calculations determined by the Accounting Referee, or equally if the final Closing Payment based upon the determination of the Accounting Referee is equidistant between the determinations of the parties.

(e) Each party hereto shall, and shall cause their respective representatives to, use commercially reasonable efforts to cooperate and assist, to the extent reasonably requested by another party hereto, in the preparation of the Adjustment Calculations and in the conduct of the review referred to in this Section 1.3, including the making available to the extent reasonably necessary of books, records, work papers and appropriate personnel. If Buyer claims that Sellers have, or Sellers claims that Buyer has, as applicable, failed to comply with its obligation under this Section 1.3(e), it may refer such alleged non-compliance to the Accounting Referee. The Accounting Referee shall have the authority to determine if the respective party has complied with its obligations under this Section 1.3(e) and to order any non-compliant party to comply with its obligations under this Section 1.3(e). Each party shall comply with any such determination by such Accounting Referee.

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(f) The “Final Closing Amounts” shall be the Adjustment Calculations, as applicable: (1) as shown in Buyer’s calculation thereof, if the Seller Representative does not duly deliver an Objection Statement in accordance with Section 1.3(c); or (2) if the Seller Representative duly delivers an Objection Statement in accordance with Section 1.3(a): either (A) as agreed by the Sellers and Buyer pursuant to Section 1.3(d); or (B) as shown in the Accounting Referee’s calculation delivered pursuant to Section 1.3(d); provided, however, that in no event shall Final Closing Amounts be more favorable to Buyer than Buyer’s calculation of the Adjustment Calculations or more favorable to the Sellers than the Sellers’ calculation in the Objection Statement. After the Final Closing Amounts have been determined, the Closing Payment shall be adjusted, if necessary, so that Buyer, on the one hand, and the Sellers, on the other hand, receive or make payments to each other so that, after taking into account the prior adjustments to the Closing Payment in this Section 1.3, Buyer will have paid and the Sellers will have received the appropriate Closing Payment. In furtherance of the foregoing, the following provisions shall apply.

(i) If, upon determination of Final Net Working Capital, Buyer is required to pay an additional amount to the Sellers (such additional amount being the “PP Underpayment”): (i) the PP Holdback Amount shall be paid to the Sellers; and (ii) Buyer shall pay to the Sellers the PP Underpayment.

(ii) If, upon determination of Final Closing Amounts, the Sellers are required to pay an additional amount to Buyer (such additional amount being the “PP Overpayment”), then the amount of the PP Overpayment shall be retained by Buyer from the PP Holdback Amount and the remainder of the PP Holdback Amount, if any, shall be paid to Sellers. To the extent the PP Overpayment exceeds the PP Holdback Amount, the entire PP Holdback Amount shall be retained by Buyer and Sellers shall be jointly and severally responsible, and shall pay, to Buyer the amount of such excess.

(g) Any payment due to either the Sellers or the Buyer pursuant to Section 1.3(f) shall be made within ten (10) Business Days after the Final Closing Amounts have been determined, and shall be made by wire transfer by Buyer or the Sellers, as the case may be, of immediately available funds to the account of the receiving party as may be designated in writing by such party.

1.4 Reserved.

1.5 Adjustment Amount Payments. Any payment required by Section 1.3 shall be made by wire transfer of immediately available funds and shall be treated as a post-Closing increase or decrease, as applicable, to the Closing Cash Payment.

1.6 Tax Withholding. Prior to the Closing Date, Buyer and Seller Representative shall jointly estimate the amount, if any, of the payments at Closing that Buyer must deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (the “Withholding Amount”) pursuant to the Code, Treasury Regulations or other applicable Legal Requirements. The Withholding Amount, when paid to the appropriate Governmental Authorities, shall be treated for all purposes of this Agreement as having been paid to such Person as if the Company or Buyer, as the case may be, made such deduction and withholding.

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1.7 Tax Consequences.

(a) The Parties intend that, for United Stated federal income, and applicable state and local Tax purposes the sale and purchase of the Purchased Interests shall be treated (consistent with Revenue Ruling 99-6) as (i) the sale by each Seller of a partnership interest, subject to Sections 741 and 751 of the Code, and (ii) the purchase by Buyer of the assets of the Company from the Sellers pursuant to Section 1001 of the Code (the “Intended Tax Treatment”). 1The parties agree not to take any Tax position (whether in a Tax Return or otherwise) contrary to the Intended Tax Treatment. No election will be made by any Seller or the Company, as applicable (on IRS Form 8832 or otherwise) to classify the Company as an association taxable as a corporation.

(b) Within ninety (90) days of the Closing Date, Buyer shall provide Seller Representative with an allocation of the Purchase Price (plus any other amounts properly includible in the purchase price in accordance with the Intended Tax Treatment) to the assets of the Company for all purposes (including Tax and financial accounting), calculated in accordance with Schedule 1.7 (the “Purchase Price Allocation”). Buyer shall permit Seller Representative to review and comment on the Purchase Price Allocation and shall make such revisions requested by Seller Representative as are reasonably acceptable to Buyer and consistent with Schedule 1.7.2 In the event Seller Representative objects to the Purchase Price Allocation and provides Buyer with written notice of such objection and a reasonably detailed written explanation of the reasons for such objection within twenty (20) days of Seller Representative’s receipt of Purchase Price Allocation, the parties shall negotiate in good faith to resolve such disagreement. If no resolution is reached within twenty (20) days of Buyer’s receipt of the above-referenced written objection, the unresolved dispute shall be referred to the Special Accountants to be resolved in general accordance with the provisions of Section 1.4(b). Buyer, the Company, and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation (as finally determined in accordance with this Section 1.7).

1 Please note that, while the Closing Shares are equity of the Buyer, the receipt of the shares will be taxable unless Section 351 applies. Section 351 requires that holders of at least 80% of the stock of Buyer (determined immediately after this transaction) make capital contributions to Buyer in connection with this transaction (and the contributions must be more than nominal).

1 We included all of the Purchase Price because the allocation should be made for all consideration. Otherwise, it is not clear how the consideration received on contribution and post closing applies to the assets. Also, on an asset sale or deemed asset sale, the assumption of any liabilities (including any included in net working capital) has to be included in the purchase price for income tax. So we added the parenthetical to take this into account

2 We included all of the Purchase Price because the allocation should be made for all consideration. Otherwise, it is not clear how the consideration received on contribution and post closing applies to the assets. Also, on an asset sale or deemed asset sale, the assumption of any liabilities (including any included in net working capital) has to be included in the purchase price for income tax. So we added the parenthetical to take this into account.

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ARTICLE II
CLOSING

2.1 Closing. The closing of the Transactions (“Closing”) shall be held at 10:00 a.m. Eastern Time on a date and at a time to be mutually specified by Buyer and Seller Representative, which shall be the second Business Day after the satisfaction or waiver of the conditions set forth in Article IX. The Closing shall occur pursuant to an exchange of signed signature pages, documents and other items required hereunder by means of electronic transmission. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

2.2 Payments at the Closing. At the Closing, Buyer shall make (or cause one or more of its Affiliates to make) the following payments, in each case by wire transfer of immediately available funds to the account(s) designated to Buyer in writing by Seller Representative on behalf each Seller and each other payee prior to the Closing Date:

(a) to the holders of Closing Date Debt set forth in the Closing Estimates (which amount shall also contain the wire instructions for each such Person), the payoff amounts, as specified in each Payoff Letter, except for any Closing Date Debt that the Purchaser agrees may remain outstanding; provided that such amount of any Closing Date Debt so continued shall be deducted in determining the Closing Payment;

(b) to the holders of Closing Date Company Expenses set forth in the Closing Estimates (which such schedule shall also contain wire instructions for each such Person);

(c) an amount to each Seller of such Seller’s pro rata portion (the aggregate amount of all such payments, the “Closing Payment”), which shall be paid by wire transfer of immediately available funds into an account or accounts designed by the Seller Representative on the Closing Date of:

(i) the Closing Cash Payment; minus;

(ii) the PP Holdback; plus

(iii) the Closing Date Cash; minus

(iv) the Closing Date Debt; minus

(v) the Closing Date Company Expenses; plus

(vi) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital; minus;

(vii) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital.

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(d) Upon delivery of the payments by Buyer in accordance with this Section 2.2, Buyer’s obligations to pay the Closing Payment shall be deemed satisfied and discharged to the extent of such payment.

2.3 Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(a) a Membership Interest Assignment, in the form attached hereto as Exhibit A, duly executed by each Seller (collectively, the “Membership Interest Assignments”), for the transfer of the Purchased Interests on the books of the Company;

(b) constructive possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller Parties or any of their Affiliates pertaining to the Company (collectively, the “Records”), provided that the Seller Parties may retain (i) copies of any Tax Returns and copies of Records relating thereto, (ii) copies of any Records that the Seller Parties are reasonably likely to need for complying with Legal Requirements, and (iii) copies of any Records that in the reasonable opinion of the Seller Parties will be required in connection with the performance of Seller Parties’ obligations under Article VI;

(c) customary payoff letters from all holders of Closing Date Debt (which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, and other appropriate releases) (“Payoff Letters”) and evidence of release of all Liens;

(d) for the Company and each Seller, a certificate of the appropriate public official, dated not more than ten (10) Business Days prior to the Closing Date, to the effect that such Person is a validly existing limited liability company or corporation (as applicable) in good standing in the applicable State of formation and each other State where such Person is qualified to do business;

(e) for the Company and each Seller, a certificate from the Secretary of such Person attaching true, correct, and complete copies of (i) its certificate of formation (or comparable document) or certificate of incorporation (as applicable) as of the Closing Date, certified by the Secretary of State of the State of formation of such Person, (ii) its limited liability company agreement or bylaws (as applicable) of such Person as of the Closing Date, and (iii) resolutions authorizing the Transactions adopted by such Person’s (A) board of directors or manager(s) (as applicable), and (B) member(s) or shareholder(s) (as applicable), in each case as were amended, supplemented, or otherwise modified, renewed, or replaced prior to the Closing Date;

(f) certifications from each Seller in form and substance reasonably satisfactory to Buyer that no withholding is required under Sections 1445 or 1446 of the Code and the Treasury Regulations promulgated thereunder or a properly executed Form W-9;

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(g) the third party consents set forth on Schedule 3.4;

(h) the Seller Representative Closing Certificate;

(i) evidence reasonably satisfactory to Buyer and its counsel that the Sellers purchased an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage to provide directors, managers and officers of the Company prior to the Closing with coverage for a period of up to six (6) years after the Closing Date (the “D&O Tail”); and

(j) such other documents and instruments as may be reasonably required by Sellers to consummate the Transactions.

2.4 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(a) the payments required by Section 2.2(c);

(b) the Closing Shares pro rata to each Seller;

(c) payment of the Closing Date Company Expenses to the persons to which such amounts are due in accordance with the Closing Estimates;

(d) payment of the Closing Date Debt pursuant to the Payoff Letters (other than any Closing Date Debt that the Purchaser agrees will remain outstanding);

(e) a certificate of the appropriate public official, dated not more than ten (10) Business Days prior to the Closing Date, to the effect that Buyer is a validly existing corporation in good standing in the State of Delaware;

(f) the Promissory Notes to each Seller, each duly executed by Buyer;; provided, that the Promissory Notes shall carry an interest rate equal to the prime rate existing on the 1st of January of each year during the life of the note, and

(g) the Buyer Closing Certificate; and

(h) such other documents and instruments as may be reasonably required by Sellers to consummate the Transactions.

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2.5 Earn-Out.

(a) As additional consideration for the Purchased Interests, Sellers may be entitled to receive earn-out payments (the “Earn-Out Payments”) in the form of issued and outstanding equity interests in Buyer or its successor (“Buyer Shares”), up to an aggregate value of $15,000,000 (as used in this Agreement, the number of Buyer Shares issued to Seller is based upon the market price of said shares at time of issuance), in accordance with the following:

(i) For the calendar year ending December 31, 2023 (the “2023 Earn-Out Period”) (1) if Gross Revenues of the Company are greater than or equal to $47,200,000.00 (the “2023 Gross Revenue Target”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares, and (2) if the EBITDA of the Company is greater than or equal to $4,200,000.00 (the “2023 EBITDA Target”, and together with the 2023 Gross Revenue Target, the “2023 Targets”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares. Seller will be deemed to have met the 2023 Gross Revenue Target or the 2023 EBITDA Target if the final figures are at least ninety percent (90%) of the individual target. The highest Earn-Out Payment Sellers may achieve in 2023 is capped at $5,000,000.00 if both 2023 Targets are achieved.

(ii) For the calendar year ending December 31, 2024 (the “2024 Earn-Out Period”) (1) if Gross Revenues of the Company are greater than or equal to $57,700,000.00 (the “2024 Gross Revenue Target”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares, and (2) if the EBITDA of the Company is greater than or equal to $6,500,000.00 ( the “2024 EBITDA Target”, and together with the 2024 Gross Revenue Target, the “2024 Targets”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares. Seller will be deemed to have met a 2024 Target if the final figures are at least ninety percent (90%) of the individual Target. The highest Earn-Out Payment Seller may achieve in 2024 is capped at $5,000,000.00 if both 2024 Targets are achieved..

(iii) For the calendar year ending December 31, 2025 (the “2025 Earn-Out Period”) (1) if Gross Revenues of the Company are greater than or equal to $63,500,000.00 (the “2025 Gross Revenue Target”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares, and (2) if the EBITDA of the Company is greater than or equal to $7,500,000.00 (the “2025 EBITDA Target”, and together with the 2025 Gross Revenue Target, the “2025 Targets”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares. Seller will be deemed to have met a 2025 Target if the final figures are at least ninety percent (90%) of the individual 2025 Target. The highest Earn-Out Payment Seller may achieve in 2025 is capped at $5,000,000.00 if both 2025 Targets are achieved..

(b) For purposes of this Section 2.5:

(i) “Gross Revenue” means the Company’s gross sales, as determined under GAAP and PCAOB standards and as audited by the Company’s auditors.

(ii) “EBITDA” means net operating income of the Company for any applicable period, prior to the provision for (i) interest expense and interest income for such period, (ii) federal, state, local and foreign Taxes based on the income or profits of the Company for such period, and (iii) depreciation and amortization for such period; and

(iii) The value of each Buyer Share shall be equal to the 30-day average closing price of the Buyer Shares ending on each Earn-Out Date (as defined below).

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(c) On or prior to thirty (30) days following the 2023 Earn-Out Period, the 2024 Earn-Out Period and the 2025 Earn-Out Period (in each case, an “Earn-Out Date”), Buyer or its representative shall prepare and deliver to the Seller Representative a schedule setting forth in reasonable detail the Buyer’s good faith calculation of the applicable Earn-Out Period’s targets (the “Earn-Out Payment Schedule”), which schedule shall be prepared in a manner consistent with GAAP, the Sample Calculation and the definitions contained in this Agreement, and which shall exclude any costs, expenses, losses, revenues or income resulting from (i) any acquisitions of any other company, business, business line or material asset by Buyer or its Affiliates, if any, whether through merger, stock purchase, asset purchase, transfer or otherwise, (ii) the post-Closing operation of Buyer and its Affiliates other than the Company; and (iii) any capital expenditures of the Company.

(d) Within thirty (30) days after Buyer’s delivery of the Earn-Out Payment Schedule, the Seller Representative may deliver written notice to Buyer of any objections which the Seller Representative may have to the Earn-Out Payment Schedule (the “Earn-Out Payment Protest Notice”), specifying in reasonable detail any contested amounts and the basis therefor. The failure of the Seller Representative to deliver such Earn-Out Payment Protest Notice within such thirty (30)-day period will constitute the Seller Representative’s acceptance as final of the Earn-Out Payment Schedule as determined by Buyer. Any amounts not disputed in the Earn-Out Payment Protest Notice shall be deemed to be accepted by the Seller Representative as final. Upon receipt of, and until the resolution of any objections with respect to, the Earn-Out Payment Schedule, the Seller Representative and its accountants and other representatives will be given reasonable access to the relevant books, records, work papers, personnel and any other reasonable back up or supporting information of Buyer during reasonable business hours for the purpose of evaluating the Earn-Out Payment Schedule.

(e) Buyer and Seller Representative shall negotiate in good faith to resolve any disagreement with respect to the Earn-Out Payment Schedule for a period of fifteen (15) Business Days following Buyer’s receipt of the Earn-Out Payment Protest Notice. If Buyer and Seller Representative are unable to resolve any such disagreement within such period, then either Buyer or Seller Representative may submit only the issues and amounts in dispute to the Special Accountants in accordance, mutatis mutandis, with the provisions set forth in Section 1.3(d), with the undisputed portion of the Earnout-Payment being paid in the time and manner set forth in Section 2.4(g).

(f) In the event that Brian Norton is terminated or otherwise separated from managerial control of daily wholesale operations prior to the end of the 2025 Earnout Period, Buyer and Seller Representative shall work together in good faith to select an individual as a replacement.

(g) Buyer shall transfer the applicable Earn-Out Payment, if any, to Sellers thirty (30) days after the final determination of the applicable Earn-Out Payment Schedule pursuant to this Section 2.5 or, if such date is not a Business Day, such next Business Day; provided, that in furtherance of Buyer’s limited right of set off against the applicable Earn-Out Payment set forth in Article VII, the amount of any Earn-Out Payment transferrable hereunder, at the discretion of Buyer, may be reduced by any amount (i) finally determined to be payable by Sellers to Buyer pursuant to Article VII in respect of an Indemnity Claim, or (ii) subject to an Indemnity Claim made pursuant to and in accordance with Article VII that has not been finally determined as of such date. Additionally, any Earn-Out Payment shall also be subject to a lockup period for public market sales of Buyer Shares.

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2.6 Additional Bonus.

(a) As additional consideration for the purchase of the Purchased Interests, Sellers may be entitled to receive a bonus payment (the “Bonus Payments”), in accordance with the following:

(i) For the calendar year ending December 31, 2023, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2023 EBITDA Target as described in Section 2.5(a)(i)(2). The bonus shall be payable one-half in Buyer Shares and one-half in cash..

(ii) For the calendar year ending December 31, 2024, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2024 EBITDA Target as described in Section 2.5(a)(ii)(2). The bonus shall be payable one-half in Buyer Shares and one-half in cash..

(iii) For the calendar year ending December 31, 2025, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2025 EBITDA Target as described in Section 2.5(a)(iii)(2). The bonus shall be payable one-half in Buyer Shares and one-half in cash..

(b) Each Bonus Payment shall be calculated in accordance with the provisions set forth in Section 2.5(c)-(f). At the sole discretion of Buyer, Bonus Payment may be in cash or Buyer Shares.

2.7 No Obligation. In no event shall the Buyer or any of its Affiliates be required to take any action (or omit to take any action) or to expend any funds or incur any Liabilities or expenses in connection with increasing the likelihood of achieving the Earn-Out Payment or Bonus Payments or to otherwise protect, expedite or maximize the Earn-Out Payments or Bonus Payments. Without limiting the foregoing, the parties understand and acknowledge that control of all business decisions with respect to Buyer and its Affiliates (including, without limitation, sales and marketing, capital expenditures, pricing, employee hiring and retention, subcontracting authority, facilities management and acquisitions or dispositions of assets (and the timing thereof)), from and after the Closing shall be the ultimate right of the Buyer and its Affiliates, and that each of the Buyer and its Affiliates may operate their respective businesses in the manner it deems appropriate in its sole and absolute discretion, and that no such Person has any duty, covenant or obligation whatsoever (express or implied) to the Seller Representative, the Sellers or any of their respective Affiliates or Representatives, with respect to the foregoing. The Buyer makes no representation or warranty (express or implied) to the Seller Representative, the Sellers or any of their respective Affiliates or Representatives, in respect of the Earn-Out Payment or the Bonus Payments and expresses no opinion as to the value, if any, of the Earn-Out Payment or the Additional Bonus. In addition, nothing herein shall create a duty (fiduciary or otherwise) on the part of the Buyer or any of its Affiliates or any of their respective Representatives to the Seller Representative, the Sellers or any of their respective Affiliates or Representatives, with respect to the subject matter of Section 2.5 or Section 2.6. The Seller Representative and each of the Sellers on each such Person’s own behalf and on behalf of its respective Affiliates and Representatives, agrees and acknowledges that such Person shall not make or be entitled to make any claim against the Buyer or any of its Affiliates or Representatives in connection with the Earn-Out Payment or Bonus except a claim for breach of the obligation to pay any Earn-Out Payment or Bonus owed in accordance with the express terms of Section 2.5 or Section 2.6.

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2.8 Miscellaneous Matters.

(a) Prior to Closing, Company has submitted applications for the Employee Retention Credit (“ERC”) which applications are pending. The amount of the ERC received after the Closing shall be included for the benefit of the Sellers in the calculation of the Closing Net Working Capital for the determination of the Final Closing Amounts.

(b) Prior to Closing, Company has returned or expects to return certain expired or expiring products eligible for return to manufactures to such manufacturers. Buyer shall cause the full amount of any cash refund received by Company for returns submitted prior to the Closing Date and received subsequent to Closing to be considered for the benefit of the Sellers in the calculation of the Closing Net Working Capital for purposes of the determination of the Final Closing Amounts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLERS3

Sellers, jointly and severally, hereby represent and warrant to Buyer that (other than the representations and warranties that are as of a specified date, which speak only as of such date) as of the date hereof and as of the Closing Date, subject to such exceptions as are disclosed in writing in the disclosure schedules of the Company delivered to Buyer herewith and incorporated herein by this reference (collectively, the “Schedules”), each statement in this Article III is true, correct and complete:

3.1 Existence and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the limited liability company power to own, manage, lease and hold its Properties and to carry on its Business in the manner in which it is presently conducted and to own and use its assets in the manner in which its assets are currently owned and used. Except where the failure to be so qualified would not reasonably be material to the Company, the Company is duly qualified to do business as a foreign limited liability company and is in good standing in any jurisdiction where the nature of the Business requires such qualification, which jurisdiction(s) are listed on Schedule 3.1.

Note to Draft: Subject to ongoing due diligence.

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(b) Strategix is a limited liability company duly organized, validly existing and in good standing under the laws of State of Utah with all requisite power and authority to own its properties and conduct its business as currently conducted.

(c) Nomad is a limited liability company duly organized, validly existing and in good standing under the laws of State of Utah with all requisite power and authority to own its properties and conduct its business as currently conducted.

(d) Jouska is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own its properties and conduct its business as currently conducted.

3.2 Authority, Approval and Enforceability.

(a) This Agreement has been duly executed and delivered by the Company and each Seller, and the Company and each Seller has the power, authority and capacity to enter into, deliver, and perform each of its obligations under this Agreement, the Collateral Agreements and each of the agreements, certificates and documents required to be delivered by such Seller or the Company pursuant to the terms hereto or thereto.

(b) The execution and delivery of this Agreement and the Collateral Agreements to which the Company or any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of the Company and each Seller, and no other proceedings on the part of any Seller or the Company are necessary to authorize this Agreement or to consummate the Transactions.

(c) This Agreement and each Collateral Agreement to which the Company or each Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally, including the enforceability of creditors’ rights generally, and general equitable principles.

3.3 Capitalization and Company Records.

(a) The issued and outstanding equity interests of the Company consist solely of the Purchased Interests. Sixty percent (60%) of the Purchased Interests are owned beneficially and of record by Strategix, twenty percent (20%) of the Purchased Interests are owned beneficially and of record by Nomad and twenty percent (20%) of the Purchased Interests are owned beneficially and of record by Jouska, in each case, free and clear of any and all Liens, and no equity interests are held in the Company’s treasury. All of the Purchased Interests are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (x) any preemptive or other rights of any Person to acquire securities of the Company, (y) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder or any other Legal Requirement, or (z) the Company’s Organizational Documents. There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any equity interests of the Company. Upon delivery to Buyer at the Closing of the Unit Assignments, good and valid title to the Purchased Interests will pass to Buyer, free and clear of any and all Liens. There are no voting agreements, voting trusts, proxies, registration rights agreements, member agreements or other Contracts with respect to any of the Purchased Interests. The Company does not have any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, or exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company on any matter.

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(b) A copy of Company’s Organizational Documents has been provided to Buyer, and each such copy is accurate and complete and reflects all amendments made through the Closing Date. The Company’s minute books made available to Buyer for review, if any, were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all manager and member actions taken by written consent or at a meeting since the Company’s inception. All actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect in all material respects all of the Company’s transactions, properties, assets and liabilities.

(c) The Company does not own, directly or indirectly, any outstanding securities of or other equity-like interests in any other corporation, limited liability company, partnership, joint venture or other Person.

3.4 No Seller Defaults or Consents. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the Collateral Agreements by each Seller and the performance by each Seller of each Seller’s obligations hereunder and thereunder will not violate any applicable Legal Requirements or any judgment, award or decree or any indenture, any Contract or other instrument to which any Seller is a party, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, Contract or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the Parties to consummate the Transactions.

3.5 No Company or Other Defaults or Consents. Except as otherwise set forth in Schedule 3.5, the execution and delivery of this Agreement, any Collateral Agreement or the carrying out of any of the Transactions will not:

(a) violate or conflict with any of the terms, conditions or provisions of the Organizational Documents or similar organizational document of the Company;

(b) violate any Legal Requirements applicable to the Company;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company or its properties or assets;

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(d) result in the termination, denial or impairment of any Contract, or require the payment of any fees, taxes or assessments, pursuant to any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses, or (ii) based upon some other status of business ownership;

(e) result in the creation of any Lien on any Properties of the Company; or

(f) require any Seller or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

3.6 No Proceedings. Except as set forth on Schedule 3.6, no suit, action, or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain any Seller or the Company or prohibit the Company’s or any Seller’s entry into this Agreement or prohibit the Closing, or seeking Damages against the Company or any Seller or any of its Properties as a result of the consummation of this Agreement.

3.7 Employee Benefit Matters.

(a) For purposes of this Section 3.7, the term “Company” shall include any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or Section 414(b), (c), (m) or (o) of the Code (each such trade or business, an “ERISA Affiliate”).

(b) Schedule 3.7(b) provides a list of each of the following, if any, which is currently sponsored, maintained or contributed to by the Company for the benefit of the current or former employees, directors, managers and/or independent contractors of the Company, with respect to which the Company has or may have any actual or contingent liability: each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) and any other plan, contract, arrangement, agreement (including collective bargaining agreements, employment agreements, and consulting agreements), fund, practice, employee manual, policy, or other written statement providing bonuses, profit sharing benefits, retirement benefits, deferred compensation, bonus or incentive compensation, deferred compensation, equity-based compensation, phantom equity rights, fringe benefits (including vacation and paid time off programs), severance payments, change in control payments, post-retirement benefits, health and welfare benefits, or other employee benefit plans including any compensation arrangement with any Seller or any Seller’s Affiliates, whether relating to the Transactions or otherwise (each, a “Plan” and, collectively, the “Plans”).

(c) Copies of each of the Plans and benefit programs or agreements (or for any unwritten Plans and benefit programs or Agreements, a summary of material terms), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been furnished to Buyer. There has also been furnished to Buyer, to the extent applicable with respect to each Plan, the following: (i) copies of the most recent IRS determination or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; (iii) copies of the three most recent Forms 5500 annual report and accompanying schedules, the most recent actuarial report and the non-discrimination testing results for the three (3) most recent plan years; and (iv) with respect to any SIMPLE IRA, the IRS Form 5304 prototype or individual designed plan document and the annual participant notices for the preceding three (3) years.

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(d) Except as otherwise set forth in Schedule 3.7(d), the Company does not have, nor has the Company ever had, any ERISA Affiliates.

(e) The Company does not contribute to or have an obligation to contribute to, and the Company has not at any time contributed to or had an obligation to contribute to, and the Company does not have any actual or contingent liability under (i) a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), (ii) a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, (iii) a Plan subject to Section 412 of the Code or Title IV of ERISA, (iv) a welfare plan that is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) any Plan in which any equity security of the Company is or was held as a plan asset, or (vi) a self-insured group health plan. No Plan or Benefit Program or Agreement is subject to the laws of any country other than the United States.

(f) Each Plan has been maintained, funded, and administered in all material respects in compliance with its terms and all applicable Legal Requirements, including ERISA and the Code.

(g) The Company has performed in all material respects all obligations, whether arising under Legal Requirements or Contract, required to be performed by it as of the Closing Date in connection with the Plans , including the notice and continuation coverage requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA. To the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans . Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Plan. Each Person providing services to the Company who is considered to be self-employed for purposes of the Code has, at all times, with respect to the Plans, paid welfare plan premiums solely on an after-tax basis and has not, and does not, participate in any Plan that is a flexible spending account or dependent care account plan.

(h) Each Plan intended to qualify under Section 401(a) of the Code is subject to a favorable determination or opinion letter from the IRS that such Plan is so qualified and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such Plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of any such Plan within the meaning of Code Section 411(d)(3) and the present value of all liabilities under any such Plan will not exceed the current fair market value of the assets of such Plan (determined using the actuarial assumption used for the most recent actuarial valuation for such Plan if applicable).

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(i) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or benefit programs or Agreements or their assets.

(j) All premiums, contributions or other payments or accruals required to be made with respect to the Plans pursuant to their terms and provisions and applicable Legal Requirements as of the Closing Date have been made timely.

(k) The Company has complied in all material respects with the Patient Protection and Affordable Care Act (“PPACA”). The Company has not modified the employment or service terms of any employee or service provider for the purposes of excluding such employee or service provider from full-time employment status for purposes of the PPACA.

(l) To the Knowledge of the Company, no party in interest (as defined in ERISA) or disqualified person (as defined in the Code) with respect to any Plan has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Plan, such person, the Company or any director, manager, employee, or independent contractor thereof to a tax or penalty pursuant to Section 4975 of the Code or Section 502(i) of ERISA.

(m) There is no matter pending with respect to any of the Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(n) The Company is not obligated under any Plan , or otherwise to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state applicable law.

(o) The Company has documented, operated, and administered each “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) at all times in compliance with Section 409A of the Code. No such Plan has been terminated within the previous three (3) years. The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former director, manager, employee, or independent contractor for any tax incurred by such individual, including under Sections 409A, 280G, or 4999 of the Code, or any interest or penalty related thereto.

(p) Except as otherwise set forth in Schedule 3.7(p), neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions will: (i) entitle any current or former officer, director, manager, employee, or independent contractor of the Company to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such individual.

(q) The Transactions will not be the direct or indirect cause of any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code.

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(r) Except as otherwise set forth in Schedule 3.7(r), the Company is not a party to any Contract, and has not established any policy or practice, requiring the Company to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the Transactions.

(s) Set forth in Schedule 3.7(s) is a list of all sale or change in control bonus and phantom equity agreements, plans, programs or arrangements between the Company and any of its employees or representatives, along with the amount of the total cash payment that may be made to each such employee and representative pursuant to any such agreement, plan, program or arrangement.

3.8 Financial Statements; No Undisclosed Liabilities; Accounts Receivable; Accounts Payable.

(a) Attached hereto as Schedule 3.8(a) are accurate and complete copies of (i) the audited balance sheet of the Company with respect to the Company and its Business as of and for the years ended December 31, 2020, and 2021 and the related audited statements of income and retained earnings, members’ equity and cash flows, and the notes thereto; (ii) the unaudited balance sheet of the Company with respect to the Company and its Business as of and for the years ended December 31, 2022 (the “Balance Sheet Date”) and the related unaudited statements of income and retained earnings, members’ equity and cash flows (the “Interim Financials”); and (iii) pro-forma unaudited financial statements of the Business as of and for the years ended December 31, 2020, and 2021 and the related unaudited statements of income and retained earnings, members’ equity and cash flows (together with (i) and (ii), collectively, the “Company Financial Statements”). All of such Company Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company for the dates or periods indicated thereon in accordance with GAAP applied on a consistent basis (including with respect to accruals) throughout the periods indicated, except as disclosed therein and except, in the case of the Interim Financials, for (i) normal year-end adjustments, none of which adjustments are or are expected to be material, and (ii) the omission of footnote disclosures required by GAAP. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect in all material respects all of the Company’s transactions, Properties and liabilities.

(b) Except for (i) the liabilities reflected on the Company’s balance sheet as of the Balance Sheet Date included with the Company Financial Statements, (ii) trade payables and accrued expenses incurred since the Balance Sheet Date in the ordinary course of business, (iii) liabilities incurred in connection with this Agreement, and (iv) the liabilities set forth on Schedule 3.8(b), the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP) (collectively, “Liabilities”).

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(c) Since January 1, 2018, there have not been any significant deficiencies in the financial reporting of the Company which are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting. The books and records of the Company fully and fairly reflect in all material respects all transactions, properties, assets and liabilities of the Company. The books and records of the Company fully and fairly reflect in all material respects all transactions, properties, assets and liabilities of the Company. There are no extraordinary or material non-recurring items of income or expense during the periods covered by the Company Financial Statements, and the balance sheets included in the Company Financial Statements do not reflect any write-up, write-down or revaluation increasing or decreasing the book value of the assets, except as specifically disclosed in the notes thereto.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and historical practices and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Neither the Company nor (to the Knowledge of the Company) any of the Company’s independent registered public accounting firms has identified or been made aware of (i) any fraud, whether or not material, that involves the Company’s management or other employees or other Persons who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding the foregoing.

(e) Except as set forth on Schedule 3.8(e), the accounts receivable reflected on the balance sheet as of the Balance Sheet Date included in the Company Financial Statements and all of the Company’s accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business, and the products and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further services are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect such amounts receivable in full. Except as set forth on Schedule 3.8(e), all of the notes and accounts receivable of the Company reflected on the Balance Sheet are, and all notes and accounts receivable of the Company as of the Closing Date are, good and valid receivables (subject to no counterclaims or offset) arising in the ordinary course of business and (net of the allowance for doubtful accounts recorded on the applicable balance sheet) are collectible (net of reserves shown on the Balance Sheet). As of the Closing Date, no Person has any Lien on any accounts receivable of the Company or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or adjustment has been made with respect to any such receivables. No such account has been assigned or pledge to any Person, and, except only to the extent fully reserved against as set forth in the balance sheet as of the Balance Sheet Date included in the Company Financial Statements, and no defense or set off to any such account has been asserted by the account obligor or exists.

(f) The accounts and notes payable of the Company (i) are in each case not overdue nor have been outstanding for more than forty-five (45) days, except as set forth on Schedule 3.8(f) in the case of accounts and notes payable which, by their terms may have been outstanding for up to sixty (60) days, (ii) represent obligations of the Company for products or services actually received, (iii) are not the subject of any Legal Proceeding (whether pending or threatened) and (iv) have arisen only from bona fide purchases in the ordinary course of business and are payable on ordinary trade terms. Schedule 3.8(f) sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of payables of the Company.

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3.9 Absence of Certain Changes.

(a) Since January 1, 2023 (the “Reference Date”), there has not been (i) any event, circumstance or change that had or could have a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) that had or could have a Material Adverse Effect or (iii) any adverse change in the Company’s sales patterns, pricing policies (to customers or vendors), accounts receivable, accounts payable, prospects or backlog that is or will be material to the Company.

(b) Except as otherwise set forth in Schedule 3.9(b), since the Reference Date, the Company has not done any of the following:

(i) merged into or with or consolidated with, or acquired the business or assets of, any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv) made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or took any other similar action related to Taxes;

(v) entered into, amended (whether written or oral), or terminated (whether written or oral) any Material Contract;

(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (A) in the ordinary course of business, or (B) pursuant to any Contract specified in Schedule 3.13(a);

(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any Contract to make, any expenditures in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) over any twelve (12)-month period (other than those arising in the ordinary course of business or those required pursuant to any Contract specified in Schedule 3.13(a));

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(ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods (including with respect to accruals) or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP (including with respect to accruals);

(x) adopted, amended or terminated any Plan or Benefit Program or Agreement; granted any increase in, accelerated the vesting of, or made any change to, the compensation or benefits payable or to become payable to directors, managers, employees, or independent contractors (including any such increase or change pursuant to any bonus, commission, profit-sharing or other plan or commitment); hired or engaged any employees or independent contractors earning annual compensation in excess of $75,000 to provide services for the Company, or terminated any employee or encouraged any employee to resign from the Company;

(xi) suffered any extraordinary losses or waived any rights of material value;

(xii) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

(xiii) (A) provided discounts on pricing or receivables other than in the ordinary course, (B) accelerated or delayed the collection of any notes or accounts receivable in the advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices, (C) delayed or accelerated the payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices, (D) changed in any material respect the Company’s practices in connection with the marketing, performance or pricing of its offered services, the payment of payables and/or the collection of receivables, or (E) taken any other action to artificially alter the Company’s working capital, or committed to do any of the foregoing;

(xiv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities or committed to do any of the foregoing;

(xv) amended its Organizational Documents or committed to do any of the foregoing;

(xvi) issued any equity or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its equity or other securities or committed to do any of the foregoing; or

(xvii) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business; or

(xviii) committed to do any of the foregoing.

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3.10 Compliance with Laws.

(a) The Company is and has been in compliance in all respects with any and all Legal Requirements applicable to it. Without limiting the generality of the foregoing, (i) the Company has not received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that it is not currently in compliance with all such Legal Requirements, (ii) the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to it, (iii) no formal or informal investigation or review related to the Company is being (or since January 1, 2016 has been) conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending, or threatened against the Company, and (iv) the Company and, to the Knowledge of the Company, any Person acting on its behalf, is in compliance in all material respects with all Healthcare Laws applicable to it, its products and its properties or other assets or its business or operation.

(b) The Company and each other Person involved in the marketing, sale or delivery of any of the Company’s services (collectively, the “Other Parties”) have obtained all approvals, registrations and authorizations from, and have made all appropriate applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, all applicable requirements of all applicable Governmental Authorities necessary for operation of their past and present business activities relating to the Company services in compliance with all applicable Legal Requirements. All required approvals, registrations and authorizations are in full force and effect and the Company has not received notice during the past six (6) years of any violation of any such approval, registration or authorization.

(c) None of the Company, nor any individual with an “ownership or control interest” (as defined at 42 C.F.R. § 1001.2) in the Company including its shareholders or members with an ownership interest of five percent (5%) or more in Company or holders of any mortgage, deed of trust, note or other obligation secured by Company with an interest equal to or exceeding five percent (5%) of the total property and assets of Company, officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.2): (i) has been charged with or convicted of any criminal offense relating to the delivery of any item or service under any Healthcare Law, including under 42 U.S.C. Sections 1320a-7(a), 1320a-7(b)(1), (2), or (3); (ii) has had civil money penalties or assessments imposed under 42 U.S.C. Section 1320a-7a; (iii) has been excluded or suspended from participation in Medicare or any other governmental healthcare program; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the Knowledge of the Company, is the target or subject of any current or potential proceeding relating to any Healthcare Law related offense.

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(d) To the Knowledge of the Company, no Person has filed or has threatened to file against the Company a claim, action, suit, investigation, legal inquiry or proceeding under any federal or state whistleblower statute, including the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e) Except as set forth on Schedule 3.10(e), the Company has not received audits, subpoenas, requests for documents, civil investigative demands, surveys, pre- or post-payment reviews or reports issued by any Governmental Authority or any third party, or any appeals, letters, or other documents in response to such audits, surveys, investigations, or reviews, in each case, except for any of the foregoing that relate to non-material billing errors or discrepancies occurring in the ordinary course of business. Except (i) as set forth on Schedule 3.10(e), or (ii) for non-material billing errors or discrepancies occurring in the ordinary course of business, the Company has paid or made provision to pay any overpayment received from any payor, governmental or commercial, and any similar obligation with respect to other reimbursement programs in which the Company participates (each of which is reflected in the Company Financial Statements), and the Company has not received reimbursement in excess of the amounts provided by applicable Legal Requirements that has not been repaid to the applicable payor.

(f) Neither the Company nor, to the Company’s Knowledge, any of its officers, directors, managers, Affiliates, employees or agents, is a party to any Contract with any physician, health care facility, hospital, nursing facility, home health agency or other person, other than Contracts that are in material compliance with all applicable Healthcare Laws.

(g) All Company services and products comply with all relevant standards and requirements with regard to prescription-related software including Section 101 of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA), National Council for Prescription Drug Programs SCRIPT Standards, X12N standards and Telecommunication Standard Specifications and related rules, guidance and regulations (together, “e-Rx Standards”). All relevant Company products are Certified Health IT pursuant to the Office of the National Coordinator for Health Information Technology Health IT Certification program (“ONC Program”) and have maintained such certification since the earlier of offering each such product or commencement of the ONC Program in 2010. Schedule 3.10(g) sets forth a description of each product offered by Company, a brief description of its functionality, a description of whether it is subject to e-Rx Standards, and whether it is eligible for the ONC Program and, if so, the date and certifying agency or entity of the ONC Program for each such product.

(h) Neither the Company nor, to the Knowledge of Company, any of its directors, officers, members, managers, agents, employees or any other Person acting for or on behalf of the Company, has directly or indirectly: (i) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or payment of any other consideration to any Person, private or public, regardless of form, whether in money, property or services: (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment for business secured; (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company; (D) to obtain, or in return for obtaining, a referral of business; or (E) in violation of any Law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records.

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(i) The Company: (i) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or a Deferred Prosecution Agreement with the United States Department of Justice, (ii) does not have a reporting obligation pursuant to any settlement agreement entered into with any Governmental Authority, (iii) to its Knowledge has not been a defendant in any qui tam/False Claims Act (31 U.S.C. §3729 et. seq) litigation, (iv) has not been served with or received any search warrant, subpoena, civil investigative demand or investigative contact letter by or from any Governmental Authority, and (v) to Company’s Knowledge, has not committed any offense, taken any action, or omitted to take any action, which may be the basis for any of (i) through (iii) above. Neither the Company nor any of its directors, officers, agents or employees, is a party to any contract (including any joint venture or consulting contract) with any healthcare facility, hospital, nursing facility, home health agency or other Person to which the Company is in a position to make or influence referrals or otherwise generate business for, to provide services, lease space, lease equipment or engage in any other venture or activity. The Company is not, and for the past six (6) years has not been, in violation of any Healthcare Laws.

(j) The Company does not and has not billed any third-party payor for reimbursement of fees under any program of health care benefits and has not provided any clinical services. All fees charged to individuals, customers or third parties including, without limitation, fees charged for document production and copying, comply with all Legal Requirements including, without limitation, any limitations under state law and Healthcare Laws including HIPAA.

3.11 Litigation.

(a) Except as set forth on Schedule 3.11, there are no claims (other than routine claims for benefits), actions, suits, investigations, inquiries or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, to the Knowledge of the Company, there is no reasonable basis for any such claim, action, suit, investigation, inquiry or proceeding, and since January 1, 2018, there has not been any action, suit, investigation, claim or proceeding that was pending, settled or adjudicated with respect to the Company.

(b) There are no claims, actions, suits, investigations, inquiries or proceedings against any Seller pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator. To the Knowledge of the Company, there is no reasonable basis for any such claim, action, suit, investigation, inquiry or proceeding, and since January 1, 2018, there has not been any action, suit, investigation, claim or proceeding that was pending, settled or adjudicated with respect to any Seller.

3.12 Real Property.

(a) The Company does not own (and has never owned) any real property or any ownership interest therein.

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(b) Schedule 3.12(b) sets forth a list of all leases, licenses or similar agreements to which the Company is a party that are for the use or occupancy of real estate (“Leases”) (accurate and complete copies of which have previously been furnished to Buyer, together with all related documents, including non-disturbance agreements, underlying ground leases, title insurance policies, surveys, lease amendments or modifications, notices of renewal or non-renewal, expansion options and purchase options) (the parcels of real property related to the Leases identified on Schedule 3.12(b) are referred to herein collectively as the “Leased Premises”). The Leases are in full force and effect, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any Lease. The Company has a valid leasehold interest in each of its Leased Premises, free and clear of any and all Liens.

(c) The buildings and structures that are part of the Leased Premises are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current business activities as conducted thereon and have no material defects in the improvements on any of the Leased Premises, the structural elements thereof, the mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing such Leased Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement, and are structurally sound. All of the Leased Premises (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated future transportation requirements of the business conducted at such Leased Premises; and (ii) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current business activities conducted at such Leased Premises, and, to the Knowledge of the Company, there is no condition which could be reasonably expected to result in the termination of any such utilities or other services. Neither the Company nor any of its Affiliates has received notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (y) any special assessment or pending improvement liens to be made by any Governmental Authority which could affect any of the Leased Premises, or (z) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to any of the Leased Premises.

(d) Except for the Leases, the Company has not entered into any lease, sublease, license, occupancy agreement, option, right, concession or other Contract with respect to any facilities or real property. None of the Leased Premises is subject to any commitment or other arrangement for its sale or use by the Company, any Affiliate of the Company or any other Person that would materially interfere with the use thereof in the conduct of the Business. The Company does not use or permit any of its Properties to be held at any real property other than the Leased Premises.

3.13 Material Contracts.

(a) Except as otherwise set forth in Schedule 3.13(a), the Company is not a party to or bound by any of the following, whether written or oral (each, a “Material Contract”):

(i) any Contract with a customer or supplier listed or required to be listed in Schedule 3.18;

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(ii) any Contract that provides any customer with discounted pricing on any product or service or the potential right to any such discounts in the future other than as consistent with past practices;

(iii) any Contract for capital expenditures by the Company in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate;

(iv) any lease or license which has an aggregate value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) with respect to any Properties, real or personal, whether as lessor, lessee, licensor or licensee;

(v) any Contract relating to Intellectual Property;

(vi) any Contract providing for indemnification, “earn-out” or other contingent payment obligations (other than any written agreements with customers and suppliers of the Company entered into in the ordinary course of business that are responsive to this clause (vi) solely as a result of containing customary indemnification provisions in favor of such customers and suppliers);

(vii) any Contract relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties, including any contract relating to Debt;

(viii) any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract;

(ix) any profit sharing, capital commitment, joint development, ownership or operation, strategic alliance, shareholder, partnership, joint venture, limited liability company operating or similar Contract;

(x) any Contract with any Affiliate of the Company relating to the provision of funds, real property, goods or services by or to the Company;

(xi) any Contract for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00);

(xii) any employment, bonus or similar Contract, or consulting Contract with any officer, employee or independent contractor of the Company pursuant to which the Company has or is reasonably expected to have future liability in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) per annum (in each case other than “at-will” contracts that can be terminated at any time without penalty or liability to the Company);

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(xiii) any Contract that purports to (A) limit or restrict the Company’s freedom to compete freely in any activity, market, line of business or in any geographic area or the internet or solicit, offer employment to or hire any Person, (B) limit the ability of the Company from incurring indebtedness or to create Liens, (C) requiring the Company to purchase a minimum amount, or applicable percentage, of products or services (or pay any amount for failure to purchase any specific quantities) or contains “take or pay” provisions, or (D) providing for exclusive dealings, “most favored nation” status or other similar requirement in favor of any Person;

(xiv) any settlement Contract with any Governmental Authority or third party or which contains aggregate unsatisfied payment and other obligations of the Company in excess of Ten Thousand and No/100 Dollars ($10,000.00);

(xv) any Contract with any labor union/guild or any collective bargaining agreement or similar agreement;

(xvi) any broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising Contract;

(xvii) any preferential purchase right, right of first refusal or similar Contract;

(xviii) Contracts granting a power of attorney;

(xix) Contracts with any Governmental Authority; and

(xx) Contracts that are otherwise material to the business, operations or financial condition of the Company and is outside the Company’s ordinary course of business.

(b) The Company has provided Buyer a copy of each Material Contract that is true, complete and correct in all respects. The Company is not in default under any Material Contract. All of the Material Contracts are valid, binding and in full force and effect. Except as otherwise set forth in Schedule 3.13(b), (i) the Company has not been notified or advised by any party to a Material Contract of such party’s (A) intention or desire to terminate or modify any such Contract in any respect or (B) breach, violate or default under such Contract. To the Knowledge of the Company, no circumstance exists that, with notice or lapse of time or both (including the transactions contemplated hereby), would constitute a default by any party to a Material Contract.

(c) The Company is not a party to or bound by any Contract the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

3.14 Insurance. Schedule 3.14 sets forth a complete and correct list of all insurance policies (including fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company or any of its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth in Schedule 3.14. To the Knowledge of the Company, such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or that any insurance required to be listed in Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. The Company does not have any claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. Since January 1, 2016, all notices required to have been given by the Company or any Seller to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

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3.15 Intellectual Property.

(a) “Intellectual Property” means all of the following intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Legal Requirements of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including any Seller Party (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other proprietary indicia of goods and services worldwide, whether registered, unregistered or arising by law, and all registrations and applications for registration of such trademarks worldwide, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications together with the goodwill associated with all of the foregoing (“Trademark”);

(ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority (“Domain Name”);

(iii) original works of authorship in any medium of expression, whether or not published or registered, including all rights of copyright (whether registered, unregistered or arising by Legal Requirement), all copyright registrations and applications, and all issuances, extensions and renewals of such registrations and applications thereof (“Copyright”);

(iv) original works of software authorship in any medium of expression, whether or not published or registered, including source code, object code, and executable code (“Software”);

(v) Trade Secrets and other confidential information, formulae, designs, devices and hardware and software specifications and configurations, technology, manufacturing methods, know-how, research and development data, information, and materials of any kind; technical management information; business information, including project, financial, accounting and personnel information; business studies; strategies; plans; procedures; forecasts; and sales and marketing plans and data; and

(vi) Patentable inventions (whether or not reduced to practice) and all improvements thereto; and all issued patents, patent applications and patent disclosures worldwide, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (“Patent”).

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(b) Schedule 3.15(b) lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including Trademark registrations and applications worldwide, Domain Names and Copyright registrations and applications worldwide, Patent registrations and applications for any of the foregoing worldwide; or (ii) used in or necessary for or material to the Company’s current business or operations, including Software. All filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and no such fees or filings are due within 180 days of the Closing Date. All Intellectual Property Registrations, other than for Intellectual Property Registrations which the Company has voluntarily abandoned or permitted to expire, are valid and subsisting and in full force and effect. The Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, legal opinion letters, correspondence and other materials related to all Intellectual Property Registrations.

(c) The Company owns exclusively all right, title and interest in and to the Company Intellectual Property, free and clear of any and all Liens. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements (including invention disclosures and assignments) with every current and former employee of the Company, and with every current and former independent contractor and consultant who provided services or otherwise created any type of work product in the course of providing services to the Company, or at the request or on behalf of the Company, or pursuant to an agreement with the Company, whereby such employees, independent contractors and consultants have assigned to the Company all right, title and interest in and to all Intellectual Property rights they may have in any such work product. The Company has provided Buyer with true and complete copies of all such agreements. The Company is in compliance with all applicable Legal Requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof. The Company has recorded all assignments related to Company Intellectual Property including Patents, Trademarks and Copyrights with the U.S. Patent and Trademark Office and the United States Copyright Office and has provided Buyer with correct and complete copies of all such assignments.

(d) With respect to all Company Intellectual Property:

(i) no royalties, honorariums or fees are payable by the Company to any Person by reason of the Company’s ownership or use of any of the Company Intellectual Property;

(ii) there have been no claims made against the Company or against the Company Intellectual Property asserting the invalidity, abuse, misuse or unenforceability of any of the Company Intellectual Property;

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(iii) the Company has not made any claim of any violation, misappropriation or infringement by others of any of its Company Intellectual Property or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist;

(iv) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Company Intellectual Property, and neither the Company’s use of the Company Intellectual Property nor the operation of the Company’s business is infringing, has infringed upon, is violating, has violated or misappropriated any intellectual property rights of any Person;

(v) the Company Intellectual Property and Licensed Intellectual Property, collectively, are sufficient and include all Intellectual Property rights necessary for the Company to conduct its business as presently being conducted;

(vi) no interest in any of the Company Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to any Person other than Buyer pursuant to this Agreement;

(vii) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, managers, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Company Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Company Intellectual Property;

(viii) to the extent any of the Company Intellectual Property constitutes proprietary or confidential information, the Company has and does use commercially reasonable efforts to safeguard such information and prevent its disclosure; and

(ix) all Company Intellectual Property will remain in full force and effect following the Closing without alteration or impairment.

(e) Schedule 3.15(e) lists all Licensed Intellectual Property, including Software, that is used in or necessary for or material to the Company’s current business or operations, other than software licensed pursuant to off-the-shelf, click-through or shrink-wrap licenses, or software licensed for a one-time or annual fee of less than $5,000. The Company has provided Buyer with true and complete copies of all such agreements. The Company and, to the Knowledge of the Company, the counterparties to such agreements are in material compliance with the terms and conditions of such agreements.

(f) Except as set forth on Schedule 3.15(f), with respect to all Licensed Intellectual Property:

(i) the Company is in compliance in all respects with each agreement granting to the Company the right or license to use the Licensed Intellectual Property;

(ii) no royalties, honorariums or fees are payable by the Company to any Person by reason of the Company’s ownership or use of any of the Licensed Intellectual Property;

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(iii) there have been no claims made against the Company or against the Licensed Intellectual Property asserting the invalidity, abuse, misuse or unenforceability of any of the Licensed Intellectual Property;

(iv) the Company or the licensor of any Licensed Intellectual Property has not made any claim of any violation, misappropriation or infringement by others of any of the Licensed Intellectual Property or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist;

(v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Licensed Intellectual Property, and neither the Company’s use of the Licensed Intellectual Property nor the operation of the Company’s business is infringing or has infringed upon any intellectual property rights of others;

(vi) the Licensed Intellectual Property is sufficient and, together with the Company Intellectual Property, includes all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted;

(vii) no interest in any of the Licensed Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to any Person other than Buyer pursuant to this Agreement;

(viii) to the extent any of the Licensed Intellectual Property constitutes proprietary or confidential information, the Company has used and does use commercially reasonable efforts to safeguard such information and prevent its disclosure; and

(ix) none of the Licensed Intellectual Property is subject to termination or cancellation at or following the Closing as a result of the Transactions.

(g) The Company has implemented commercially reasonable policies, procedures and adequate safeguards to protect and maintain its Trade Secrets, confidential information and all information and data of customers in possession of the Company. Except as set forth on Schedule 3.15(g), each employee of the Company has executed the Company’s form of confidentiality and non-disclosure Contract, and each Contract with the Company’s independent contractors and consultants contains appropriate confidentiality and non-disclosure provisions.

(h) Schedule 3.15(h) contains a complete and accurate list of all Software utilized in the business of Company under which Company is a licensee, lessee, or otherwise has obtained the right to use such software other than licenses for Software that is readily available through an off-the-shelf, click-through or shrink-wrap license. All license agreements relating to such licensed Software are listed on Schedule 3.15(e), and correct and complete copies of such license agreements have been made available to Buyer. Company has not received written notice of any breach or default by Company with respect to such licensed Software, and to the Knowledge of the Company, there is no breach or default by Company with respect to such licensed Software.

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(i) Schedule 3.15(i) lists all Software or other material that is or contains “freeware,” “free software,” “open source software” or is distributed under a similar licensing or distribution model (including the GNU General Public License or any “Lesser” version thereof) that (i) the Company licenses to a third party; (ii) the Company uses in connection with any Company products or services; (iii) the Company provides on a software-as-a-service or similar basis; or (iv) is otherwise incorporated into, combined with, or distributed in conjunction with any Company products or services (collectively, “Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software with or in Software owned by Company complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Company Intellectual Property in source code form, to license any such Company Intellectual Property for the purpose of making derivative works, or to distribute any such Company Intellectual Property without charge.

(j) The Company uses commercially reasonable measures designed to ensure that all Software owned by Company is free from material defects that would prevent the same from performing in accordance with its specifications and advertised features and is free of all “viruses,” “worms,” “trojan horses,” “time bombs,” “back doors,” and other infections or harmful routines designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software, or any other associated software, firmware, hardware, computer system or network (collectively, “Contaminants”). Company exercises commercially reasonable measures to protect and maintain the Company Intellectual Property and the confidentiality, security and operation of their Software, websites, systems and networks (and the data and transactions transmitted thereby).

(k) The Company has technology systems sufficient for the Company to operate its business as currently conducted and as reasonable contemplated to be conducted. The Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company are free from Contaminants. The Company has appropriate disaster recovery plans, procedures and facilities for the operation of its business as currently conducted and as reasonably contemplated to be conducted, and has taken all reasonable steps consistent with (or exceeding) industry standards to safeguard the information technology systems utilized in the operation of the business of the Company as it is currently conducted or reasonably contemplated to be conducted.

3.16 Equipment and Other Tangible Property. The Company’s equipment, furniture, machinery, vehicles, fixtures and other tangible property included in its Properties (“Tangible Company Properties”) is suitable for the purposes for which they are intended and in good operating condition and repair, ordinary wear and tear excepted. The Tangible Company Properties include all assets, rights and interests reasonably required for the continued conduct of the Company.

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3.17 Permits; Environmental Matters.

(a) The Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted. All such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted. Without limiting the foregoing, no violations have occurred that remain uncured, unwaived or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations.

(b) The Company has not, and, to the Knowledge of the Company, no other Person has, disposed of or Discharged any Hazardous Materials, arranged for the disposal or Discharge of any Hazardous Materials or exposed any employee or other Person to any Hazardous Materials or condition, or owned or operated its business, or any Leased Premises or facility so as to give rise to any material Liability (contingent or otherwise) or material corrective action or remedial obligation of the Company under any Environmental Laws, or any Legal Requirements. There has not been any disposal or Discharge of Hazardous Materials by any predecessor or any former owner, operator or tenant of any Leased Premises, which could give rise to any material Liability (contingent or otherwise) or material corrective action or remedial obligation of the Company under any Environmental Laws, or any Legal Requirements.

(c) A copy of all studies, audits, assessments, reports or investigations concerning compliance with, or liability or obligations under, any Environmental Law affecting the Company and the Leased Premises that is in the possession or control of the Company has been made available to Buyer by the Company.

3.18 Customers and Suppliers. Schedule 3.18 sets forth a complete and accurate list of (a) the twenty (20) largest customers of the Company, measured by aggregate billings over a trailing twelve (12) month period as of the fiscal year ended December 31, 2022, and (b) the top ten (10) suppliers of materials, products or services to the Company, measured by the aggregate amount purchased by the Company over a trailing twelve (12) month period as of the fiscal year ended December 31, 2022. The Company’s relationships with the customers and the suppliers required to be listed on Schedule 3.18 are good commercial working relationships and no such customer or supplier has cancelled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases, increases in the prices charged or paid, or change to the supply or credit terms, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or alter (including any reduction in the rate or amount of sales or purchases, in the prices charged or paid, or change to the supply or credit terms, as the case may be) its relationship with the Company. The Company has not received notice that any customer intends to return products other than in the ordinary course of business and, in any case, not in an amount greater than Ten Thousand and No/100 Dollars ($10,000.00). To the Knowledge of the Company, there exists no condition or state of facts or circumstances that: (i) adversely impacts such customers or suppliers; or (ii) otherwise involves customers or suppliers of or to the Company that could reasonably be expected to have a Material Adverse Effect.

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3.19 Absence of Certain Business Practices. Neither the Company nor any Affiliate or agent of any of them, or any other Person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, vendor, employee or agent of any customer or vendor; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, vendor, employee or agent of any customer or vendor, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case of (a) or (b), which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company; or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.20 Operations of the Business.

(a) To the Knowledge of the Company, neither any Seller nor any of the Company’s employees, representatives or agents has made any marketing or advertising claims, statements or representations that any such Person knows or has reason to believe is or was false, and there is no basis for any claim to be made against the Company that (i) arises from or that relates to any marketing or advertising claims, statements or representations made by the Company or any of its employees, representatives or agents or any of the other parties related to the services offered by the Company, and (ii) would either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.20(b) sets forth a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (“Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. No Seller has knowledge of any facts that could be expected to cause any Seller to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

(c) Schedule 3.20(c) sets forth a list of all certifications issued to the Company by any Person.

3.21 Labor. Except as otherwise set forth in Schedule 3.21:

(a) The Company (i) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees and independent contractors, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing, (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice), (iv) has no leased employees, and (v) has no individual independent contractors who have provided services to it for a period of six (6) consecutive months or longer.

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(b) The Company is employing only individuals who are lawfully permitted to work in the United States, and maintains records related thereto as required by applicable law. The Company has never been notified of any, and there are no pending or threatened, investigations by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company. The Company has never received any “no match” notices from ICE, the Social Security Administration or the IRS.

(c) The Company has properly classified for all times prior to the Closing Date independent contractors and W-2 employees, and exempt and non-exempt employees, and has paid all Taxes required to be paid related to said independent contractors and employees.

(d) The Company has never been a party to any collective bargaining agreement or any labor union contract. To the Knowledge of the Company, there are and have been no labor unions representing or engaged in any organizing activity with respect to any employees of the Company. There are and have been no strikes, slowdowns, work stoppages, lockouts or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company. No grievance or arbitration demand or Proceeding pursuant to a collective bargaining agreement is pending or, to the Knowledge of the Company, has been threatened against the Company that involves an attempt by any labor organization to extend its jurisdiction or representation rights, or apply its collective bargaining agreement, to the Company.

(e) There are no Proceedings pending or, to the Knowledge of the Company, threatened in respect of which any director, officer, member, employee or independent contractor may be entitled to claim indemnification from the Company.

(f) Schedule 3.21(f) contains a true, correct, and complete list of the following information, as of the Business Day immediately prior to Closing, for each employee or independent contractor of the Company, including each employee on leave of absence or layoff status or on assignment: name; department; Business segment; job title; hourly or annual salary paid or payable, and if, on leave of absence or layoff status, type of leave and expected date of return; aggregate compensation paid to such Person for the fiscal year ended December 31, 2022 by the Company (including bonuses and/or commissions); work location; and exempt/non-exempt classification.

(g) To the Knowledge of the Company, no employee, independent contractor, officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, independent contractor, officer or director of the Company, or (ii) the ability of the Company to conduct its business. No employee, independent contractor, officer or director has communicated to the Company, or to any of its officers or directors, that such Person intends to cancel or otherwise terminate such Person’s employment or service as a result of the consummation of the transactions contemplated hereby.

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(h) The Company has not made any commitment or agreement to increase the compensation payable, or to modify the conditions or terms of employment or service of, any employee, independent contractor, officer or director, except increases occurring in the customary practices or in accordance with existing agreements and changes required by applicable law.

3.22 Transactions With Affiliates. Except as otherwise set forth in Schedule 3.22 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or benefit programs or Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with any Seller or any other officer, manager or member of the Company or any of its/her/his respective Affiliates. Except as otherwise set forth in Schedule 3.22, no Seller nor any other Affiliate of the Company is directly or indirectly indebted to the Company for money borrowed or other loans or advances, and the Company is not directly or indirectly indebted to any such Person.

3.23 Brokers or Finders’ Fees. Except as otherwise set forth in Schedule 3.23, all negotiations relating to this Agreement and the Transactions have been carried out without the intervention of any Person acting on behalf of the Company or any Seller in such a manner as to give rise to any valid claim against Buyer or the Company for any brokerage fee, finder’s fee or similar compensation.

3.24 Title to Assets; Sufficiency. The Company has good and valid title to all of its Properties, free and clear of any and all Liens, and no Person other than the Company holds any interest in any of the Company’s Properties. The Properties of the Company constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets reasonably necessary to enable the Company to conduct the Company’s business (as of the Closing) following the Closing in the manner in which such business is being conducted as of the date hereof.

3.25 Solvency. The Company is able to pay its debts generally as they become due and is solvent and will not be as of immediately after the Closing, rendered insolvent as a result of the Transactions. The Company is not in breach or default of any obligation owed to any creditor for borrowed money or any other creditor who may have a Lien on any of its rights and assets. The Company has not, either voluntarily or involuntarily, (a) admitted in writing that it is or may become unable to pay its debts generally as they become due, (b) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (c) made an assignment for the benefit of its creditors, (d) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (e) had a petition in bankruptcy filed against it, (f) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Legal Requirements or any other Legal Requirements, or (g) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature.

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3.26 Data Privacy and Security; HIPAA and Privacy Compliance.

(a) The Company is not a “covered entity,” as that term is defined in 45 C.F.R.§ 160.103, but the Company is, at times, a “business associate” and therefore subject to, and in compliance with, the Standards for Privacy of Individually Identifiable Health Information, Security Standards for the Protection of Electronic Protected Health Information and Standards for Notification in the Case of Breach of Unsecured Protected Health Information, all as promulgated by the U.S. Department of Health and Human Services in accordance with the Administrative Simplification provisions of HIPAA. The Company is in compliance, in all material respects, with (i) all applicable Data Privacy and Security Laws, including the implementation of privacy and security policies and training programs reasonably calculated to comply in all material respects with applicable provisions of HIPAA’s privacy, security, and breach notification regulations and the applicable Data Privacy and Security Laws, (ii) the privacy, security and breach notification requirements and standards of other Persons with which the Company has explicitly and contractually agreed to comply (collectively, the “Privacy Policies”), and (iii) all obligations and responsibilities under any and all Contracts (including business associate agreements) to which the Company is a party that require the Company to protect the confidentiality, integrity or security of health information relating to an individual. The Company has executed a valid business associate agreement with each covered entity for which it is a business associate and with each Subcontractor (as such term is defined in HIPAA) of the Company, each of which business associate agreements is and has been valid throughout the period of time during which Company and such third party were in a business associate relationship as defined by HIPAA and PHI was accessed, used, disclosed or maintained pursuant to such business associate relationship. Except as set forth in Schedule 3.26(a), the Company has complied, in all material respects, with all rules, policies, and procedures adopted, reviewed and revised by the Company from time to time and as applicable with respect to the Privacy Policies and the privacy, security, data protection, collection and use of personally identifiable information by Company.

(b) Except as set forth in Schedule 3.26(b), (i) the Company has at all times been in material compliance with all applicable Legal Requirements relating to privacy, security, data protection and the access, collection, disclosure, maintenance, transmission and use of personally identifiable information, including HIPAA and other Data Privacy and Security Laws, and (ii) no claims, actions, suits, investigations, inquiries or proceedings have been asserted, to the Knowledge of the Company, threatened, by any Person or in writing, or commenced against the Company related to Data Privacy and Security Law or the Privacy Policies or alleging a violation of any Person’s privacy rights.

(c) The Company has a system that maintains information relating to the disclosure of PHI appropriate to providing an accounting of disclosures under HIPAA or other applicable laws, including the date of the disclosure, the name and address (if known) of the Person who received the information; a brief description of the PHI disclosed; and a brief statement of the purpose of the disclosure that may reasonably informs an individual of the basis for the disclosure.

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(d) With respect to all personally identifiable health information described in Section 3.26(b), the Company has taken all reasonable and appropriate steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect such information against loss and against unauthorized access, use, modification, disclosure, or other misuse. The Company maintains systems, policies and procedures reasonably intended to respond to complaints received alleging violation of applicable privacy or security standards and to identify and report all “Breaches of Unsecured PHI” (as such term is defined under HIPAA) and any other reportable event pursuant to the Data Privacy and Security Laws, in accordance with the Company’s legal and contractual obligations.

(e) The Company has had no unauthorized access, disclosure, maintenance or use of personal data, or successful “Security Incident” or “Breach of Unsecured PHI” (as those terms are defined under HIPAA) (together, a “Security Event”), that is or was required to be reported to individuals, a governmental agency or media or required to be reported under any other Data Privacy and Security Law. All Security Events are identified in Schedule 3.26(e) and have been documented and reported to affected individuals, to federal and state Governmental Authorities and any other Person in material compliance with applicable Legal Requirements, Contracts, and Privacy Policies. The Company has not materially breached any material term of any Business Associate Agreement or become aware of a material breach by a downstream business associate, vendor or Subcontractor (as such term is defined under HIPAA).

(f) The Company has delivered to Buyer true, correct and complete copies of all Business Associate Agreements with, or under which the Company is a business associate, subcontractor or a covered entity (as such terms are defined under HIPAA) with respect to the customers set forth on Schedule 3.18.

(g) The Company does not access, collect, maintain or transmit any sensitive, personally identifiable information outside of the United States of America in a manner that would subject it to any international information laws or state or federal offshoring requirements.

3.27 Account Maintenance. Since the Balance Sheet Date, the Company has not taken any action outside of the ordinary course of business to (a) accelerate the billing or collection of its accounts receivable, (b) delay the payment of its accounts payable, (c) monetize deposits the Company has in place with any Person, including vendors and landlords, or (d) accelerate the receipt of rebates from any vendors that, collectively, has, or would reasonably be expected to have, an effect greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00), in the aggregate, on the net working capital of the Company as of the Closing.

3.28 No OFAC Investigations. Neither the Company nor, to its Knowledge, any of its directors, officers, employees or agents is a Person who is: (a) currently the subject of any investigation by the Office of Foreign Assets Control, Department of Treasury (“OFAC”) or any other Governmental Authority pursuant to any Laws administered by OFAC or any other Governmental Authority (“Sanctions Investigation”); or (b) directly or indirectly owned or controlled by any Person who is currently the subject of any Sanctions Investigation.

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3.29 Product Liability. Schedule 3.29 sets forth, all pending claims, and all claims threatened in writing against the Company or to which the Company was a party during the past five (5) years, for product liability, warranty, material back charge, material additional work, or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (i) services rendered by the Company; or (ii) the production or distribution records by or services of the Company. All services rendered and products sold by the Company have been in conformity with all contractual commitments and all express and implied warranties, and the Company has no Liability in connection therewith. No services or products provided by the Company are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard written terms and conditions of sale, true, correct and complete copies of which have been delivered to Buyer.

3.30 Banking Facilities. Schedule 3.30 sets forth a true, correct and complete list of each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat.

3.31 Other Business Activities. Since December 31, 2021 and as of the date hereof, neither the Company nor any of its directors, officers, shareholders, agents, employees or any other Person acting for or on behalf of the Company, directly or indirectly, has engaged in (a) activities related to the expansion of access to health information and the seamless exchange of healthcare data or other interoperability activities, or (b) providing ancillary clinical services, including, but not limited to, insurance verification and 340B drug pricing and discount eligibility consulting.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that:

4.1 Existence and Qualification. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the limited liability company power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

4.2 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite limited liability company power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the Transactions, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by Buyer of the Transactions have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally, including the enforceability of creditors’ rights generally, and general equitable principles.

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4.3 No Default or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the Transactions will:

(a) violate or conflict with any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b) violate any Legal Requirements applicable to Buyer;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to Buyer;

(d) result in the creation of any Lien on any properties of Buyer; or

(e) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

4.4 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of Buyer, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or any of its properties as a result of the consummation of this Agreement.

ARTICLE V
COVENANTS

5.1 Acquisition Proposals. From the date hereof until the Closing, neither the Seller Representative, the Company, nor any Seller Party shall, nor shall any of them authorize or permit any of their respective Affiliates or representatives to, directly or indirectly, (a) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal, (b) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Company or afford access to the properties, assets, books or records of the Company or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal or (c) enter into any agreement with respect to an Acquisition Proposal. “Acquisition Proposal” means, other than the Transactions contemplated by this Agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of the equity interests or any material assets of the Company (other than sales of inventory in the ordinary course of business) or any other transaction the consummation of which could reasonably be expected to frustrate the purposes of, impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or that could reasonably be expected to dilute materially the benefits to the Buyer of the Transactions contemplated by this Agreement.

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5.2 Public Disclosure. The Buyer and the Seller Representative shall consult with each other before issuing any press release or other public statements (and none of the Buyer, the Seller Representative or any Seller or the Company shall, and shall cause their respective representatives not to, issue any press release or other public statements prior to such consultation) with respect to the transactions contemplated by this Agreement and shall not, and shall cause their respective representatives not to, issue any such press release or make any such public statement without the prior written consent of the Buyer, on the one hand, and the Seller Representative, on the other hand, except to the extent, in the reasonable opinion of counsel, required by Legal Requirement, in which case, if permitted by Legal Requirement, the Buyer and the Seller Representative shall have the opportunity to review and comment prior to disclosure.

5.3 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Transactions contemplated by this Agreement.

5.4 Operation of the Business. Except as expressly contemplated by this Agreement, or permitted in writing by the Buyer, at all times from and after the date of this Agreement until the Closing or termination of this Agreement, the Company will (and Sellers will cause the Company to), conduct its business and operations in the ordinary course of business and use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain in all material respects its relationships with those Persons with whom it has business relationships. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or the Collateral Agreements, the Company and Sellers agree as follows:

(a) In conducting its business in the ordinary course of business, the Company will (and Sellers will cause the Company to), do the following:

(i) use commercially reasonable efforts to maintain its assets and properties (including the Leased Real Property) in good working order and condition;

(ii) maintain insurance in such amounts and against such risks and losses as are currently in effect;

(iii) use commercially reasonable efforts to maintain customer and supplier relationships in good order consistent with past practice; and

(iv) reasonably cooperate with the Buyer during this period to facilitate the Transactions contemplated under this Agreement.

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(b) In conducting its Business in the ordinary course of business, the Company will not (and Sellers will cause the Company not to), not to (without the written consent of the Buyer, not to be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its Organizational Documents;

(ii) declare, set aside, make or pay any non-cash dividends or other non-cash distributions (whether in equity interests, property or otherwise) with respect to its equity interests;

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;

(iv) reclassify, combine, split, subdivide, repurchase, issue, sell, pledge, dispose of, make subject to any Lien (other than Permitted Liens) or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, phantom equity or similar interests, rights to purchase or otherwise) any capital stock or other equity interests of the Company or any securities or other instruments convertible into or exercisable or exchangeable for shares of capital stock or other equity interests of the Company;

(v) sell, transfer, dispose of, lease, license or pledge make or subject to any Lien (other than Permitted Liens), any of (i) the Leased Real Property or (ii) any of its other properties or assets having a value in excess of $50,000 in the aggregate,

(vi) acquire or agree to acquire, including by merging or consolidating with, or by any other manner, (A) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any other properties or assets, in each case, having a value in excess of $50,000 in the aggregate;

(vii) incur any Indebtedness (A) in excess of $50,000 in the aggregate or (B) that cannot be paid off at Closing;

(viii) (A) grant any new severance or termination pay to any officer or other employee, (B) materially increase the wages, salary or other cash compensation payable, to any officer or other employee, other than base salary increases made in the ordinary course of business with respect to non-officer employees, (C) adopt any new Plan or materially amend any existing Plan; (D) enter into or amend any employment, consulting or severance agreement or arrangement with any employee, (E) pay any bonus, grant or modify any award, or accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Plan or (F) forgive any loans, or issue any loans (other than routine travel or business expense advances issued in the ordinary course of business), to employees in each case, other than (x) as required under the terms of an Plan in effect on the date hereof or (y) as required by Legal Requirement;

(ix) (A) enter into any collective bargaining agreement or recognize any union or other labor organization as the bargaining representative with respect to any employees, or (B) hire, promote or terminate (other than for cause or material non-performance of duties, and then upon prior consultation with the Buyer) any employee, except for hourly personnel and currently open positions in each case with notice to Buyer;

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(x) institute, settle or affirmatively waive any Legal Proceeding;

(xi) authorize or make any capital expenditures in excess of $50,000 in the aggregate;

(xii) (A) modify, amend or terminate any Material Contract, or waive, release, relinquish or assign any Material Contract or any material rights or claims under a Material Contract, (B) enter into any contract that would have been a Material Contract had it been in effect as of the date hereof or (C) make, cancel or forgive any material loans or advances, or guarantees thereof for the benefit of, any other Person;

(xiii) make any election or take any action that would cause the Company to be treated as anything other than an entity disregarded as separate from its owner for U.S. federal, state and local income tax purposes;

(xiv) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xv) change any of the accounting principles or practices used by it;

(xvi) enter into any new line of business or abandon or discontinue any existing line of business; and

(xvii) agree or commit to take any of the actions described in clauses (i) through (xvi).

5.5 Financing Assistance. Sellers shall provide, and shall cause the Company and their respective Representatives to provide, such cooperation, to assist Buyer and its Affiliates and Representatives in connection with the arrangement of the financing by certain lenders to Buyer to consummate the transactions contemplated by this Agreement (the “Financing”) as may be reasonably requested by Buyer, including: (i) providing to Buyer from time to time information regarding the Company and its industry reasonably requested in writing by the parties providing the Financing and assisting with the identification of any portion of such information that constitutes material non-public information; (ii) using commercially reasonable efforts to facilitate negotiations between Buyer and its financing sources, upon reasonable advance notice, participating in a reasonable number of meetings, presentations, road shows, due diligence sessions with prospective lenders and sessions with rating agencies in connection with the Financing; (iii) reviewing and consulting with respect to the preparation of materials for rating agency presentations, offering documents, business projections and similar marketing documents required in connection with the Financing; (iv) as promptly as practicable, furnishing Buyer and its financing sources information reasonably requested by any of them; (v) permitting the prospective lenders to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and establishing bank and other accounts in connection with the foregoing; (vi) using commercially reasonable efforts to facilitate the pledge of collateral in connection with the Financing; (vii) providing to Buyer as promptly as practicable quarterly and monthly financial statements to the extent available and prepared by the Company in the ordinary course of business; (viii) (A) obtaining customary documents relating to the repayment of Debt and the release of related Liens, including customary payoff letters and (B) promptly and timely providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Seller Parties and the Company, in each case as reasonably requested by Buyer; (ix) assisting in the preparation of, and executing and delivering documents required in connection with the Financing, including guarantee and collateral documents and customary closing certificates as may be required by Buyer’s financing sources; and (x) and cooperating with Buyer’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Financing

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ARTICLE VI

POST-CLOSING OBLIGATIONS

6.1 Further Assurances. Following the Closing, each Party shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party to carry out the Transactions.

6.2 Publicity. No Party shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the Transactions, without the advance approval in writing of the form and substance thereof by each of the other Parties, except (a) as required by any applicable Legal Requirement (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and (b) customary disclosures made by Buyer and/or its Affiliates to the investment community, their investors and to their banks and advisors.

6.3 Restrictive Covenants. In consideration of the payment of the Purchase Price, and in order to induce Buyer to enter into this Agreement and to consummate the Transactions, each Seller Party hereby covenants and agrees as follows:

(a) For a period of five (5) years from and after the Closing Date, no Seller Party nor any of any Seller Party’s Affiliates (each a “Restricted Person”) will directly or indirectly, engage in (and no Restricted Person presently contemplates engaging in), or have any interest in any Person (other than the Company), whether as a debt or equity holder, employee, officer, director, member, manager, partner, agent, security holder, consultant or otherwise, that, directly or indirectly, engages in the Business in any way, within the United States (the “Restricted Area”); provided nothing in this Section 6.3(a) shall be deemed to prevent such Restricted Person from acquiring through market purchases and owning, solely as a passive investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer to the extent such shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and are listed or admitted for trading on any U.S. national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Seller Party is not a member of any “control group” (within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission) of any such issuer.

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(b) For a period of five (5) years from and after the Closing Date, each Restricted Person will not, directly or indirectly, solicit for employment or employ (or attempt to solicit for employment or employ), any employee of the Company, Buyer or any of their respective subsidiaries or Affiliates; provided that each Restricted Person will not be prohibited from making general advertisements for employment if such advertisements are not directed at such employees.

(c) For a period of five (5) years from and after the Closing Date, each Restricted Person will not, directly or indirectly, solicit, call on or transact or engage in any Business with any customer set forth on Schedule 3.18 or any person who was a customer of the Company at any time during the twelve (12) months immediately prior to Closing for or on behalf of such Restricted Person or any other Person for a purpose which is competitive with Buyer, the Company or any of the Company’s subsidiaries.

(d) Each Restricted Person acknowledges and agrees that the covenants provided for in this Section 6.3 are reasonable and necessary for the protection of Buyer’s legitimate interests, that the provisions set forth herein are not unduly harsh nor oppressive in curtailing such Restricted Person’s legitimate efforts to earn a livelihood, that the restrictions herein are reasonable from a standpoint of public policy, that the promises and covenants contained herein are supported by adequate consideration, and that the restrictions herein in terms of scope, duration, area, line of business and all other matters are reasonably limited to protect Buyer’s legitimate business interests, which include, among other, protecting (i) valuable confidential business information; (ii) substantial relationships with customers throughout the Restricted Area; and (iii) goodwill with customers, employees, distributors, suppliers and vendors associated with their respective businesses.

(e) If a Restricted Person is terminated by Buyer, the restrictive period for purposes of this Section 6.3 as to that person shall be reduced to two (2) years following the termination unless a lesser term is provided pursuant to an employment agreement. Nothing in this Section 6.3 shall prevent a Restricted Person and/or Buyer from entering into an employment contract or other similar contract which specifies restrictions that alter or vary the language of this section, which alterations shall control.

(f) Except as required by Legal Requirements, no Seller Party will, directly or indirectly (on such Seller Party’s own behalf or in the service or on behalf of others or jointly with any other Person), disparage or portray in a negative light, and no Seller Party will cause any Affiliate of any Seller Party to disparage or portray in a negative light, the Company, Buyer, or any of their current or former directors, owners, members, managers, officers, employees, independent contractors, or Affiliates (each, a “Covered Person”), with respect to such Covered Person’s business reputation as it relates to the business activities conducted by the Company or Buyer whether in public or private, including in any and all interviews, oral statements, written materials, electronically-displayed materials, and material or information displayed on Internet-related sites.

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(g) No Restricted Person shall divulge, communicate, use to the detriment of the Company or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information or Trade Secrets (collectively “Company Information”) pertaining to the Company or any of its Affiliates. Any Company Information now known or hereafter acquired by such Restricted Person with respect to the Company or any of its Affiliates shall be deemed a valuable, special and unique asset of the Company that is received by such party in confidence and as a fiduciary, and such party shall remain a fiduciary to the Company with respect to all of such information. In addition, such Restricted Person will (i) receive and hold all Company Information in trust and in strictest confidence, (ii) take reasonable steps to protect the Company Information from disclosure and in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, (iii) except as required by law, not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion, and (iv) not directly or indirectly use the name “DataFile”, “DataFile Technologies,” or any derivative thereof or any other trade name used in the Business or by the Company in any way whatsoever.

(h) All books, records, reports, writings, notes, notebooks, computer programs, equipment, proposals, contracts, customer and referral source lists and other documents and/or things relating in any manner to the business of the Company (including any of the same embodying or relating to any Company Information), whether prepared by a Seller Party or otherwise coming into such party’s possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and shall be returned immediately to the Company on the Company’s request at any time.

(i) To the extent that any of the provisions contained in this Section 5.3 may later be adjudicated by a court of competent jurisdiction to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision’s scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this Section 5.3 as drafted, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

(j) Each Restricted Person acknowledges and agrees that any violation of the provisions set forth above in this Section 5.3 would result in substantial and imminent threat of or actual irreparable injury to Buyer, and that Buyer may not have an adequate remedy at law with respect to any such violation. Accordingly, such Restricted Person agrees that, in the event of any actual or threatened violation of this Section 5.3, Buyer shall have the right to obtain, in addition to any other remedies that may be available, equitable relief (without the posting of bond or other security), including temporary, preliminary, and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof, and such right to equitable relief shall be cumulative and in addition to whatever other rights or remedies Buyer and/or the Company may possess hereunder, at law or in equity.

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6.4 Release. Effective as of the Closing, each Seller Party, for and on behalf of such Seller Party and on behalf of such Seller Party’s Affiliates, directors, members, employees, managers, officers, agents and representatives (“Releasing Parties”) hereby acquits, releases and discharges the Company from any and all Liabilities as of the Closing to such Releasing Parties (other than the Company) that arise out of or are in connection with the Company, except in respect of (i) obligations under this Agreement or the Collateral Agreements that are not terminated as of the Closing Date, or (ii) any rights to indemnification as a result of service as a manager, officer or director of the Company. Each Seller Party shall cause such Releasing Party to use their reasonable best efforts to take, or cause to be taken, all appropriate action and to execute and deliver such documents and other papers, as may be required to effect the release set forth in this Section 6.4. Following the Closing, neither any Seller Party nor any Releasing Party shall seek, nor shall any of them be entitled to, reimbursement or contribution from, subrogation to, or indemnification by the Company, under the Organizational Documents, this Agreement, applicable Legal Requirements or otherwise, in respect of any amounts due to any Buyer Indemnified Party under Section 8.1 or otherwise in connection with this Agreement or the Collateral Agreements. Neither a Seller Party nor any Releasing Party shall agree to make any claims against any directors or officers insurance policy maintained or to be maintained by or for the benefit of the Company in respect of amounts due to a Buyer Indemnified Party under Section 8.1 or otherwise in connection with this Agreement or the Collateral Agreements.

6.5 Access to Information. In order to facilitate the resolution of any claims made by or against or incurred by Buyer or Seller Parties after the Closing Date or for any other reasonable purpose, for a period of two (2) years following the Closing Date, Seller Parties and Buyer shall each (a) retain the books and records in their possession which relate to the Company for periods prior to the Closing, and (b) upon reasonable notice, afford the officers, employees, and authorized agents and representatives of the other party reasonable access (including the right to make photocopies), during normal business hours, to such books and records.

6.6 Litigation Assistance. Following the Closing, from time to time upon Buyer’s reasonable written request, the Seller Parties shall reasonably cooperate with and assist Buyer (at Buyer’s sole cost and expense, except to the extent the Seller Parties are obligated to indemnify Buyer against such expenses hereunder) in defending any claim or lawsuit relating to the Company or the Seller Parties with respect to the period prior to the Closing or the operation of the Business by the Company or the Seller Parties prior to Closing.

6.7 Affiliated Entity Agreements. At or after the Closing, the Buyer shall have the option, in its sole discretion, to terminate the agreements set forth on Schedule 3.22 or amend such agreements to add a “most favored nation” provision satisfactory to the Buyer and its counsel.

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ARTICLE VII
TAX MATTERS

7.1 Representations and Obligations Regarding Taxes. Sellers, jointly and severally, hereby represent and warrant to Buyer that:

(a) The Company has timely filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b) The Company has timely withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Seller or any employee, independent contractor, creditor, manager, member or other third party.

(c) There is no dispute or claim concerning any Tax liability of the Company either claimed or raised by any Tax Authority. No issue relating to Taxes has been raised in writing by a Tax Authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a Tax Authority in any completed audit or examination, that would reasonably be expected to have any adverse Tax effect on the Company or Buyer after the Closing. The Company has delivered to Buyer correct and complete copies of all income Tax Returns and other Tax Returns filed by or with respect to the Company, and all examination reports and statements of deficiencies received by the Company from a Tax Authority or assessed against or agreed to by the Company, all with respect to Tax periods beginning on or after January 1, 2016.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(f) The Company is not, nor has it ever been, a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income tax purposes, other than the Organizational Documents. The Company does not own, nor has it ever owned, any equity interest in any entity.

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(g) All material elections currently in effect with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company that has been disclosed to Buyer.

(h) All private letter rulings issued by the IRS to the Company and all closing agreements as described in Section 7121 of the Code (and any corresponding ruling or determination of, or any agreement with, any state, local or foreign Tax Authority) have been disclosed in Schedule 7.1, and there are no pending requests for any such rulings (or corresponding determinations or agreement).

(i) The Company will not be required to include any material items of income in, or exclude any material items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting or percentage of completion method of accounting; or (vi) an election under Section 108(i) of the Code.

(j) There are no Tax sharing or allocation agreements or similar written arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company will not be bound by any such Tax sharing or allocation agreements or similar arrangements entered into prior to the Closing or have any liability thereunder.

(k) The Company does not have any liability for the Taxes of any Person as a transferee or successor, by Contract, or otherwise.

(l) The Company does not have and has not at any time had a permanent establishment in any foreign country. The Company does not engage, and has not ever engaged, in a trade or business in any foreign country.

(m) The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 301.6011-4(b). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Returns the relevant facts affecting the tax treatment of such transaction.

(n) The Company is and always has been properly classified as a partnership for federal, state and local income Tax purposes.

(o) None of (i) the goodwill, (ii) the going concern value or (iii) the other intangible assets of the Company that would not be depreciable or amortizable but for Section 197 of the Code was held or used on or before August 10, 1993 by the Company, any Seller or any Person who will be related to Buyer, within the meaning of Section 197(f)(9)(C) of the Code, on and after the Closing.

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7.2 Indemnification for Taxes.

(a) Seller Parties shall, jointly and severally, indemnify Buyer and its Affiliates, including, after the Closing, the Company (each herein sometimes referred to as an “Indemnified Taxpayer”), against, and protect, save and hold harmless each Indemnified Taxpayer from, any and all Damages directly resulting from:

(i) any Taxes of the Company allocable to any period ending on or prior to the Closing Date or, as provided in Section 7.3(b), allocable to the pre-Closing portion of any period that begins on or before and ends after the Closing Date;

(ii) any Taxes of any other Person imposed on the Company (or Buyer as a result of the Company being a disregarded entity post-Closing) (A) as a result of any written Tax sharing or Tax allocation agreement in effect on or prior to the Closing Date, (B) as a transferee or successor, or otherwise under applicable Legal Requirements (which Taxes described in this clause (B) relate to an event or transaction occurring on or prior to the Closing Date), or (C) by reason of being a member, partner or similar owner of an equity interest in a partnership, limited liability company or other entity classified as a partnership pursuant to Treasury Regulation Section 301.7701-3 or any similar provision of state, local or foreign Legal Requirements;

(iii) the portion of any Transfer Taxes that are the responsibility of Sellers pursuant to Section 7.2(d); or

(iv) any breach of or failure to perform any representation, warranty, covenant or agreement in this Agreement relating to Taxes or Tax Returns.

(b) (i) If a written claim is made by any Tax Authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify Seller Representative in writing of such fact; provided that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

(ii) Seller Representative shall have the right to defend against any claim under subsection (b)(i) at Sellers’ expense and with counsel of Seller Representative’s choice so long as (A) Buyer is kept reasonably informed of the status and progress of such claim and related proceedings, (B) Buyer and Buyer’s counsel are allowed to participate at Buyer’s expense in such claim and related proceedings, (C) Seller Representative’s counsel with respect to such claim is approved by Buyer in its reasonable discretion and Seller Representative conducts the defense of the claim actively and diligently, and (D) if the applicable Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, and if so requested by Buyer, Sellers shall have advanced to such Indemnified Taxpayer, on an interest free basis, the full amount such Indemnified Taxpayer is requested to pay. If any of the conditions in clauses (A) through (D) above is or becomes unsatisfied, then (x) Buyer and the applicable Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and neither Buyer nor any Indemnified Taxpayer need consult with, or obtain any consent from, Sellers or Seller Representative in connection therewith), (y) Sellers will reimburse Buyer and the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including reasonable attorneys’, accountants’ and experts’ fees and disbursements) and (z) Sellers will remain responsible for any Damages Buyer or any other Indemnified Taxpayer may suffer to the fullest extent provided in this Section 7.2.

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(iii) Seller Representative shall not be entitled to settle or to contest any claim relating to Taxes without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if, in the good faith judgment of Buyer, the settlement of, or an adverse judgment with respect to, the claim would reasonably be expected to adversely affect any Indemnified Taxpayer.

(c) Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of the Seller Parties under this Article VI shall survive the Closing until sixty (60) days following the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a Tax Authority asserts a claim within ninety (90) days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to such Seller Party by providing written notice to Seller Representative on or before the ninetieth (90th) day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the Tax Authority.

(d) Sellers, on the one hand, and Buyer, on the other hand, shall divide evenly the financial responsibility for all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”), and Seller Representative will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.3 Additional Agreements.

(a) Sellers, on the one hand and Buyer, on the other hand, agree to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Buyer and Seller Representative shall cooperate with each other in the conduct of any legal proceeding relating to Taxes involving the Company.

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(b) The Company shall be responsible, at the expense of Sellers, for preparing and filing, or causing to be prepared and filed, all Tax Returns of the Company with respect to Tax periods ending on or prior to the Closing Date, that have an initial due date (including duly-filed extensions) that is after the Closing Date. With respect to any such Tax Returns, the Company shall furnish a completed copy of such Tax Return to Buyer for Buyer’s review and comment not later than fifteen (15) days before the due date for filing such Tax Return (including extensions thereof). Any such Tax Return relating to federal income Taxes shall include an election meeting the requirements of Treasury Regulations section 1.754-1 that will apply to the tax year ending on the Closing Date (unless such election is already in effect for the Company). Buyer will file or cause the Company to file all other Company Tax Returns following the Closing. Seller Representative shall pay to the Company not less than five (5) days before the date on which Taxes are due (i) with respect to Tax periods ending on or before the Closing Date, the amount due with the filing of the Tax Return for such Tax period and (ii) with respect to Tax periods beginning on or before the Closing Date and ending after the Closing Date, the portion of the amount due with the filing of the Tax Return for such Tax period that relates to the portion of the taxable period ending on the Closing Date. For purposes of this Agreement, in the case of any period that begins on or before the Closing Date and ends after the Closing Date, any Tax based directly or indirectly on gross or net income or receipts, wages or other compensation or imposed in respect of specific transactions shall be allocated by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

(c) With regard to Tax Returns of the Company for Tax periods beginning on or after the Closing Date, if Buyer in good faith determines and notifies Seller Representative that applicable Legal Requirements require that Tax Returns be filed by the Company in a particular jurisdiction (even if the Company has not previously filed Tax Returns in such jurisdiction, or has not filed that type of Tax Return in such jurisdiction), Seller Representative shall cause the Company to prepare and to file such Tax Returns, at the Sellers’ expense, on a timely basis (or, if the due date for filing any such Tax Return has already passed as of such time, as promptly as practicable).

(d) If there is any dispute between Buyer and Sellers regarding this Section 7.3, whether or not a particular Tax Return is required by applicable Legal Requirements to be filed in accordance with this Section 7.3, which dispute remains unresolved after good faith efforts by such parties to negotiate a resolution of such dispute have failed over a period of thirty (30) days, the remaining unresolved issues shall be referred to the Accounting Referee to be resolved in the general manner set forth in Section 1.3(d).

ARTICLE VIII

INDEMNIFICATION MATTERS

8.1 Post-Closing Indemnity.

(a) Subject to the provisions of this Article VIII, from and after the Closing, Seller Parties shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company, but excluding Sellers), and their respective managers, directors, officers, employees, agents, representatives, advisors, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising out of, resulting from or in any way related to the following:

(i) a breach of (or an alleged breach arising from an Indemnification Claim arising from an allegation by a third party that, if true, would be a breach of), or inaccuracy or misrepresentation in, any of the representations or warranties made by Sellers in this Agreement or any Collateral Agreement;

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(ii) a breach or default in performance by any Seller or the Company of any covenant or agreement of such Seller or Company contained in this Agreement or any Collateral Agreement;

(iii) any Funded Obligation of the Company that is not retired at Closing or otherwise taken into account in the calculation of the Closing Cash Payment pursuant to Section 2.2;

(iv) any pending or threatened Legal Proceedings disclosed or required to be disclosed on Schedule 3.6;

(v) the operations of the Company prior to the Closing Date;

(vi) the failure to register as a foreign company to conduct business in any state; or

(vii) any ERC payments for which the Company was not eligible.

(b) Subject to the provisions of this Article VII, from and after the Closing, Buyer shall indemnify and hold harmless the Sellers from and against any and all Damages arising out of, resulting from or in any way related to the following:

(i) a breach of, or inaccuracy in, any of the representations or warranties made by Buyer in this Agreement or any Collateral Agreement, or

(ii) a breach or default in performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Collateral Agreement.

8.2 Survival of Representations and Warranties.

(a) The representations, warranties, agreements and indemnities of Buyer and Seller Parties set forth in this Agreement or in connection with the Transactions shall survive the Closing except as expressly provided in Section 8.2(b).

(b) The representations and warranties of Buyer and Sellers contained in Article III and Article IV or in the Collateral Agreements shall survive the Closing and continue until at 11:59 p.m. Eastern time on the date that is two (2) years following the Closing Date, after which time such representations and warranties shall terminate; provided that:

(i) the representations and warranties of Sellers set forth in Section 3.1 (Existence and Qualification), Section 3.2 (Authority, Approval and Enforceability), Section 3.3 (Capitalization and Company Records), Section 3.4 (No Seller Defaults or Consents), Section 3.5 (No Company or Other Defaults or Consents), Section 3.22 (Transactions with Affiliates), and Section 3.23 (Brokers or Finders’ Fees) shall survive the Closing indefinitely, and

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(ii) the representations and warranties of Sellers set forth in Section 3.7 (Employee Benefit Matters), Section 3.17 (Permits; Environmental Matters), Section 3.26 (Data Privacy & Security; HIPAA & Privacy Compliance) and Section 3.29 (Product Liability) shall survive until at 11:59 p.m. Eastern time on the date that is sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any extension or tolling thereof) with respect to the particular matter that is the subject matter thereof (the representations and warranties listed in subsections (i) and (ii), collectively, the “Fundamental Representations”; all other representations and warranties, the “Non-Fundamental Representations”) (in each of subparts (i)-(iii), the period between the Closing Date and such survival end date for such representation or matter, the “Survival Period”).

(c) Seller Representative shall receive notice in writing from Buyer of Buyer’s claim under said indemnity on or before expiration of the applicable Survival Period, and Buyer shall receive notice in writing from Seller Representative of any Seller’s claim under said indemnity on or before expiration of the applicable Survival Period. If any such claim is received by such Party in accordance with this Section 8.2(c) and otherwise in accordance with the procedures in Section 8.5, the relevant survival period of the representations and warranties applicable to the set of facts set forth in such claim shall be extended automatically to include any time period necessary until all claims with respect to such facts shall have been finally settled, decided or adjudicated.

(d) The covenants contained in this Agreement shall survive Closing according to their terms.

(e) The obligations of (i) Seller Parties to indemnify and hold harmless the Buyer Indemnified Parties and (ii) Buyer to indemnify and hold harmless Seller Parties, in each case of clauses (i) and (ii) foregoing, for any claim based on Fraud, shall not terminate.

(f) The limitations set forth in this Section 8.2 shall not apply to Fraud, or any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether any such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 8.2.

8.3 Limitation on Liability.

(a) Materiality. For purposes of the indemnification contemplated by Section 8.1(a)(i) (including with respect to the determination of whether a breach has occurred and the calculation of Damages), all qualifications and exceptions contained in the Article III and Article VI representations and warranties relating to materiality, Material Adverse Effect or words of similar impact (but not specific dollar thresholds) shall be disregarded.

(b) Baskets.

(i) Seller Basket Related to Seller Non-Fundamental Representations. Seller Parties shall not be required to indemnify Buyer pursuant to, and shall not have any liability under, Section 8.1(a)(i) until the aggregate amount of all Damages for which the Seller Parties would, but for this Section 8.3(b)(i), be liable under this Article VIII exceeds on a cumulative basis an amount equal to $200,000.00 (the “Seller Basket”), in which case the Seller Parties shall be obligated to indemnify Buyer for all Damages including the Seller Basket amount; provided, however, that the Seller Basket shall not apply to any Damages related to any inaccuracy or breach of any Fundamental Representation, any provision of Article VII or any claim based on Fraud.

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(ii) Buyer Basket Related to Representations. Buyer shall not be required to indemnify any Seller pursuant to, and shall not have any liability under, Section 8.1(b)(i) until the aggregate amount of all Damages for which Buyer would, but for this Section 8.3(b)(ii), be liable under this Article VII exceeds on a cumulative basis an amount equal to the $200,000.00 (the “Buyer Basket”), in which case Buyer shall be obligated to indemnify the Sellers for all Damages including the Buyer Basket amount; provided, however, that the Buyer Basket shall not apply to any Damages related to any claim based on Fraud.

(c) Caps.

(i) Seller Cap. Seller Parties shall not be required to indemnify Buyer pursuant to, and shall not have any further liability under, Section 8.1(a)(i) once the aggregate amount of all payments made by or on behalf of Seller Parties in respect of the indemnification obligations under Section 8.1(a)(i) equals the Purchase Price (the “Seller Cap”); provided that this Section 8.3(c)(i) shall not apply to any Damages related to any inaccuracy or breach of any Fundamental Representation or any claim based on Fraud, and no such amounts related thereto shall be counted towards the Seller Cap.

(ii) Buyer Cap. Buyer shall not be required to indemnify any Seller pursuant to, and shall not have any further liability under, Section 8.1(b)(i), once the aggregate amount of all payments made by or on behalf of Buyer in respect of the indemnification obligations under Section 8.1(b)(i), equals the Purchase Price (the “Buyer Cap”); provided that this Section 8.3(c)(ii) shall not apply to any Damages related to any claim based on Fraud, and no such amounts related thereto shall be counted towards the Buyer Cap.

(d) Notwithstanding anything in this Agreement to the contrary, the remedies provided in Article VII and Article VIII shall be the exclusive monetary remedies of the Parties and their heirs, successors and assigns after the Closing with respect to a breach of, or inaccuracy in, any of the representations or warranties set forth in this Agreement, except for Fraud, in which case the Parties shall have all rights and remedies available under this Agreement and available under any applicable law; provided that this Section 8.3(d) shall not limit any action for specific performance or injunctive relief.

(e) Absent Fraud, Buyer may not recover for Damages from Seller Parties in excess of the Purchase Price. Except with respect to Fraud, in no event shall the indemnification obligations of Seller Parties for Damages incurred by the Buyer Indemnified Parties exceed an amount equal to the aggregate amount of the Purchase Price.

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8.4 Sources of Payment; Treatment of Payment.

(a) Sources of Payment.

(i) Indemnification Amounts Payable by Seller Parties. 55

A. Subject to the limitations of this Article VIII, and other than with respect to any Fundamental Representations and a claim for Fraud, any indemnification of a Buyer Indemnified Party pursuant to Section 8.1(a)(i) shall be recovered from Seller Parties, jointly and severally, paid in accordance with Section 8.4(a)(i)(B) until such Damages have been paid in full.

B. All indemnification amounts payable to the Buyer Indemnified Parties shall be paid within ten (10) days after the determination thereof in accordance with the procedures in Section 8.6 by wire transfer of immediately available funds from Seller Parties to an account designated by Buyer

(ii) Indemnification Amounts Payable by Buyer. Any indemnification of Seller Parties pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from Buyer, as applicable, to an account designated by the Seller Representative, within ten (10) days after the determination thereof.

(b) Any payment made pursuant to the indemnification obligations under this Article VIII shall be treated as an adjustment to the Purchase Price hereunder for Tax purposes, unless otherwise required by applicable Legal Requirements.

8.5 Claim Procedures.

(a) For purposes of this Section 8.5, a party making a claim for indemnity under Section 8.1 is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” Promptly after receipt by an Indemnified Party of notice of the assertion of a claim by a third party (a “Third Party Claim”) against it, such Indemnified Party shall give notice to the Indemnifying Party of the assertion of such Third Party Claim; provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnified Party’s failure to give such notice. If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 8.5(a) of the assertion of a Third Party Claim, then the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes, to assume the defense of such Third Party Claim, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII or Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, then (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of applicable Legal Requirements or any violation of the rights of any Indemnified Party; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party has no liability with respect to such compromise or settlement. If notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third Party Claim, then the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

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(b) Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal claim or action, indictment or allegation against the Indemnified Party, (ii) the Indemnifying Party fails to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner, or (iii) the claim for indemnification relates to or arises in connection with a Tax which is assessed or proposed to be assessed against Buyer or any of its Affiliates.

(c) With respect to any Third Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related claims at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(d) In the event an Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days from the date of receipt of such notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party shall object in writing to any claim made in accordance with this Section 8.5(d), the Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15) calendar day period there remains a dispute as to any claim, the Parties shall attempt in good faith for thirty (30) calendar days to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all Parties. If the Parties do not so agree, the Parties will resolve the conflict in accordance with Section 11.3.

(e) Notwithstanding the foregoing, to the extent the provisions of this Section 8.5 conflict with the provisions of Article VII with respect to the matters covered therein, the provisions of Article VII shall govern.

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8.6 Other Indemnification Matters.

(a) The amount of any Damages payable by Seller Parties under this Article VIII or Article VII will be net of any amounts actually recovered by the Buyer Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of the present value of any increase to insurance premiums, any reasonable attorneys’ fees, and other out of pocket costs or expenses incurred by such Buyer Indemnified Party in collecting such amount); provided that in no event shall any Buyer Indemnified Party be required to institute litigation or any similar proceeding in connection therewith. If the Buyer Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by Seller Parties or Seller Representative, then Buyer shall promptly reimburse Seller Representative for any payment made or expense incurred by Seller Parties or Seller Representative in connection with providing such indemnification payment up to the amount received by the Buyer Indemnified Party, net of the present value of any increase to insurance premiums, any reasonable attorneys’ fees, and other out of pocket costs or expenses incurred by such Buyer Indemnified Party in collecting such amount.

(b) Any Damages for which any Person is entitled to indemnification under this Article VIII or Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty or covenant. No Person shall be entitled to indemnification under this Agreement for any Damages arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Damages incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) if such Damages were already taken into account in calculating the final Closing Cash Payment as provided in Section 1.4.

(c) If a Seller Party fails to pay any amounts that they are obligated to pay to Buyer under this Agreement, including any amounts that they are obligated to pay pursuant to the indemnification obligations set forth in this Article VIII, then Buyer may, in addition to any other rights and remedies that may be available to it, set off all or any portion of such amounts against any amounts due and owing from Buyer or its Affiliates (including the Company) to the Seller Parties (including under the Collateral Agreements or with respect to any Earn-Out Payment, Bonus, or Closing Shares). Any amounts so set off shall be deemed to have been paid to Seller Parties as of the date on which written demand for payment of the amount in question was provided to Seller Representative. The exercise of such right of set off in good faith, whether or not ultimately determined to be justified, will not constitute a breach or default under this Agreement or any other Collateral Agreements.

(d) The waiver of any closing condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

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ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Obligations of All Parties. The obligations of Buyer, Sellers and the Company to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable law, waiver in writing by Buyer) of the following further conditions:

(a) There shall not be in effect any law or order of a Governmental Authority of competent jurisdiction in the United States directing that the Transactions not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transactions.

9.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable law, waiver in writing by Buyer) of the following further conditions:

(a) the representations and warranties of the Seller Parties contained in Article III shall be true, correct and complete in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true, correct and complete in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct and complete as of such date;

(b) the Company and Seller Parties shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company or the Sellers under this Agreement on or prior to the Closing Date;

(c) since the date hereof, there shall not have occurred a Material Adverse Effect;

(d) Buyer shall have obtained immediately available funds in respect of financing sufficient to consummate the Transactions contemplated by this Agreement, on terms acceptable to Buyer in its sole discretion;

(e) Buyer shall have completed any and all due diligence or any other requirements required for it to merge with or be acquired by a third-party;

(f) Buyer shall have entered into and shall close upon (no later than the Closing Date) a Business Combination Agreement or other agreement (“BCA”) whereby the Buyer shall merge with or otherwise combine with or be purchased by another third party entity, including a closing condition in the BCA whereby the Buyer or its successor entity is listed on a United States national stock exchange;

(g) The SEC has approved the transaction described in Section 9.2(f);

(h) The two year audit (2021/2022) of the financial statements of the Company and the PCAOB audit reviews have been completed and are satisfactory to the Buyer;

(i) at the Closing, Sellers shall have delivered to Buyer a certificate of an authorized officer of Seller Representative, dated as of the Closing Date, in form and substance reasonable acceptable to Buyer, to the effect that the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) have been satisfied (the “Seller Representative Closing Certificate”);

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(j) the Company shall have registered to do business as a foreign company with the Secretary of State or other agency responsible for such matters in all states in where it has state licenses and shall be in good standing.

9.3 Conditions to Obligations of Sellers. The obligations of Sellers to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable law, waiver in writing by Seller Representative) of the following further conditions:

(a) the representations and warranties of the Buyer contained in Article IV of this Agreement shall be true, correct and complete in all material respects (other than those representations and warranties that are qualified by materiality or material adverse effect or similar qualification, which shall be true, correct and complete in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct and complete as of such date;

(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) at the Closing, Buyer shall have delivered to Seller Representative a certificate of an authorized officer of Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to Seller Representative, to the effect that the conditions specified in Sections 9.3(a) and 9.3(b) have been satisfied (the “Buyer Closing Certificate”).

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may only be terminated at any time prior to the Closing under the following circumstances:

(a) By the mutual written consent of Sellers and Buyer;

(b) By either the Sellers or Buyer upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before September 30, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the End Date;

(c) by Buyer by written notice to the Seller Representative if there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.2, and such breach, inaccuracy, or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by Sellers by the earlier of (i) the End Date or (ii) ten days after the Seller Representative’s receipt of written notice of such breach, inaccuracy, or failure from Buyer; provided, that there is not then a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 9.3;

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(d) by Sellers by written notice to Buyer if there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3 and such breach, inaccuracy, or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by Buyer by the earlier of (i) the End Date or (ii) ten days after Buyer’s receipt of written notice of such breach, inaccuracy, or failure from the Company; provided, that there is not then a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2; or

(e) by Buyer or Sellers in the event that there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

(f) By Buyer in the event the closing condition required by Section 9.2(f) is not reasonably expected to occur.

10.2 Effect of Termination. In the event of termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) As set forth in this Article X and Article XI, each of which shall survive termination of this Agreement and remain in full force and effect in accordance with their terms; and

(b) that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision of this Agreement or Fraud prior to termination. For purposes of this Section 10.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Costs and Expenses. Each Party shall bear such Party’s own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement and the Transactions, including financial advisors’, attorneys’, accountants’, brokers’, other professional fees and expenses; provided that Sellers shall be responsible for and shall discharge all Company Transaction Expenses (it being the Parties’ agreement that the Company shall not bear or otherwise be liable for any such expenses, except as otherwise stated above).

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11.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed through a nationally recognized overnight delivery service that guarantees next day delivery, as follows:

If to Buyer:	Danam Health, Inc.
100 Whitaker Road
Lutz, FL 33549
Attention: Prashant Patel
Email: patel@danamhealth.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, N.W., Suite 900 Washington District of Columbia 20001 Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com

If to Sellers:	Wellgistics LLC
491 N. Bluff Street, Suite 106
St. George, UT 84770
Attention: Brian Norton
Email: bnorton@wellgistics.com

With a copy (which shall not constitute notice) to:

Edmunds Law
1760 E Pecos Road, Suite 332
Gilbert, AZ 85295
Attention: Douglas Edmunds
Email: doug@edmundslawaz.com

Each of the addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery shall be effective upon actual receipt. Notice given by through a nationally recognized overnight delivery service that guarantees next day delivery shall be effective upon the Business Day following its delivery to such service in time for next day delivery (a party refusing to accept delivery of the notice shall not invalidate such notice). Anything to the contrary contained herein notwithstanding, notices to any Party shall not be deemed effective with respect to such Party until such Notice would, but for this sentence, be effective both as to such Party and as to all other Persons to whom copies are provided above to be given.

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11.3 Venue; Governing Law; Jury Trial Waiver.

(a) Venue for Dispute Resolution. Except as set forth in Section 11.3(d) of this Agreement, any claim or other controversy, claim or dispute, whether based on contract, tort, statute or any other legal or equitable theory, arising out of or relating to this Agreement or the transactions contemplated hereby (“Dispute”) shall be settled by arbitration located in the State of Delaware as further described in Section 11.3(d). Each of the Parties expressly submits to the exclusive jurisdiction of such arbitration and waives any claim of improper jurisdiction or lack of venue in connection with any claim or controversy that may be brought in connection with this Agreement. Each Party hereby agrees that such arbitration conducted in the State of Delaware, shall have in personam jurisdiction with respect to such Party, and such Party hereby submits to the personal jurisdiction of such proceeding.

(b) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATES OF MISSOURI OR KANSAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

(c) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(d) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled by binding arbitration in the State of Delaware if it cannot first be resolved through good faith negotiations for at least thirty (30) days. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of JAMS/Endispute (“JAMS”), with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or other equitable relief. The arbitrator shall not have the right to award punitive damages or speculative damages to either party and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. If for any reason this arbitration clause becomes not applicable, then each Party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other matter involving the Parties hereto.

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11.4 Severability. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

11.5 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the Party or Parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

11.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached to this Agreement, constitutes the entire agreement between and among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically in or contemplated by this Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

11.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other party, provided that nothing in this Agreement shall prohibit the assignment of Buyer’s rights and obligations to any direct or indirect subsidiary, or any Person in connection with any disposition or transfer of all or any portion of Buyer, the Company or their respective businesses in any form of transaction, or prohibit the assignment of Buyer’s rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

11.8 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute or otherwise.

11.9 Exhibits and Schedules. The exhibits and Schedules referred to in this Agreement are attached to this Agreement and incorporated in this Agreement by this reference.

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11.10 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

11.11 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and U.S. GAAP, respectively, unless the context otherwise requires. When appearing in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import. The words “hereto,” “herein,” “hereof,” and “hereunder,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

11.12 Attorneys’ Fees. Except as otherwise provided in Section 1.4, Article VII or Article VIII in the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, Parties agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including reasonable attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14 Appointment of Seller Representative.

(a) Designation. Seller Representative is hereby designated by each Seller to serve as the representative of Sellers with respect to the matters set forth in this Agreement to be performed by Seller Representative.

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(b) Authority. By the approval of this Agreement, Sellers hereby irrevocably constitute and appoint Seller Representative as the representative, agent, proxy and attorney-in-fact for each Seller for all purposes authorized under this Agreement, including the full power and authority on Sellers’ behalf (i) to consummate the Transactions; (ii) to pay Seller Representative’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Purchased Interests and execute such further instruments of assignment as Buyer shall reasonably request; (v) to negotiate, execute and deliver on behalf of such Seller any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, on behalf of such Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by Buyer under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (viii) to take all other actions to be taken by or on behalf of such Seller in connection herewith including any action to enforce the rights of such Seller hereunder; and (ix) to do each and every act and exercise any and all rights which such Seller or Sellers collectively are permitted or required to do or exercise under this Agreement or any other agreement contemplated hereby. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by Seller Representative (to the extent authorized by this Agreement) shall be binding upon both Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c) Authority; Indemnification. Each Seller agrees that Buyer shall be entitled to rely on any action taken by Seller Representative, on behalf of such Seller, pursuant to Section 11.14(b) (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless Seller Representative against all fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Seller Representative in connection with any action, suit or proceeding to which Seller Representative is made a party by reason of the fact it is or was acting as Seller Representative pursuant to the terms of this Agreement.

(d) Exculpation. Notwithstanding anything in this Agreement to the contrary, Seller Representative shall not have any (i) obligation under this Agreement except for its express obligations under Sections 1.4 or 2.5 or (ii) liability under this Agreement. Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. Seller Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that Seller Representative shall not be relieved of any liability imposed by applicable law for willful misconduct. Seller Representative and its Representatives shall not be liable to Sellers for any apportionment or distribution of payments made by Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither Seller Representative nor any agent employed by it shall incur any liability to any Seller relating to the performance of its other duties hereunder, except for actions or omissions constituting willful misconduct.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first set forth above.

BUYER:

DANAM HEALTH, INC.

By:	/s/ Prashant Patel
Name:	Prashant Patel
Title:	Director

COMPANY

WELLGISTICS LLC

By:
Name:	Brian Norton
Title:	CEO

SELLER REPRESENTATIVE

Brian Norton

SELLERS

STRATEGIX GLOBAL LLC

By:
Name:	Brian Norton
Title:	Manager

JOUSKA HOLDINGS LLC

By:
Name:	Drew Warthen
Title:	Manager

NOMAD CAPITAL LLC

By:
Name:	T Scott Madsen
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first set forth above.

BUYER:

DANAM HEALTH, INC.

By:
Name:
Title:

COMPANY

WELLGISTICS LLC

By:
Name:	Brian Norton
Title:	CEO

SELLER REPRESENTATIVE

/s/ Brian Norton
Brian Norton

SELLERS

STRATEGIX GLOBAL LLC

By:	/s/ Brian Norton
Name:	Brian Norton
Title:	Manager

JOUSKA HOLDINGS LLC

By:	/s/ Drew Warthen
Name:	Drew Warthen
Title:	Manager

NOMAD CAPITAL LLC

By:	/s/ T Scott Madsen
Name:	T Scott Madsen
Title:	Manager

[Signature Pages to Membership Interest Purchase Agreement]

SELLER OWNERS

/s/ David Madsen
David Madsen

/s/ Stephen Madsen
Stephen Madsen

/s/ Brian Norton
Brian Norton

/s/ Drew Warthen
Drew Warthen

/s/ T. Scott Madsen
T. Scott Madsen

[Signature Pages to Membership Interest Purchase Agreement]

ANNEX 1

CERTAIN DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“2023 EBITDA Target” has the meaning set forth in Section 2.5(a)(i) of this Agreement.

“2023 Earn-Out Period” has the meaning set forth in Section 2.5(a)(i) of this Agreement.

“2023 Gross Revenue Target” has the meaning set forth in Section 2.5(a)(i) of this Agreement.

“2023 Targets” has the meaning set forth in Section 2.5(a)(i) of this Agreement.

“2024 EBITDA Target” has the meaning set forth in Section 2.5(a)(ii) of this Agreement.

“2024 Earn-Out Period” has the meaning set forth in Section 2.5(a)(ii) of this Agreement.

“2024 Gross Revenue Target” has the meaning set forth in Section 2.5(a)(ii) of this Agreement.

“2024 Targets” has the meaning set forth in Section 2.5(a)(ii) of this Agreement.

“2025 EBITDA Target” has the meaning set forth in Section 2.5(a)(iii) of this Agreement.

“2025 Earn-Out Period” has the meaning set forth in Section 2.5(a)(iii) of this Agreement.

“2025 Gross Revenue Target” has the meaning set forth in Section 2.5(a)(iii) of this Agreement.

“2025 Targets” has the meaning set forth in Section 2.5(a)(iii) of this Agreement.

“Accounting Principles” means the accounting principles, practices and methodologies set forth in Part 1 of Schedule 1.3.

“Adjustment Calculation” has the meaning set forth in Section 1.3 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if the first Person owns five percent (5%) or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the Preamble.

“Authorized Action” has the meaning set forth in Section 10.14(c) of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.8(a) of this Agreement.

“BCA” has the meaning set forth in Section 9.2(f).

“BDO” has the meaning set forth in Section 1.4(b) of this Agreement.

“Bonus Payments” has the meaning set forth in Section 2.6(a) of this Agreement.

“Business” has the meaning set forth in Recitals.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Basket” has the meaning set forth in Section 7.3(b)(ii) of this Agreement.

“Buyer Cap” has the meaning set forth in Section 7.3(c)(ii) of this Agreement.

“Buyer Closing Certificate” has the meaning set forth in Section 8.3(c) of this Agreement.

“Buyer Indemnified Party(ies)” has the meaning set forth in Section 7.1(a) of this Agreement.

“Buyer Shares” has the meaning set forth in Section 2.5(a) of this Agreement.

“Cash” means all cash reflected on the consolidated balance sheet (before taking into account the consummation of the transactions contemplated hereby) and cash equivalents, in each case, determined in accordance with GAAP. For the avoidance of doubt, Cash shall (a) be calculated net of issued but uncleared checks and drafts written or issued, (b) include checks and drafts deposited for the account of the Company or any of its Subsidiaries, (c) exclude any bank overdrafts, (d) exclude any Restricted Cash and (e) be net of any rebates.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Cash Payment” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Date Cash” means, as of the Effective Time, all Cash held by the Company less the amount of all Required Cash.

“Closing Date Company Expenses” means the Company Transaction Expenses unpaid as of the Effective Time.

“Closing Date Debt” means all Debt of the Company outstanding as of the Effective Time.

“Closing Estimates” has the meaning set forth in Section 1.3 of this Agreement.

“Closing Net Working Capital” means the Net Working Capital as of the Effective Time.

“Closing Payment” has the meaning set forth in Section 2.2(c) of this Agreement.

“Closing Shares” means shares of capital stock of Buyer with a value of $3,000,000 at the Closing, and issued at a 20% discount.

Annex 1
Certain Definitions

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the Transactions.

“Company” has the meaning set forth in the Preamble.

“Company Financial Statements” has the meaning set forth in Section 3.8(a) of this Agreement.

“Company Information” has the meaning set forth in Section 5.3(f) of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.15(a) of this Agreement.

“Company Transaction Expenses” means the total aggregate amount of (i) expenses incurred by the Company (for itself and on behalf of Seller Parties) in connection with the negotiation, preparation, execution and closing of this Agreement and the Transactions, including financial advisors’, attorneys’, accountants’, brokers’ and other professional fees and expenses, (ii) the cost of the D&O Tail; (iii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of third parties (including any Governmental Authorities) on behalf of the Company or the Sellers, (iv) any fees and expenses associated with obtaining the release and termination of any Liens (other than fees and expenses included in Debt), (v) all transaction bonus, discretionary bonus, change-of-control, success, sale, “stay-around,” retention or similar bonuses or payments to current or former directors, officers, managers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby, and (vi) any severance obligations, or any unpaid bonus, sales commissions or similar payments related to any pre-Closing activity, provided, that for items (v) and (vi), any such amounts shall include the employer’s portion of any payroll Taxes and similar Taxes; and (B) deferred costs, fees, disbursements and expenses of managers of the Company.

“Confidential Information” means confidential data and confidential information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating to the business, products or services of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to any Seller or Seller Owner or of which any Seller or Seller Owner became aware as a consequence of or through such Seller’s or Seller Owner’s employment with or ownership of the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information includes the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the vendors, distributors, customers, independent contractors or other business relations of the Company and their confidential information, (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (1) has been voluntarily disclosed to the general public by the Company or its Affiliates, (2) has been independently developed and disclosed to the general public by others, or (3) otherwise enters the public domain through lawful means.

“Contaminants” has the meaning set forth in Section 3.15(j) of this Agreement.

Annex 1
Certain Definitions

“Contracts” means, when described as being those of or applicable to any Person, any and all, whether in writing or oral, contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, mortgages, bonds, notes, guaranties or other undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

“Copyright” has the meaning set forth in Section 3.15(a)(iii) of this Agreement.

“Covered Person” has the meaning set forth in Section 5.3(e) of this Agreement.

“D&O Tail” has the meaning set forth in Section 2.3(l) of this Agreement.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, levies, imposts, duties, charges, forfeitures, confiscation or cancellation of Permits, rights or entitlements, Liens, settlements, judgments, deficiencies, losses, costs, penalties, wages, liquidated damages, expenses and assessments (including income and other Taxes), interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and disbursements, court costs, consultants’ fees and costs of litigation, consequential, special and incidental damages, diminution in value, lost profits, and loss in value based on multiple of earnings, and expenses incurred in investigating or defending any of the foregoing or incurred by any Indemnitee in asserting any of its rights and remedies under this Agreement or any Collateral Agreements.

“Data Privacy and Security Laws” means any applicable state, federal and international Legal Requirements, administrative decisions applicable to Company or common law relating to privacy, security, data protection, and access, collection, creation, disclosure, maintenance, transmission and use of personally identifiable information and Protected Health Information (as defined by HIPAA) by Company, including, without limitation, those governing (i) the proper access, use, creation, collection, recording, storing, off-shoring, altering, retrieving, transferring, disclosing or otherwise processing (whether authorized or unauthorized) personally identifiable information, including information that can reasonably be used, alone or with publicly-available information, to identify an individual (e.g., customer name, street address, telephone number, or e-mail addresses in combination with banking, credit card or other financial and payment information, social security numbers, driver’s license numbers or biometric data), (ii) required notification to individuals, Governmental Authorities, and media upon unauthorized access, disclosure, or other misuse of personal data, and (iii) the administrative, technical, or physical controls that protect personally identifiable information from unauthorized access, use, and disclosure. Data Privacy and Security Laws shall also specifically include, as applicable, (A) the Payment Card Industry Standard (PCI DSS), which ensures the security of credit card transactions and related personal financial information, even in jurisdictions where PCI DSS has not been expressly adopted by the legislature, (B) HIPAA, (C) to the extent NIST is the industry standard or where HIPAA defers a standard to NIST, the standards promulgated by the National Institute of Standards and Technology (NIST) as it relates to the protection and security of personal data, (D) the Gramm-Leach-Bliley Act and related regulations (“GLBA”), (E) Federal Trade Commission Act (“FTC Act”) and related regulations, (F) the Family Educational Rights and Privacy Act (“FERPA”) and related regulations, (G) the Children’s Online Privacy Protection Act (“COPPA”) and related regulations, (H) California Consumer Privacy Act (“CCPA”) and related regulations, (I) all Legal Requirements related to online Privacy Policies including without limitation the California Online Privacy Protection Act, (J) Fair and Accurate Credit Transaction Act, (K) the Illinois Biometric Information Privacy Act (“BIPA”) and all other U.S. state laws regulating biometric information, (L) The Telephone Consumer Protection Act, Section 227 of the Communications Act of 1934 (“TCPA”), similar state laws and Legal Requirements relating to automatic dialing and use of communications technology, and (iv) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) and similar state laws.

Annex 1
Certain Definitions

“Debt” means the aggregate amount (including the current portions thereof) of all (i) indebtedness of the Company for money borrowed from others, as well as the Company’s capital lease obligations, purchase money indebtedness, letters of credit, credit card payables, notes payable and all amounts payable to a Seller Party or any Seller’s Affiliates (including bonuses, distributions, other payables or any other obligations pursuant to the Company’s Organizational Documents); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the Company of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) interest expense accrued but unpaid; (iv) any and all payroll expenses or liabilities of the Company accrued (or incurred but not paid) prior to the Closing Date; (v) any and all annual bonus expenses or liabilities of the Company accrued (or incurred but not paid) prior to the Closing Date; (vi) any and all pension contribution expenses or liabilities of the Company accrued (or incurred but not paid) ) with respect to Plan or Agreements prior to the Closing Date; (vii) Tax liabilities accrued but unpaid; (viii) all liabilities or obligations in respect of transaction bonuses, success fees, change-in-control payments, severance rights, deferred compensation payments, withdrawal liability under multiemployer plans and any other obligations triggered by the transactions contemplated herein including any stay, retention or other bonuses (including any discretionary bonuses) or compensation payable in connection with or as a result of the Transactions; (ix) the employer taxes associated with any of (v), (vi), or (viii) above; (x) all prepayment premiums, on or relating to any of such indebtedness; and (xi) Company Transaction Expenses.

“Discharge” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including ground water, surface water, land, soil or air.

“Dispute” has the meaning set forth in Section 10.3(a) of this Agreement.

“Domain Name” has the meaning set forth in Section 3.15(a)(ii) of this Agreement.

“Earn-Out Date” has the meaning set forth in Section 2.5(c) of this Agreement.

“Earn-Out Payment Protest Notice” has the meaning set forth in Section 2.5(d) of this Agreement.

“Earn-Out Payments” has the meaning set forth in Section 2.5(a) of this Agreement.

“Earn-Out Payment Schedule” has the meaning set forth in Section 2.5(c) of this Agreement.

“EBITDA” has the meaning set forth in Section 2.5(b)(i) of this Agreement.

“Effective Time” has the meaning set forth in Section 2.1 of this Agreement.

“End Date” has the meaning set forth in Section 9.1(b) of this Agreement.

“Environmental Law” means all existing and applicable Legal Requirements of federal, state and local Governmental Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, Discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.

Annex 1
Certain Definitions

“ERISA” has the meaning set forth in Section 3.7(a) of this Agreement.

“ERISA Affiliate” has the meaning set forth in Section 3.7(a) of this Agreement.

“e-RX Standards” has the meaning set forth in Section 3.10(g) of this Agreement.

“Final Closing Amount” has the meaning set forth in Section 1.3 of this Agreement.

“Financing” has the meaning set forth in Section 5.5 of this Agreement.

“Fraud” means, (i) in the case of any Seller Party, an actual and intentional, and knowing common law fraud by the Seller Parties with respect to the making of the representations and warranties in Article III, Article VI, or in any Collateral Agreement, and (ii) in the case of Buyer, an actual and intentional, and knowing (with only the Knowledge of the following Persons being treated as Buyer’s Knowledge for purposes of this definition: Prashant Patel) common law fraud by Buyer with respect to the making of the representations and warranties in Article IV and in any Collateral Agreement to which Buyer is a party.

“Fundamental Representations” has the meaning set forth in Section 7.2(b)(ii) of this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authorities” means any nation or country (including the United States) and any commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Legal Requirements as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Healthcare Laws” means all federal and state Legal Requirements relating to the regulation, provision or administration of, or payment for, healthcare products or services, including (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§1395nn and 1396b), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), or any regulations promulgated pursuant to such statutes, or similar state or local healthcare-related statutes or regulations, (ii) HIPAA, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as related state Medicaid statutes and regulations, (v) TRICARE (10 U.S.C. Section 1071 et seq.) and the regulations promulgated thereunder, (vi) quality and safety laws, rules or regulations relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services, (vii) Legal Requirements governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services, and (viii) licensure Legal Requirements relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods and the ownership, operation or distribution of medical equipment, supplies or accessories, each of (i) through (viii) as amended from time to time.

Annex 1
Certain Definitions

“HIPAA” means, collectively, the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 and all related standards adopted by the United States Department of Health and Human Services as they may be amended from time to time and currently located at 45 C.F.R. parts 160 and 164, all as amended by the Health Information Technology for Economic and Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, as codified at 42 U.S.C. Sections 1320d through d-9, and its implementing regulations.

“Incorporated Open Source Software” has the meaning set forth in Section 3.15(i) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.5(a) of this Agreement.

“Indemnified Taxpayer” has the meaning set forth in Section 6.2(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.5(a) of this Agreement.

“Intellectual Property” has the meaning set forth in Section 3.15(a) of this Agreement.

“Intellectual Property Registrations” has the meaning set forth in Section 3.15(b) of this Agreement.

“Interim Financials” has the meaning set forth in Section 3.8(a) of this Agreement.

“IP Assignment” has the meaning set forth in Section 2.3(h) of this Agreement.

“Jouska” has the meaning set forth in the Preamble.

“Jouska Interests” has the meaning set forth in the Recitals.

“Knowledge of Buyer” means the actual knowledge of Prashant Patel with respect to the matter in question, and such knowledge as such Person reasonably should have obtained upon diligence investigation and inquiry into the matter in question.

“Knowledge of the Company” means the actual knowledge of any Seller Owners with respect to the matter in question, and such knowledge as each such Person reasonably should have obtained upon diligence investigation and inquiry into the matter in question.

“Leases” has the meaning set forth in Section 3.12(b) of this Agreement.

“Leased Premises” has the meaning set forth in Section 3.12(b) of this Agreement.

“Legal Requirements” means, when described as being applicable to any Person, any and all laws (statutory, judicial or otherwise), including all Data and Privacy and Security Laws, Healthcare Laws, ordinances, regulations, judgments, orders, directives, injunctions, writs, guidance, decrees or awards of, and any Contracts with, any Governmental Authority or standard-setting body, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

“Liabilities” has the meaning set forth in Section 3.8(b) of this Agreement.

Annex 1
Certain Definitions

“Licensed Intellectual Property” has the meaning set forth in Section 3.15(a) of this Agreement.

“Liens” means all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever; provided, however, that Liens shall not include any Permitted Liens or any Liens arising under this Agreement or any Collateral Agreement.

“Material Adverse Effect” means any change, condition, occurrence, development, event or effect that is or would be reasonably expected to be materially adverse to the assets, business, financial condition, revenues, operations, relationships or prospects of the Company; provided, however, that, in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would occur, this definition shall exclude any effect to the extent arising out of, attributable to, or resulting from: (a) changes in conditions generally affecting the industries in which the Company conducts its business (unless such changes affect the Company in a materially disproportionate manner compared to other companies in the Company’s industry); (b) changes in general economic, political or financial market conditions (unless such changes affect the Company in a materially disproportionate manner compared to other companies in the Company’s industry); and (c) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism.

“Material Contract” has the meaning set forth in Section 3.13 of this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.7(e) of this Agreement.

“Net Working Capital” means the amount by which: (A) (i) all accounts receivable (less any reserve for doubtful accounts and less any customer rebates that have not been paid or credited against such accounts receivable), plus (ii) all inventory net of reserves (other than reserves for obsolete inventory), plus (iii) all other prepaid expenses (other than, if applicable, Tax assets) for which the Company will receive the benefit hereunder following the Closing Date; exceeds (B)(i) all accounts payable; plus (ii) all accrued expenses; (iii) all Debt of the Company (to the extent not paid off or deducted from the Closing Payment at the Closing); plus (iv) all other current Liabilities (other than, if applicable, deferred Tax liabilities), in all cases, with respect to each component of Net Working Capital, determined in accordance with GAAP.

“Non-Fundamental Representations” has the meaning set forth in Section 7.2(b)(ii) of this Agreement.

“Nomad” has the meaning set forth in the Preamble.

“Nomad Interests” has the meaning set forth in the Preamble.

“Notice” has the meaning set forth in Section 10.2 of this Agreement.

“Objection Statement” has the meaning set forth in Section 1.3 of this Agreement.

“OFAC” has the meaning set forth in Section 3.28 of this Agreement.

“ONC Program” has the meaning set forth in Section 3.10(g) of this Agreement.

“Organizational Documents” means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

Annex 1
Certain Definitions

“Other Parties” has the meaning set forth in Section 3.10(b) of this Agreement.

“Other Person Authorizations” has the meaning set forth in Section 3.20(b) of this Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patent” has the meaning set forth in Section 3.15(a)(vi) of this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.3(c) of this Agreement.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Permitted Liens” means (i) Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which the Company has made adequate reserves in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business; (iii) zoning, entitlement and other land use regulations by any Governmental Authority which do not materially interfere with the current use of the asset affected thereby; (iv) Liens disclosed in the Financial Statements or a specific Schedules; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially interfere with the current use of the asset affected thereby.

“Person” means any individual, corporation, limited liability company, general or limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Plan” or “Plans” has the meaning set forth in Section 3.7(b) of this Agreement.

“PP Holdback Amount” means Five Hundred Thousand Dollars ($500,000).

“PP Overpayment” has the meaning set forth in Section 1.3.

“PP Underpayment” has the meaning set forth in Section 1.3.

“Privacy Policies” has the meaning set forth in Section 3.26(a) of this Agreement.

“Promissory Notes” mean those certain promissory notes issued by Buyer to Sellers at Closing in the aggregate original principal amount of Ten Million and 00/000 Dollars ($10,000,000.00), substantially in the form attached hereto as Exhibit B.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

“Purchase Price” has the meaning set forth in Section 1.2 of this Agreement.

“Purchase Price Allocation” has the meaning set forth in Section 1.7 of this Agreement.

“Purchased Interests” has the meaning set forth in the Recitals.

“Records” has the meaning set forth in Section 2.3(b) of this Agreement.

Annex 1
Certain Definitions

“Reference Date” has the meaning set forth in Section 3.9(a) of this Agreement.

“Required Cash” (i) amounts received by the Company for work or services not yet performed, and (ii) the Company’s accrued (or incurred but not yet paid) payroll, vacation and bonuses (other than bonuses included in the definition of Debt) as of the Closing Date.

“Restricted Area” has the meaning set forth in Section 5.3(a) of this Agreement.

“Restricted Cash” means the aggregate amount of cash deposits (including security deposits), cash in reserve accounts, cash in escrow accounts and any other cash which is subject to a lockbox arrangement, cash dominion, cash control or similar agreement, or which is otherwise subject to any other restriction, whether contractual or pursuant to applicable Legal Requirements, on the ability of the Company or any of its Subsidiaries to freely transfer or use such cash for any lawful purpose.

“Restricted Person” has the meaning set forth in Section 5.3(a) of this Agreement.

“Sanctions Investigation” has the meaning set forth in Section 3.28 of this Agreement.

“Sample Calculation” has the meaning set forth in Section 2.5(b)(i) of this Agreement.

“Schedules” has the meaning set forth in Article III of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission

“Security Event” has the meaning set forth in Section 3.26(e) of this Agreement.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Basket” has the meaning set forth in Section 8.3(b)(i) of this Agreement.

“Seller Cap” has the meaning set forth in Section 8.3(c)(i) of this Agreement.

“Seller Owner” or “Seller Owners” has the meaning set forth in the Preamble.

“Seller Party” or “Seller Parties” has the meaning set forth in the Preamble.

“Seller Representative” has the meaning set forth in the Preamble.

“Seller Representative Closing Certificate” has the meaning set forth in Section 8.2(d) of this Agreement.

“Software” has the meaning set forth in Section 3.15(a)(iv) of this Agreement.

“Special Accountants” has the meaning set forth in Section 1.4(b) of this Agreement.

“Strategix” has the meaning set forth in the Preamble.

“Strategix Interests” has the meaning set forth in the Recitals.

“Survival Period” has the meaning set forth in Section 8.2(b)(ii) of this Agreement.

Annex 1
Certain Definitions

“Tangible Assets” means all machinery, office equipment, furniture, fixtures, trade fixtures, vehicles, rolling stock, molds, tools and other tangible assets (other than inventory or real estate).

“Tangible Company Properties” has the meaning set forth in Section 3.16 of this Agreement.

“Target Net Working Capital” means $750,000.

“Tax” means (i) all United States or non-United States federal, state, local, provincial or territorial taxes, charges, fees, imposts, levies or other assessments of any kind in the nature of taxes, including but not limited to, income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, excess profits or windfall profits, inventory, environmental, unclaimed property, capital stock, escheat, license, occupancy, business organization, withholding, payroll, employment (including employee withholding or employer payroll tax, FICA or FUTA), social security, unemployment, excise, severance, stamp, healthcare or health insurance, occupation, real, personal or intangible property, assessable payment (including under Section 4980H), prohibited transactions, premiums, business and occupation or other taxes (including estimated taxes), customs, duties, fees, assessments and charges of any kind whatsoever in the nature of taxes, whether or not disputed; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with, resulting from or attributed to any item described in clause (i) whether or not disputed; and (iii) any liability with respect to any items described in clauses (i) or (ii) payable by reason of Contracts, assumption, transferee liability, operation of law, obligations to indemnify, Treasury Regulation 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Tax Authority” means any Governmental Authority or other entity or group responsible for the imposition, collection or administration of any Tax, or otherwise overseeing or regulating any matters relating to Taxes.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including but not limited to any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Claim” has the meaning set forth in Section 7.5(a) of this Agreement.

“Trademark” has the meaning set forth in Section 3.15(a)(i) of this Agreement.

“Trade Secrets” means information of the Company including technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or vendors which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transactions” means the transactions contemplated by, and subject to the terms and conditions of, this Agreement and the Collateral Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.2(d) of this Agreement.

“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

“Unit Assignments” has the meaning set forth in Section 2.3 of this Agreement.

“Withholding Amount” has the meaning set forth in Section 1.6 of this Agreement.

Annex 1
Certain Definitions

Annex II

Sellers, Shareholders and Pro Rata Percentage

Sellers:

1.	Strategix Global LLC – 60% Brian Norton, Manager

2.	Nomad Capital LLC – 20% T. Scott Madsen, Manager

3.	Jouska Holdings LLC – 20% Drew Warthen, Manager

Seller Owners:

1.	Brian Norton

2.	Drew Warthen

3.	T. Scott Madsen

4.	Stephen Madsen

5.	David Madsen

Allocations:

Seller	Closing Payment	Promissory Note	Earn-Out Payment	Bonus Payment
Strategix Global LLC	60% of the Closing Payment consisting of approximately $3,000,000 in cash and $3,000,000 of stock issued at a 20% discount	60% of the annual installment in cash	60% of the earn- out payment in stock	60% of the bonus payment, if any, 1/2 in cash and 1/2 in stock
Nomad Capital LLC	20% of Closing Payment or approximately $2,000,000	20% of the annual installment in cash	20% of the earn- out payment in stock	20% of the bonus payment, if any, 1/2 in cash and 1/2 in stock
Jouska Holdings LLC	20% of Closing Payment or approximately $2,000,000	20% of the annual installment in cash	20% of the earn- out payment in stock	20% of the bonus payment, if any, 1/2 in cash and 1/2 in stock

EXHIBIT A

Form of Membership Interest Assignment

FOR VALUE RECEIVED, pursuant to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of May 11, 2023, by and among (i) Danam Health, Inc., a Delaware corporation (“Assignee”); (ii) Wellgistics, LLC, a Florida limited liability company (the “Company”) (iii) [●], a [●] (“Assignor”), and (iii) the other parties thereto, the Assignor hereby (A) assigns, transfers and conveys to Assignee, free and clear of all Liens, all of the Assignor’s right, title and interest in and to the [●] % of the Purchased Interests standing in the name of the Assignor on the books of the Company (the “Assigned Interests”) and including without limitation, the Assignor’s rights as a member of the Company (the “Assignment”), (B) withdraws as a member of the Company, and (C) irrevocably constitutes and appoints any officer of the Company as attorney-in-fact to transfer the Assigned Interests on the books of the Company with full power of substitution in the premises. Unless otherwise defined herein, capitalized terms used in this Assignment have the meanings assigned to such terms in the Purchase Agreement.

This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law rules.

A signed copy of this Assignment executed and/or delivered by electronic transmission (including, e.g., DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this assignment.

ASSIGNOR:

[_______________________]

By:
Name:
Title:

EXHIBIT B

Form of Promissory Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST (ADDRESSED TO PRASHANT PATEL AT DANAM HEALTH, INC., 100 WHITAKER ROAD, LUTZ, FLORIDA 33549, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE.

DANAM HEALTH, INC.
PROMISSORY NOTE

FOR VALUE RECEIVED, Danam Health, Inc., a Delaware corporation (the “Company”), promises to pay to the order of the noteholder set forth on the signature page attached hereto (the “Holder”), or its permitted successors and assigns, the principal amount set forth on the signature page attached hereto, or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Promissory Note (this “Note”). All unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable on the earliest to occur of (i) the date that the winding up of the Company is effective, and (ii) [                        ]4 (such date, the “Maturity Date”).

Holder acknowledges that this Note is one of a series of Promissory Notes of like tenor (collectively, the “Notes”) being issued.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, to which the Holder, by the acceptance of this Note, agrees:

Interest, Repayment and Prepayment.

Interest. Interest on this Note shall be simple interest from the date of this Note on the unpaid principal balance at a rate equal to the Prime Rate published by the Wall Street Journal on January 1st of the applicable year, computed on the basis of the actual number of days elapsed and a year of 365 days. Accrued interest on this Note shall be payable annually to the Holder in immediately available funds commencing on the first anniversary of the Date of this Note, with the final payment due on the Maturity Date.

4 To be three years from the date the note is executed.

Repayment. The outstanding principal amount of this Note shall be payable 33.33% of the original principal balance on the first and second anniversary dates of the Note and 33.,34% of the original principal amount on the Maturity Date.

Prepayment. The Borrower shall have the right to prepay the principal amount of this Note together with all accrued interest, in full or in part, at any time and from time to time. Any prepayment amount received by the Payee shall be applied, unless otherwise specified, first to any accrued but unpaid interest, and then to the principal amount of this Note through the date of such prepayment. Any such prepayment of principal shall be payable without any premium or penalty of any kind.

Default; Remedies.

Default. The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

the Company’s failure to pay when due any principal or interest payment on the due date hereunder and such default shall continue unremedied for a period of thirty (30) days following receipt of written notice signed by the Holder of such failure to pay;

the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.

Remedies.

Upon the occurrence or existence of any Event of Default under Section 2.1(a), the Holder of this Note may, by written notice to the Company, declare the entire outstanding principal amount of the Note, any accrued but unpaid interest and any other amounts payable thereunder, to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

Upon the occurrence or existence of any Event of Default described in Sections 2.1(b) or 2.1(c), immediately and without notice, the entire outstanding principal amount of the Notes, any accrued but unpaid interest and any other amounts payable under the Notes shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

Unsecured and Subordinated. This note is unsecured. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note or hereafter incurred. “Senior Indebtedness” shall mean, unless expressly subordinated to the amounts due under this Note, all amounts due in connection with (i) indebtedness of the Company for borrowed money, (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor, or (iii) any indebtedness incurred as part of a financing transaction of the Company whereby the Company borrows funds to effect a merger or other business combination.

Representations of Holder.

Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D prescribed by the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Securities Act”), as such rule is presently in effect. If other than an individual, the Holder has not been organized for the specific purpose of acquiring the Notes (the “Securities”). The Holder agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Note.

Foreign Investors. If Holder is not a United States person or is deemed not to be a United States person under Rule 902(k)(2) of the Securities Act, Holder hereby represents (i) that Holder has not and will not solicit offers to buy, offer to sale or sell the Note, or any beneficial interest therein in the United States or to or for the account of a United States person or engage in any hedging transactions involving the Note; (ii) that it has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S of the Securities Act) in the United States with respect to the Note; (iii) that it is not a distributor or dealer (as such terms are defined in Regulation S of the Securities Act); (iv) that it is not acquiring the Note for the account or benefit of any United States person; (v) that the Notes and any transactions contemplated by the Note will not violate any applicable securities or other laws of the Holder’s jurisdiction; and (vi) that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to invest any amounts in connection with the Notes, including (A) the legal requirements within its jurisdiction in connection with the Notes and any transactions contemplated by the Note, (B) any foreign exchange restrictions applicable to the Notes and any transactions contemplated by the Note, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Notes.

Purchase Entirely for Own Account. This Note is issued in reliance upon the Holder’s representation to the Company that the Note is acquired for investment for the Holder’s own account, not as a nominee or agent (unless otherwise specified on the Holder’s signature page hereto), and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to the Note.

Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Note. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Note. The Holder confirms that the Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Note. In deciding to purchase the Note, the Holder is not relying on the advice or recommendations of the Company and has made its own independent decision that the investment in the Note is suitable and appropriate for the Holder. The Holder understands that no federal or state agency has passed upon the merits or risks of an investment in the Note or made any finding or determination concerning the fairness or advisability of this investment.

Residency. In the case of a Holder who is an individual, the state of the Holder’s residency, or, in the case of a Holder that is a corporation, partnership or other entity, the state of the Holder’s principal place of business, is correctly set forth on the signature page to this Note.

Tax and Legal Advice. The Holder is not relying on nor has relied on the Company or any of the Company’s officers, directors, managers, equity holders, representatives, agents or advisers (including, without limitation, Nelson Mullins Riley and Scarborough LLP, legal counsel for the Company), for any advice, including, without limitation, any financial, tax or legal advice in connection with the transactions contemplated by this Note. The Holder has had an opportunity to consult with its legal counsel and tax and other advisers regarding the purchase of the Note. The Holder shall be responsible for any and all taxes, duties and other similar charges payable in connection with the issuance of the Note, and hereby agrees to indemnify the Company and its successors and assigns with respect to same.

Representations and Warranties of the Company. The Company represents and warrants to the Holder as of the date hereof that:

Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Note, and to perform its obligations thereunder.

Authorization. All corporate action on the part of the Company necessary for the authorization, sale, issuance and delivery of the Note, and the performance of all of the Company’s obligations thereunder has been taken or will be taken prior to the date hereof. The Note, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or legal holiday.

Cumulative Rights. No delay on the part of the Holder in the exercise of any power or right under this Note shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Miscellaneous.

Payment. All payments under this Note shall be made in lawful tender of the United States.

Waivers and Amendments. This Note and the obligations of the Company and the rights of the Holder under this Note may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and a majority of the holders of all the Notes (“Majority Holders”); provided, however, that any amendment, waiver or discharge which would disproportionately and adversely affect the Holder relative to the other holders of Notes must be approved in writing by the Holder. Holder acknowledges that, notwithstanding the absence of a Note Purchase Agreement or similar agreement to which all purchasers of Notes are parties, (i) an amendment, waiver, discharge or termination effected in accordance with this Section 8.2 shall be binding upon the Holder and the Company, and (ii) the Majority Holders shall have the right and power to diminish or eliminate all rights under the Notes pursuant to this Section.

Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when delivered (i) personally, (ii) by overnight courier, (iii) sent by email (upon customary confirmation of receipt), or (iv) forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, in each case addressed to the party to be notified at such party’s mailing address or email address as set forth on the signature page, as subsequently modified by written notice pursuant to the terms hereof, or if no mailing address or email address is specified on the signature page, at the most recent mailing address or email address set forth in the Company’s books and records.

Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

Successors and Assigns.

Neither this Note nor any rights hereunder may be assigned, conveyed, or transferred, in whole or in part, without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion. Notwithstanding the foregoing, (i) if the Holder is an entity, the Holder shall be permitted to transfer this Note to any affiliate (as that term is defined in Rule 405 of the Securities Act) of the Holder who (a) executes and delivers to the Company an acknowledgement that such affiliate agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 4 and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws, and (ii) if the Holder is an individual, the Holder may transfer this Note to a trust established for a direct lineal descendant of the Holder or a similar vehicle for estate planning purposes who (a) executes and delivers to the Company an acknowledgement that such trust or similar vehicle agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 4, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws.

Any purported transfer or assignment of any portion of the Holder’s rights or obligations hereunder in contravention of this Section 110.5 shall be null and void ab initio. Subject to the foregoing, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Company and the Holder.

Usury. In the event any interest is paid on this Note, or a fee that is deemed interest, which is in excess of the then-applicable legal maximum rate, then that portion of the interest payment representing an amount in excess of the then-applicable legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes.

In the event the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

Construction. The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

Expenses. The Company and the Holder shall each bear its respective expenses and legal fees incurred with respect to this Note and the transactions contemplated hereby.

Counterparts; Electronic Signature. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be executed and delivered via facsimile, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Governing Law. THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF DELAWARE AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN DELAWARE, AS APPLICABLE, FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE, EXCEPT THAT IN ACTIONS SEEKING TO ENFORCE ANY ORDER OR ANY JUDGMENT OF SUCH FEDERAL OR STATE COURTS LOCATED IN DELAWARE, SUCH PERSONAL JURISDICTION SHALL BE NONEXCLUSIVE.

[Signature Page Follows]

This Promissory Note is executed by duly authorized representatives of the below signatories.

DANAM HEALTH, INC.

By:
Name:
Title:

Address:

100 Whitaker Road
Lutz, FL 33549

ACCEPTED AND AGREED:

(Print name of individual or entity Holder)

Principal: $

By:
Name:
Title (if applicable): ____________________________________

Address:
_____________________________________________________
_____________________________________________________

E-mail: _______________________________________________

Date of Note: __________________________________________

FIRST AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of this 4th day of August, 2023, by and among (i) DANAM HEALTH, INC., a Delaware corporation (“Buyer”); (ii) WELLGISTICS, LLC, a Florida limited liability company (the “Company”) (iii) STRATEGIX GLOBAL LLC, a Utah limited liability company (“Strategix”), NOMAD CAPITAL LLC, a Utah limited liability company (“Nomad”), JOUSKA HOLDINGS LLC, a Delaware limited liability company (“Jouska”; together with Strategix and Nomad, collectively, “Sellers” and, each, a “Seller”); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the “Seller Owners” and, each, a “Seller Owner”; Seller Owners, together with Sellers, the “Seller Parties” and, each, a “Seller Party”); and (v) BRIAN NORTON, a resident of the State of Montana, in his capacity as Seller Representative (“Seller Representative”; together with Buyer, Sellers, and Seller Owners, collectively, the “Parties” and, each, a “Party”).

RECITALS

A. The Parties are parties to that certain Membership Interest Purchase Agreement dated as of May 11, 2023 (the “Purchase Agreement”), concerning the acquisition of the membership interests of the Company by Buyer, as more particularly described in the Purchase Agreement.

B. Under the Purchase Agreement, the last date on which the transactions contemplated by the Purchase Agreement may be consummated is September 30, 2023 and the Parties desire to amend the Purchase Agreement to modify such date.

C. Under the Purchase Agreement, the Seller Representative was not authorized to represent the Seller Owners and the Parties desire to amend the Purchase Agreement such that the Seller Owners authorize the Seller Representative to act on their behalf.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein.

2. Extension of End Date. The third line of Section 10.01(b) of the Purchase Agreement is hereby amended by deleting the date “September 30, 2023” and inserting the text “the earlier of (1) sixty (60) days after the approval of Form S-4 pursuant to that certain Merger Agreement, dated as of August 7, 2023, by and among (i) Buyer; (ii) Artemis Strategic Investment Corporation, a Delaware corporation (together with its successors; (iii) ASIC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser; and (iv) the other parties thereto, and (2) December 26, 2023”.

3. Appointment of Seller Representative. Section 11.14 of the Purchase Agreement is hereby deleted and replaced with the following text:

“11.14 Appointment of Seller Representative.

(a) Designation. Seller Representative is hereby designated by each Seller Party to serve as the representative of Seller Parties with respect to the matters set forth in this Agreement to be performed by Seller Representative.

(b) Authority. By the approval of this Agreement, Seller Parties hereby irrevocably constitute and appoint Seller Representative as the representative, agent, proxy and attorney-in-fact for each Seller Party for all purposes authorized under this Agreement, including the full power and authority on Seller Parties’ behalf (i) to consummate the Transactions; (ii) to pay Seller Representative’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Seller Party and each other Seller Party; (iv) to endorse and deliver any certificates or instruments representing the Purchased Interests and execute such further instruments of assignment as Buyer shall reasonably request; (v) to negotiate, execute and deliver on behalf of such Seller Party any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, on behalf of such Seller Party relative to any amounts to be received by such Seller Party under this Agreement or any agreements contemplated hereby, any claim made by Buyer under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Seller Party, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of such Seller Party, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (viii) to take all other actions to be taken by or on behalf of such Seller Party in connection herewith including any action to enforce the rights of such Seller Party hereunder; and (ix) to do each and every act and exercise any and all rights which such Seller Party or Seller Parties collectively are permitted or required to do or exercise under this Agreement or any other agreement contemplated hereby. Each Seller Party agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller Party. All decisions and actions by Seller Representative (to the extent authorized by this Agreement) shall be binding upon all Seller Parties, and no Seller Party shall have the right to object, dissent, protest or otherwise contest the same.

(c) Authority; Indemnification. Each Seller Party agrees that Buyer shall be entitled to rely on any action taken by Seller Representative, on behalf of such Seller Party, pursuant to Section 11.14(b) (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller Party as fully as if such Seller Party had taken such Authorized Action. Each Seller Party hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless Seller Representative against all fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Seller Representative in connection with any action, suit or proceeding to which Seller Representative is made a party by reason of the fact it is or was acting as Seller Representative pursuant to the terms of this Agreement.

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(d) Exculpation. Notwithstanding anything in this Agreement to the contrary, Seller Representative shall not have any (i) obligation under this Agreement except for its express obligations under Sections 1.4 or 2.5 or (ii) liability under this Agreement. Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller Party, except in respect of amounts received on behalf of such Seller Party. Seller Representative shall not be liable to any Seller Party for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that Seller Representative shall not be relieved of any liability imposed by applicable law for willful misconduct. Seller Representative and its Representatives shall not be liable to Seller Parties for any apportionment or distribution of payments made by Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller Party to whom payment was due, but not made, shall be to recover from other Seller Parties any payment in excess of the amount to which they are determined to have been entitled. Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither Seller Representative nor any agent employed by it shall incur any liability to any Seller Party relating to the performance of its other duties hereunder, except for actions or omissions constituting willful misconduct.”

4. Ratified and Confirmed. The Purchase Agreement, except as amended by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms and provisions. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Purchase Agreement, the terms and provisions of this Amendment shall govern.

5. Terms. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Purchase Agreement.

6. Governing Law and Venue. Section 11.3 of the Purchase Agreement is incorporated herein mutatis mutandis.

7. Headings. The paragraph headings contained herein are included solely for the convenience of reference and shall not be considered in the interpretation of this Amendment nor shall the same be deemed to alter or modify the terms of this Amendment.

8. Execution/Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF the Parties hereto have executed this Amendment to Membership Interest Purchase Agreement on the date first above written.

BUYER:

DANAM HEALTH, INC.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Ceo

COMPANY

WELLGISTICS, LLC

By:	/s/ Brian Norton
Name:	Brian Norton
Title:	CEO

SELLER REPRESENTATIVE

/s/ Brian Norton
Brian Norton

SELLERS

STRATEGIX GLOBAL LLC

By:	/s/ Brian Norton
Name:	Brian Norton
Title:	Manager

JOUSKA HOLDINGS LLC

By:	/s/ Drew Warthen
Name:	Drew Warthen
Title:	Manager

Signature Page to Amendment to Membership Interest Purchase Agreement

IN WITNESS WHEREOF the Parties hereto have executed this Amendment to Membership Interest Purchase Agreement on the date first above written.

NOMAD CAPITAL LLC

By:	/s/ T Scott Madsen
Name:	T Scott Madsen
Title:	Manager

SELLER OWNERS

/s/ David Madsen
David Madsen

/s/ Stephen Madsen
Stephen Madsen

/s/ Brian Norton
Brian Norton

/s/ Drew Warthen
Drew Warthen

/s/ T. Scott Madsen
T. Scott Madsen

Signature Page to Amendment to Membership Interest Purchase Agreement

SECOND AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Second Amendment”) is effective as of this 26th day of December, 2023, by and among (i) DANAM HEALTH, INC., a Delaware corporation (“Buyer”); (ii) WELLGISTICS, LLC, a Florida limited liability company (the “Company”) (iii) STRATEGIX GLOBAL LLC, a Utah limited liability company (“Strategix”), NOMAD CAPITAL LLC, a Utah limited liability company (“Nomad”), JOUSKA HOLDINGS LLC, a Delaware limited liability company (“Jouska”; together with Strategix and Nomad, collectively, “Sellers” and, each, a “Seller”); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the “Seller Owners” and, each, a “Seller Owner”; Seller Owners, together with Sellers, the “Seller Parties” and, each, a “Seller Party”); and (v) BRIAN NORTON, a resident of the State of Montana, in his capacity as Seller Representative (“Seller Representative”; together with Buyer, Sellers, and Seller Owners, collectively, the “Parties” and, each, a “Party”).

RECITALS

A. The Parties are parties to that certain Membership Interest Purchase Agreement dated as of May 11, 2023 (the “Purchase Agreement”), concerning the acquisition of the membership interests of the Company by Buyer, as more particularly described in the Purchase Agreement.

B. The Parties amended the Purchase Agreement on August 4, 2023, (“Amendment”) extending the last date by which the Purchase Agreement could be consummated to December 26, 2023 and the Parties desire to amend the Purchase Agreement and Amendment to modify such date;

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Second Amendment to the same extent as if set forth herein.

2. Extension of End Date. Item 2 of the Amendment is hereby amended by deleting the text “the earlier of (1) sixty (60) days after the approval of Form S-4 pursuant to that certain Merger Agreement, dated as of August 7, 2023, by and among (i) Buyer; (ii) Artemis Strategic Investment Corporation, a Delaware corporation (together with its successors; (iii) ASIC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser; and (iv) the other parties thereto, and (2) December 26, 2023” and replaced with the new date of March 29, 2024.

3. Ratified and Confirmed. The Purchase Agreement and Amendment, except as amended by this Second Amendment, is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms and provisions. If there is any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Purchase Agreement and the Amendment, the terms and provisions of this Second Amendment shall govern.

4. Terms. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Purchase Agreement.

5. Governing Law and Venue. Section 11.3 of the Purchase Agreement is incorporated herein mutatis mutandis.

6. Headings. The paragraph headings contained herein are included solely for the convenience of reference and shall not be considered in the interpretation of this Second Amendment nor shall the same be deemed to alter or modify the terms of this Second Amendment.

7. Execution/Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Second Amendment.

[Signatures appear on the following page.]

IN WITNESS WHEREOF the Parties hereto have executed this Second Amendment to Membership Interest Purchase Agreement on the date first above written.

BUYER:

DANAM HEALTH, INC.

By:
Name:
Title:

COMPANY

WELLGISTICS, LLC

By:
Name:	Brian Norton
Title:	CEO

SELLER REPRESENTATIVE

Brian Norton

Signature Page to Second Amendment to Membership Interest Purchase Agreement

THIRD AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Third Amendment”) is effective as of this 22nd day of March, 2024, by and among (i) DANAM HEALTH, INC., a Delaware corporation (“Buyer”); (ii) WELLGISTICS, LLC, a Florida limited liability company (the “Company”) (iii) STRATEGIX GLOBAL LLC, a Utah limited liability company (“Strategix”), NOMAD CAPITAL LLC, a Utah limited liability company (“Nomad”), JOUSKA HOLDINGS LLC, a Delaware limited liability company (“Jouska”; together with Strategix and Nomad, collectively, “Sellers” and, each, a “Seller”); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the “Seller Owners” and, each, a “Seller Owner”; Seller Owners, together with Sellers, the “Seller Parties” and, each, a “Seller Party”); and (v) BRIAN NORTON, a resident of the State of Montana, in his capacity as Seller Representative (“Seller Representative”; together with Buyer, Sellers, and Seller Owners, collectively, the “Parties” and, each, a “Party”).

RECITALS

A. The Parties are parties to that certain Membership Interest Purchase Agreement dated as of May 11, 2023 (the “Purchase Agreement”), concerning the acquisition of the membership interests of the Company by Buyer, as more particularly described in the Purchase Agreement.

B. The Parties amended the Purchase Agreement on August 4, 2023, (“Amendment”) extending the last date by which the Purchase Agreement could be consummated to December 26, 2023 and the Parties desire to amend the Purchase Agreement and Amendment to modify such date;

C. The Parties amended the Purchase Agreement on December 26, 2023, (“Second Amendment”) extending the last date by which the Purchase Agreement could be consummated to March 29, 2024;

D. The Parties desire to further amend the Purchase Agreement to clarify the language and extend certain deadlines related to Earn-Out Payments and Bonus Payments.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Third Amendment to the same extent as if set forth herein.

2. Change of Earn-Out Dates. Sections 2.5(a)(i)-(iii) are deleted in their entirety and replace with the following new sections:

(i)	For the calendar year ending December 31, 2024 (the “2024 Earn-Out Period”) (1) if Gross Revenues of the Company are greater than or equal to $47,200,000.00 (the “2024 Gross Revenue Target”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares, and (2) if the EBITDA of the Company is greater than or equal to $4,200,000.00 (the “2024 EBITDA Target”, and, together with the 2024 Gross Revenue Target, the “2024 Targets”) then Sellers shall be entitled to an additional Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares. Seller will habe been deemed to have met the 2024 Gross Revenue Target and/or the 2024 EBITDA Target if the final figures are at least eighty percent (80%) of the individual target. The highest Earn-Out Payment Sellers may achieve in 2024 is capped at $5,000,000.00 if both 2024 Targets are achieved.

(ii)	For the calendar year ending December 31, 2025 (the “2025 Earn-Out Period”) (1) if Gross Revenues of the Company are greater than or equal to $57,700,000.00 (the “2025 Gross Revenue Target”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares, and (2) if the EBITDA of the Company is greater than or equal to $6,500,000.00 (the “2025 EBITDA Target”, and, together with the 2024 Gross Revenue Target, the “2025 Targets”) then Sellers shall be entitled to an additional Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares. Seller will habe been deemed to have met the 2025 Gross Revenue Target and/or the 2025 EBITDA Target if the final figures are at least ninety percent (90%) of the individual target. The highest Earn-Out Payment Sellers may achieve in 2025 is capped at $5,000,000.00 if both 2025 Targets are achieved.

(iii)	For the calendar year ending December 31, 2026 (the “2026 Earn-Out Period”) (1) if Gross Revenues of the Company are greater than or equal to $63,500,000.00 (the “2026 Gross Revenue Target”) then Sellers shall be entitled to an Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares, and (2) if the EBITDA of the Company is greater than or equal to $7,500,000.00 (the “2026 EBITDA Target”, and, together with the 2024 Gross Revenue Target, the “2026 Targets”) then Sellers shall be entitled to an additional Earn-Out Payment in an aggregate value equal to $2,500,000.00 of Buyer Shares. Seller will habe been deemed to have met the 2026 Gross Revenue Target and/or the 2026 EBITDA Target if the final figures are at least ninety percent (90%) of the individual target. The highest Earn-Out Payment Sellers may achieve in 2026 is capped at $5,000,000.00 if both 2026 Targets are achieved.

3. Change of Bonus Dates. Sections 2.6(a)(i)-(iii) are deleted in their entirety and replace with the following new sections:

(i)	For the calendar year ending December 31, 2024, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2024 EBITDA Target as described in Section 2.5(a)(i)(2). The bonus shall be payable one half in Buyer Shares and one half in cash.

(ii)	For the calendar year ending December 31, 2025, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2025 EBITDA Target as described in Section 2.5(a)(i)(2). The bonus shall be payable one half in Buyer Shares and one half in cash.

(iii)	For the calendar year ending December 31, 2026, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2026 EBITDA Target as described in Section 2.5(a)(i)(2). The bonus shall be payable one half in Buyer Shares and one half in cash.

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4. Annex 1. The following definitions are updated as a result of this Third Amendment: (i) the year “2023” is replaced with the year “2024”, (ii) the year “2024” is replaced with the year “2025”, (iii) the year “2025” is replaced with the year “2026.”

5. Schedules. The Parties acknowledge that the information contained in the Schedules was accurate upon execution of the Purchase Agreement, and that due to multiple extensions of time requested by the Buyer, the information contained in those Schedules has changed over time. Seller has and shall continue to provide updates when requested by Buyer.

6. Termination. Section 10.1 is amended by adding a new subsection (g) as follows:

(g) unilaterally by the Sellers in the event that this Agreement fails to close by August 31, 2024. Buyer may but is not required to pay Seller a non-refundable sum of One Hundred Fifty Thousand Dollars ($150,000.00) (“Extension Fee”) which shall automatically extend the Closing deadline by thirty (30) days. Buyer may pay the Extension Fee no more than three (3) times for a total of no more than a ninety (90) day extension. The Extension Fee is NON-REFUNDABLE under any circumstances. The Extension Fee shall be applied to and reduce the cash payable to Sellers at Close if the sale is completed.

7. Restrictive Covenants. Section 6.3(b) is deleted and replaced in its entirety as follows:

For a period of five (5) years from and after the Closing Date, each Restricted Person will not, directly or indirectly, solict for employment (or attempt to solict for employment), any employee of the Company, Buyer or any of their respective subsidiaries or Affiliates; provided that each Restricted Person will not be prohibited from making general advertisements for employment if such advertisements are not directed at such employees. This restriction shall not apply to solicitation of any employee that has been terminated by their respective employer or resigns their employment with their respective employer so long as no solicitation has occurred during their employment.

8. Ratified and Confirmed. The Purchase Agreement and Amendment, except as amended by this Third Amendment, is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms and provisions. If there is any conflict between the terms and provisions of this Third Amendment and the terms and provisions of the Purchase Agreement and the Amendment, the terms and provisions of this Third Amendment shall govern.

9. Employment Agreements. As additional consideration for the this Third Amendment, the Parties shall negotiate in good faith and execute the employment agreements with Brian Norton, T. Scott Madsen, Brett Bryant, and Douglas Edmunds by April 12, 2024. These employment agreements shall become effective at the Closing.

10. Terms. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Purchase Agreement.

11. Governing Law and Venue. Section 11.3 of the Purchase Agreement is incorporated herein mutatis mutandis.

12. Headings. The paragraph headings contained herein are included solely for the convenience of reference and shall not be considered in the interpretation of this Third Amendment nor shall the same be deemed to alter or modify the terms of this Third Amendment.

13. Execution/Counterparts. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile, ..pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Third Amendment.

[Signatures appear on the following page.]

3

IN WITNESS WHEREOF the Parties hereto have executed this Third Amendment to Membership Interest Purchase Agreement on the date first above written.

BUYER:

DANAM HEALTH, INC.

By:
Name:	Prashant Patel
Title:	President

COMPANY

WELLGISTICS, LLC

By:
Name:	Brian Norton
Title:	CEO

SELLER REPRESENTATIVE

Brian Norton

Signature Page to Third Amendment to Membership Interest Purchase Agreement

FOURTH AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Fourth Amendment”) is effective as of this 23rd day of August, 2024, by and among (i) DANAM HEALTH INC., a Delaware corporation (“Buyer”); (ii) WELLGISTICS LLC, a Florida limited liability company (the “Company”) (iii) STRATEGIX GLOBAL LLC, a Utah limited liability company (“Strategix”), NOMAD CAPITAL LLC, a Utah limited liability company (“Nomad”), JOUSKA HOLDINGS LLC, a Delaware limited liability company (“Jouska”; together with Strategix and Nomad, collectively, “Sellers” and, each a “Seller”); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the “Seller Owners” and, each, a “Seller Owner”; Seller Owners, together with the Sellers, the “Seller Parties” and, each, a “Seller Party”); and (v) BRIAN NORTON, a resident of the State of Montana, in his capacity as Seller Representative (“Seller Representative”; together with Buyers, Sellers, and Seller Owners, collectively, the “Parties” and, each, a “Party”).

RECITALS

A.	The Parties are parties to that certain Membership Interest Purchase Agreement dated as of May 11, 2023 (the “Original Purchase Agreement” and together with the amendments listed below and this Amendment, the “Purchase Agreement”), concerning the acquisition of the membership interests of the Company by Buyer, as more particularly described in the Original Purchase Agreement.

B.	The Parties amended the Original Purchase Agreement pursuant to a certain First Amendment to Membership Interest Purchase Agreement dated August 4, 2023, a certain Second Amendment to Membership Interest Purchase Agreement dated December 26, 2023, and a certain Third Amendment to Membership Interest Purchase Agreement dated March 22, 2024; and

C.	The Parties desire to further amend the Purchase Agreement as provided in this Amendment.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein.

2.	Annex I. Annex I to the Purchase Agreement is amended by:

(a) Adding the following definitions:

“Buyer Shares” means shares of capital stock of Buyer.

“IPO” means the date of the effectiveness of an initial public offering of any of Buyer’s capital stock pursuant to a registration statement filed with the SEC relating to the sale of such stock under the Securities Act of 1933, as amended, and in connection with such offering such stock is listed for trading on the Nasdaq Capital Market LLC or other national stock exchange that Buyer shall disclose to Seller Representative.

“SEC” means the Securities and Exchange Commission.

(b) Amending the definition of “Promissory Notes” in its entirety to be as follows:

“Promissory Notes” mean those certain promissory notes issued by Buyer to Sellers at Closing in the aggregate original principal amount of Fifteen Million and 00/000 Dollars ($15,000,000.00), substantially in the form attached hereto as Exhibit B.

3.	Purchase Price. Section 1.2 of the Purchase Agreement is amended in its entirety to be as follows:

1.2 Purchase Price. The consideration for the Purchased Interests acquired by Buyer (collectively, the “Purchase Price”) shall be the sum of (i) an amount in cash equal to Ten Million and No/100 Dollars ($10,000,000.00) (such amount to be paid in accordance with Section 2.2) (the “Closing Cash Payment”), plus (ii) the aggregate principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) in the form of the Promissory Notes, plus (iii) the Earn-Out Payments (if any), to the extent earned and payable to Sellers in accordance with Section 2.5, plus, (iv) the Bonus Payments (if any), to the extent earned and payable to Sellers in accordance with Section 2.6, plus (v) up to Twelve Thousand and No/100 Dollars ($12,000.00) to reimburse the Seller Parties for their attorneys’ fees in connection with the preparation and negotiation of this Amendment and any additional fees incurred by the Seller Parties between the date of this Amendment and the IPO (the “Fee Reimbursement”). The Closing Cash Payment is subject to further adjustment as provided in Section 1.3 and Section 1.5.

4.	Closing Date. The Closing and the Closing Date shall be on such date as all conditions set forth in Article IX are satisfied, but in no event later than the date on which the Zions Bank consent is received, which is anticipated to occur by August 26, 2024.

5.	Payments at Closing and IPO. Section 2.2 of the Purchase Agreement is amended in its entirety to be as follows:

2.2 Actions at Closing and upon IPO.

(a) On the Closing Date, Buyer shall make (or cause one or more of its Affiliates to make) the following payments or deliveries:

(i) One Million and No/100 Dollars ($1,000,000.00) payable to Zions Bank by wire transfer of immediately available funds pursuant to instructions given to Buyer in writing by Seller Representative (the “Zions Payment”); and

(ii) To secure Buyer’s obligation to make the Closing Payments, a pledge agreement in a form mutually agreeable to the parties (the “Pledge Agreement”) duly executed by the principals of Buyer with respect to 125,000 shares of common stock of Trxade Health, Inc. (the “Pledged Equity”) and all other documents described in the Pledge Agreement, to be held in escrow by Dykema Gossett PLLC.

(b) No later than the earlier to occur of (i) forty-five (45) calendar days following the IPO, and (ii) the first anniversary of the Closing Date, Buyer shall make (or cause one or more of its Affiliates to make) the following payments or deliveries:

(i) to the holders of Closing Date Debt set forth in the Closing Estimates (which amount shall also contain wire instructions for each such Person), the payoff amounts, as specified in each Payoff Letter, except for any Closing Date Debt that Buyer agrees may remain outstanding; provided that such amount of any Closing Date Debt so continued shall be deducted in determining the Closing Payment;

(ii) to the holders of Closing Date Company Expenses set forth in the Closing Estimates (which such schedule shall also contain wire instructions for each such Person);

(iii) the Fee Reimbursement payable to Seller Representative by wire transfer of immediately available funds pursuant to instructions given to Buyer in writing by Seller Representative;

(iv) the Promissory Notes payable to each of Sellers in the form attached hereto as Exhibit B in Sellers’ respective pro rata portions and the Pledge Agreement and Security Agreement (each as defined in the Promissory Note and attached thereto);

(v) an amount to each Seller of such Seller’s pro rata portion of the following amounts (the aggregate amount of all such payments, the “Closing Payment”), which shall be paid by wire transfer of immediately available funds into an account or accounts designated by the Seller Representative on the Closing Date:

(A) the Closing Cash Payment; minus

(B) the Zions Payment; minus

(C) the PP Holdback Amount; plus

(D) the Closing Date Cash; minus

(E) the Closing Date Debt; minus

(F) the Closing Date Company Transaction Expenses; plus

(G) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital; minus

(H) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital.

(c) Upon delivery of the payments by Buyer in accordance with this Section 2.2, Buyer’s obligations to pay the Closing Payment shall be deemed satisfied and discharged to the extent of such payment.

6.	Deliveries by Buyer. Section 2.4(b) of the Purchase Agreement is amended in its entirety to be as follows:

[Reserved]

7.	Earn-Out.

(a) Section 2.5(a) of the Purchase Agreement is amended in its entirety to be as follows:

(a) As additional consideration for the Purchased Interests, Sellers shall be entitled to receive earn-out payments (the “Earn-Out Payments”) in the form of Buyer Shares with an aggregate value of up to $15,000,000.00 (as used in this Agreement, the number of Buyer Shares issued to Sellers is based upon the market price of said shares on the last day of each earn-out period defined below), in accordance with the following:

(i) For the calendar year ending December 31, 2024 (the “2024 Earn-Out Period”) (A) Buyer shall issue Buyer Shares to Sellers valued at $3,333,333.33, (B) if the Gross Revenues of the Company are greater than or equal to $47,200,000.00 (the “2024 Gross Revenue Target”), Buyer shall issue Buyer Shares to Sellers valued at $833,333.34, and (C) if the EBITDA of the Company is greater than or equal to $4,200,000.00 (the “2024 EBITDA Target”, and, together with the 2024 Gross Revenue Target, the “2024 Targets”) then Buyer shall issue Buyer Shares to Sellers valued at $833,333.33. Sellers will have been deemed to have met the 2024 Gross Revenue Target and/or the 2024 EBITDA Target if the final figures are at least ninety percent (90%) of an individual target. The highest Earn-Out Payment Sellers may achieve in calendar year 2024 is capped at $5,000,000.00 if both 2024 Targets are achieved.

(ii) For calendar year ending December 31, 2025 (the “2025 Earn-Out Period”) (A) Buyer shall issue Buyer Shares to Sellers valued at $3,333,333.33, (B) if the Gross Revenues of the Company are greater than or equal to $57,700,000.00 (the “2025 Gross Revenue Target”), then Buyer shall issue Buyer Shares to Sellers valued at $833,333.34, and (C) if the EBITDA of the Company is greater than or equal to $6,500,000.00 (the “2025 EBITDA Target”, and, together with the 2025 Gross Revenue Target, the “2025 Targets”) then Buyer shall issue Buyer Shares to Sellers valued at $833,333.34. Sellers will have been deemed to have met the 2025 Gross Revenue Target and/or the 2025 EBITDA Target if the final figures are at least ninety percent (90%) of an individual target. The highest Earn-Out Payment Sellers may achieve in calendar year 2025 is capped at $5,000,000.00 if both 2025 Targets are achieved.

(iii) For the calendar year ending December 31, 2026 (the “2026 Earn-Out Period”) (A) Buyer shall issue Buyer Shares to Sellers valued at $3,333,333.33, (B) if Gross Revenues of the Company are greater than or equal to $63,500,000.00 (the “2026 Gross Revenue Target”), then Buyer shall issue Buyer Shares to Sellers valued at $833,333.34, and (C) if the EBITDA of the Company is greater than or equal to $7,500,000.00 (the “2026 EBITDA Target”, and, together with the 2026 Gross Revenue Target, the “2026 Targets”) then Buyer shall issue Buyer Shares to Sellers valued at $833,333.34. Sellers will have been deemed to have met the 2026 Gross Revenue Target and/or the 2026 EBITDA Target if the final figures are at least ninety percent (90%) of the individual target. The highest Earn-Out Payment Sellers may achieve in calendar year 2026 is capped at $5,000,000.00 if both 2026 Targets are achieved.

Buyer shall promptly file a registration statement with the SEC at Buyer’s sole expense covering resale to the public by the Sellers of the Buyer Shares to be issued as Earn-Out Payments hereunder.

(b) Section 2.5(c) of the Purchase Agreement is amended by changing “2023 Earn-Out Period,” “2024 Earn-Out Period” and “2025 Earn-Out Period” in the first phrase thereof to “2024 Earn-Out Period,” “2025 Earn-Out Period” and “2026 Earn-Out Period,” respectively.

(c) Section 2.5(f) of the Purchase Agreement is amended by changing “2025 Earnout Period” to “2026 Earnout Period”.

(d) Section 2.5(g) of the Purchase Agreement is amended by (i) deleting clause (ii) thereof in its entirety and (ii) replacing the last sentence thereof in its entirety with the following:

Additionally, any Earn-Out Payment shall also be subject to a lockup period for public market sales of Buyer Shares; provided, however, that such lockup period shall not exceed 90 days from the date of the issuance of the applicable Buyer Shares.

8.	Additional Bonus. Section 2.6 of the Purchase Agreement is amended in its entirety to be as follows:

2.6 Additional Bonus.

(a) As additional consideration for the purchase of the Purchased Interests, Sellers may be entitled to receive issuances of Buyer Shares (as used in this Section, the number of Buyer Shares issued to Seller is based upon the market price of said shares on each December 31 referenced below) and cash bonus payments (the “Bonus Payments”) in accordance with the following:

(i) For the calendar year ending December 31, 2024, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2024 EBITDA Target as described in Section 2.5(a)(i)(C). The bonus shall be payable one half in Buyer Shares and one half in cash.

(ii) For the calendar year ending December 31, 2025, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2025 EBITDA Target as described in Section 2.5(a)(ii)(C). The bonus shall be payable one half in Buyer Shares and one half in cash.

(iii) For the calendar year ending December 31, 2026, Sellers shall be entitled to receive a bonus equal to fifteen percent (15%) of Company EBITDA in excess of one hundred ten percent (110%) of the 2026 EBITDA Target as described in Section 2.5(a)(iii)(C). The bonus shall be payable one half in Buyer Shares and one half in cash.

(b) Each Bonus Payment shall be calculated in accordance with the provisions set forth in Section 2.5(c)-(f).

9.	No Obligation. Section 2.7 of the Purchase Agreement is amended by the adding the following at the end: “Notwithstanding the foregoing, Buyer shall act in good faith and use commercially reasonable efforts to operate the Company in a manner that does not deliberately or negligently reduce the likelihood of achieving the Earn-Out Payments or Bonus Payments.”

10.	Representations and Warranties of Sellers. Article III of the Purchase Agreement and any associated Schedules are amended as follows:

(a)	The Company is in default under its credit facility with Zions Bank.

(b)	The second sentence of Section 3.12(b) is amended in its entirety to be as follows: “The Leases are in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach under any such Lease.”

(c)	Section 3.15(d)(iv) is amended in its entirety to be as follows: “the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Company Intellectual Property, and, to the Knowledge of the Company, neither the Company’s use of the Company Intellectual Property nor the operation of the Company’s business is infringing, has infringed upon, is violating, has violated or misappropriated any intellectual property rights of any Person;”.

(d)	Section 3.15(f)(v) is amended in its entirety to be as follows: “the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Licensed Intellectual Property, and, to the Knowledge of the Company, neither the Company’s use of the Licensed Intellectual Property nor the operation of the Company’s business is infringing or has infringed upon any intellectual property rights of others;”.

(e)	Section 3.15 is amended by adding the following at the end:

(l) Any and all forms of intellectual property developed by Buyer or the Company following the Closing and prior to the IPO that is directly related to the Company or the Company activities shall be held by the Company.

(f)	Section 3.18 is amended by replacing “or otherwise threatened” in the second sentence thereof with “or, to the Knowledge of the Company, otherwise threatened”.

(g)	Section 3.21(b) is amended by replacing “no pending or threatened” in the second sentence thereof with “no pending or, to the Knowledge of the Company, threatened”.

(h)	Section 3.25 is amended by replacing it in its entirety with “[Reserved]”.

(i)	Section 3.26(e) is amended by replacing the last sentence thereof in its entirety with the following: “Neither the Company nor, to the Knowledge of the Company, any downstream business associate, vendor or Subcontractor (as such term is defined under HIPAA) has materially breached any material term of any Business Associate Agreement.”

(j)	Article III is amended by adding the following as a new Section 3.32:

Section 3.32 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY CERTIFICATE DELIVERED BY A SELLER PURSUANT TO THIS AGREEMENT, NO SELLER NOR ANY OTHER PERSON ON BEHALF OF SUCH SELLER HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES OR AS TO THE FUTURE REVENUE, PROFITABILITY, OR SUCCESS OF THE COMPANY.

11.	Updates to Disclosure Schedules. Seller reserves the right to update the Disclosure Schedules attached to the Purchase Agreement at any time following the execution of this Amendment and prior to the Closing Date with respect to any matter first arising after the date of the Purchase Agreement. Any updates to the Schedules shall be made in writing and promptly delivered to Buyer. The updates shall clearly specify the changes being made and the reasons for such changes. Buyer shall not have the right to terminate the Purchase Agreement, to claim any breach of the Purchase Agreement, or to seek any remedy, whether in law or in equity, solely on the basis of any updates to the Schedules, unless such updates reflect the occurrence of a Material Adverse Effect, and, in such case, Buyer’s sole remedy shall be to terminate the Purchase Agreement. Any updates to the Schedules made in accordance with this provision shall be deemed to be a part of the Purchase Agreement as if they were included at the time of execution.

12.	Covenants. Article V of the Purchase Agreement is amended by adding the following at the end of Article V:

5.6 IPO. Immediately following the execution of the Fourth Amendment to this Agreement, Seller Representative shall have the right to appoint an individual of their choosing (“Seller IPO Rep”) to be included as an active participant in the preparation of and discussion of any and all documents being prepared or filed with the SEC for purposes of effecting the IPO of Buyer. Buyer will add Seller IPO Rep to applicable calls with Buyer’s attorneys, the SEC and Buyer’s board of directors, and shall permit Seller IPO Rep to review and comment on all documents being prepared for the IPO. Notwithstanding the foregoing, nothing in this section shall require the consent of Seller IPO Rep as a condition of Buyer’s submission of any documents to the SEC for review.

13.	Restrictive Covenants. Section 6.3 of the Purchase Agreement is amended by changing “the Closing Date” to “May 11, 2023” in the first line of each of paragraph (a), (b) and (c) thereof.

14.	Employment Agreements. Article VI is amended by adding the following as a new Section 6.8:

6.8 Employment Agreements. At or promptly following Closing, Buyer shall enter into employment agreements with Brian Norton, Scott Madsen, Brett Bryant, Jason Lang, and Doug Edmunds. Such agreements shall be in a form mutually agreeable to Buyer and the parties thereto and such form shall be delivered to the parties on or before the Closing Date. For the avoidance of doubt, the employment agreements shall not be a condition to Buyer’s obligations under this Agreement.

15.	Share Issuances. Article VI is further amended by adding the following as a new Section 6.9:

6.9 Share Issuances. Buyer shall take, or cause to be taken, all actions necessary, proper or advisable to ensure that all issuances of Buyer Shares pursuant to Sections 2.5 and 2.6 hereof are duly authorized by the requisite corporate action of Buyer and/or its shareholders, as may be required by Buyer’s governing documents, and that such issuances are completed in accordance with all state and federal securities laws.

16.	Survival of Representations and Warranties. Section 8.2(b) of the Purchase Agreement is amended by changing “the Closing Date” to “May 11, 2023.”

17.	Limitations on Liability. Sections 8.3(c)(i) and (ii) of the Purchase Agreement are amended in their entirety to be as follows:

(i) Seller Cap. Seller Parties shall not be required to indemnify Buyer pursuant to, and shall not have any further liability under, Section 8.1(a)(i) once the aggregate amount of all payments made by or on behalf of Seller Parties in respect of the indemnification obligations under Section 8.1(a)(i) equals fifty percent (50%) of the Purchase Price (the “Seller Cap”); provided that this Section 8.3(c)(i) shall not apply to any Damages related to any inaccuracy or breach of any Fundamental Representation or any claim based on Fraud, and no such amounts related thereto shall be counted towards the Seller Cap.

(ii) Buyer Cap. Buyer shall not be required to indemnify any Seller Party pursuant to, and shall not have any further liability under, Section 8.1(b)(i), once the aggregate amount of all payments made by or on behalf of Buyer in respect of the indemnification obligations under Section 8.1(b)(i), equals fifty percent (50%) of the Purchase Price (the “Buyer Cap”); provided that this Section 8.3(c)(i) shall not apply to any Damages related to any claim based on Fraud, and no such amounts related thereto shall be counted towards the Buyer Cap.

18.	Other Indemnification Matters.

(a)	Section 8.1(a)(i) of the Purchase Agreement is amended by deleting the following parenthetical: “(or an alleged breach arising from an Indemnification Claim arising from an allegation by a third party that, if true, would be a breach of)”.

(b)	Each of Section 8.1(a)(iii), Section 8.1(a)(iv) and Section 8.1(a)(v) of the Purchase Agreement is amended by replacing it in its entirety with “[Reserved]”.

(c)	Section 8.2(b)(i) of the Purchase Agreement is amended by deleting the following words “Section 3.22 (Transactions with Affiliates),”.

(d)	Section 8.3(a) of the Purchase Agreement is amended by changing the first parenthetical to be as follows: “(solely with respect to the calculation of Damages, but not for purposes of determining whether a breach has occurred)”.

(e)	Section 8.4(a)(i)(B) of the Purchase Agreement is amended by replacing “the determination thereof” with “the final non-appealable determination thereof”.

(f)	Section 8.5(a) of the Purchase Agreement is amended by adding the following at the end of the last sentence thereof: “provided, however, that the Indemnified Party may not agree to any compromise or settlement without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed)”.

(g)	Section 8.6 of the Purchase Agreement is amended by adding the following at the end:

(e) Sellers shall not be obligated to indemnify the Buyer Indemnified Parties with respect to any matter or item to the extent that, based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing or there was contradictory information in any information made available to Buyer in the data room maintained in connection with the Transactions.

19.	Conditions to Obligations of Buyer. Buyer waives the conditions set forth in Section 9.2(f) and 9.2(g) of the Purchase Agreement.

20.	Termination. Article X of the Purchase Agreement is amended as follows:

(a)	Section 10.1(b) is amended by changing the reference to “September 30, 2023” to “August 31, 2024”.

(b)	Section 10.1(g) is amended in its entirety to be as follows:

[Reserved]

21.	Several Liability. Notwithstanding anything contained in the Purchase Agreement, as amended, to the contrary, including the joint and several language in Section 1.3(h)(ii), the opening language in Article III, the opening language in Section 7.1, Section 7.2(a), Section 8.1(a) and Section 8.4(a)(i)(A), each Seller makes such representations and warranties with respect to the Company on a several basis, and each Seller only indemnifies the applicable Buyer Indemnified Parties for such Seller’s pro rata share (based on its Pro Rata Percentage set forth on Annex II) of any Damages; provided, however, that, each Seller shall be solely responsible for any breach of any representations and warranties in Article III with respect to such Seller itself.

22.	Change of Control Bonus. Buyer shall cause to be paid one-time cash bonuses (the “COC Bonus”) to certain employees of the Company in accordance with a schedule to be prepared by the Company and delivered to Buyer at Closing (the “Change of Control Bonus Schedule”) not to exceed $275,000.00 in the aggregate. The COC Bonus shall be payable by Buyer within forty-five (45) calendar days of the IPO and shall not be considered a Company Transaction Expense, Company Debt or Required Cash.

23.	Company Operations. The day-to-day business operations of the Company following Closing and prior to Buyer’s payment of the Closing Payment shall be managed and directed by Brian Norton consistent with the Company’s ordinary course of business, including all decisions concerning operations, employment matters, procurement, and sales activities. Brian Norton shall have sole signatory authority to bind the Company. Notwithstanding the foregoing, Brian Norton shall be required to make regular reports to the board of directors of Buyer or such other person or persons as the Buyer may select and work in good faith to coordinate the Company’s activities and decision making. Until the later to occur of (a) the Closing Payment, and (b) the State of Florida approving the change of ownership prescription drug wholesale distribution application number 4121, the Company shall not be integrated in any manner into Buyer or any of its Affiliates, shall maintain distinct financial statements and bank accounts and shall not distribute any amounts to any members.

24.	Release of Claims. As additional consideration for the increase in consideration under this Amendment, Seller Parties, on behalf of each Seller Party and such Seller Party’s affiliates, directors, members, employees, managers, officers, agents and representatives (“Releasing Seller Party”), shall release each other Seller Party, including such other Seller Party’s affiliates, directors, members, employees, managers, officers, agents and representatives (“Released Seller Party”) from any and all claims, rights, demands, debts, liabilities, controversies, and causes of action, whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, accrued or unaccrued, sounding in tort, contract or otherwise, at law or in equity, that exist or may exist with respect to the Released Seller Party as of the date of Closing, except expressly excluding the representations, warranties, and indemnification provisions of the Purchase Agreement. Each Seller Party shall execute a release or letter of transmittal to this effect as a condition of receiving any payment under the Purchase Agreement; any payment due to a Seller Party refusing to so execute the release or letter of transmittal shall have their payment, if any, held in escrow until such time as the release or letter of transmittal has been duly executed.

25.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Fourth Amendment to Membership Interest Purchase Agreement on the date first above written.

BUYER:

DANAM HEALTH INC.

By:
Name:	Timothy Canning
Title:	Chief Executive Officer

COMPANY:		SELLER REPRESENTATIVE

WELLGISTICS LLC

By:
Name:	Brian Norton	Brian Norton
Title:	CEO

EXHIBIT B

Form of Promissory Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

DANAM HEALTH, INC. PROMISSORY NOTE

FOR VALUE RECEIVED, Danam Health, Inc., a Delaware corporation (the “Company”), promises to pay to the order of the noteholder set forth on the signature page attached hereto (the “Holder”), or its permitted successors and assigns, the principal amount set forth on the signature page attached hereto, or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Promissory Note (this “Note”). All unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable on the earliest to occur of (i) the date that the winding up of the Company is effective, and (ii) [_________], 20274 (such date, the “Maturity Date”).

Holder acknowledges that this Note is one of a series of Promissory Notes of like tenor (collectively, the “Notes”) being issued.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, to which the Holder, by the acceptance of this Note, agrees:

Interest, Repayment and Prepayment.

Interest. Interest on this Note shall be simple interest from the date of this Note on the unpaid principal balance at a rate equal to the Prime Rate published by The Wall Street Journal on January 1st of the applicable year, computed on the basis of the actual number of days elapsed and a year of 365 days. Accrued interest on this Note shall be payable annually to the Holder in immediately available funds on the anniversary Date of this Note, commencing on the first anniversary of the Date of this Note, with the final payment due on the Maturity Date.

4 To be three years from the date the note is executed.

Repayment. The outstanding principal amount of this Note shall be payable 33.33% of the original principal balance on the first and second anniversaries of the Date of this Note and 33.34% of the original principal amount on the Maturity Date.

Prepayment. The Company shall have the right to prepay the principal amount of this Note, in full or in part, together with all accrued interest, at any time and from time to time. Any prepayment amount received by the Holder shall be applied, unless otherwise specified, first to any accrued but unpaid interest, and then to the principal amount of this Note through the date of such prepayment. Any such prepayment of principal shall be payable without any premium or penalty of any kind.

Default; Remedies.

Default. The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(a) the Company’s failure to pay when due any principal or interest payment on the due date hereunder and such default shall continue unremedied for a period of ten (10) days following receipt of written notice signed by the Holder of such failure to pay, provided, if the Holder has given one (1) notice of a payment failure under this Note, the Holder shall not have to give any additional notices;

(b) the Company’s default under the Pledge Agreement (as defined below) or the Security Agreement (as defined below);

(c) the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(d) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.

Remedies.

Upon the occurrence or existence of any Event of Default, the unpaid principal shall at the option of the Holder bear interest thereafter at a rate five percent (5%) per annum in excess of the then current interest rate otherwise payable hereunder (the “Default Rate”).

Upon the occurrence or existence of any Event of Default under Section 2.1(a), the Holder of this Note may, by written notice to the Company, declare the entire outstanding principal amount of the Note, any accrued but unpaid interest and any other amounts payable thereunder, to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

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Upon the occurrence or existence of any Event of Default described in Sections 2.1(b) or 2.1(c), immediately and without notice, the entire outstanding principal amount of the Notes, any accrued but unpaid interest and any other amounts payable under the Notes shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

If the Company shall fail to make any payment under the terms of this Note within five (5) days after the date such payment is due, the Company shall pay to the Holder on demand a late charge equal to five percent (5%) of such payment.

In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

Security. The Company’s obligations under this Note and all of the Notes are secured by (a) a pledge and security agreement dated the date hereof (the “Pledge Agreement”) between the Company and Brian Norton (“Seller Representative”), as the Holder’s and each other holder of the Notes representative and attorney-in-fact, that grants a security interest in all of Company’s right, title and interest in the membership interests of Wellgistics, LLC (“Wellgistics”), the certificates representing any such interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, all as set forth more completely in the Pledge Agreement, and (b) a security agreement dated the date hereof (the “Security Agreement”) between Wellgistics and Seller Representative, as the Holder’s and each other holder of the Notes representative and attorney-in-fact, that grants a security interest in all assets of Wellgistics, including, but not limited to, tangible and intangible personal property, inventory, equipment, instruments, documents, letter of credit rights, accounts, claims, and general intangibles, all as set forth more completely in the Security Agreement. The security interest shall be perfected by the possession of the Collateral by Seller Representative on behalf of the Holders.

Subordination. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note or hereafter incurred, provided the Company shall notify the Holder on the Date of this Note of all existing and future Senior Indebtedness, including the material terms thereof and other information requested by the Holder and shall be obligated to make all required payments under this Note until the Holder has received written notice from a holder of Senior Indebtedness that an event of default thereunder exists and such holder is enforcing its rights against the Company. “Senior Indebtedness” shall mean, unless expressly subordinated to the amounts due under this Note, all amounts due in connection with (i) indebtedness of the Company for borrowed money, (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor, or (iii) any indebtedness incurred as part of a financing transaction of the Company whereby the Company borrows funds to effect a merger or other business combination. Nothing in this paragraph shall preclude the enforcement of the Pledge Agreement or the Security Agreement by Seller Representative or the application of any proceeds from such enforcement to the Company’s obligations under this Note and all of the Notes, subject to the applicable rights of a holder of Senior Indebtedness.

Representations of Holder.

Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D prescribed by the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Securities Act”), as such rule is presently in effect. If other than an individual, the Holder has not been organized for the specific purpose of acquiring the Notes (the “Securities”). The Holder agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Note.

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Foreign Investors. If Holder is not a United States person or is deemed not to be a United States person under Rule 902(k)(2) of the Securities Act, Holder hereby represents (i) that Holder has not and will not solicit offers to buy, offer to sale or sell the Note, or any beneficial interest therein in the United States or to or for the account of a United States person or engage in any hedging transactions involving the Note; (ii) that it has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S of the Securities Act) in the United States with respect to the Note; (iii) that it is not a distributor or dealer (as such terms are defined in Regulation S of the Securities Act); (iv) that it is not acquiring the Note for the account or benefit of any United States person; (v) that the Notes and any transactions contemplated by the Note will not violate any applicable securities or other laws of the Holder’s jurisdiction; and (vi) that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to invest any amounts in connection with the Notes, including (A) the legal requirements within its jurisdiction in connection with the Notes and any transactions contemplated by the Note, (B) any foreign exchange restrictions applicable to the Notes and any transactions contemplated by the Note, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Notes.

Purchase Entirely for Own Account. This Note is issued in reliance upon the Holder’s representation to the Company that the Note is acquired for investment for the Holder’s own account, not as a nominee or agent (unless otherwise specified on the Holder’s signature page hereto), and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to the Note.

Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Note. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Note. The Holder confirms that the Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Note. In deciding to purchase the Note, the Holder is not relying on the advice or recommendations of the Company and has made its own independent decision that the investment in the Note is suitable and appropriate for the Holder. The Holder understands that no federal or state agency has passed upon the merits or risks of an investment in the Note or made any finding or determination concerning the fairness or advisability of this investment.

Residency. In the case of a Holder who is an individual, the state of the Holder’s residency, or, in the case of a Holder that is a corporation, partnership or other entity, the state of the Holder’s principal place of business, is correctly set forth on the signature page to this Note.

Tax and Legal Advice. The Holder is not relying on nor has relied on the Company or any of the Company’s officers, directors, managers, equity holders, representatives, agents or advisers (including, without limitation, Nelson Mullins Riley and Scarborough LLP, legal counsel for the Company), for any advice, including, without limitation, any financial, tax or legal advice in connection with the transactions contemplated by this Note. The Holder has had an opportunity to consult with its legal counsel and tax and other advisers regarding the purchase of the Note. The Holder shall be responsible for any and all taxes, duties and other similar charges payable in connection with the issuance of the Note, and hereby agrees to indemnify the Company and its successors and assigns with respect to same.

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Representations and Warranties of the Company. The Company represents and warrants to the Holder as of the date hereof that:

Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Note, and to perform its obligations thereunder.

Authorization. All corporate action on the part of the Company necessary for the authorization, sale, issuance and delivery of the Note, and the performance of all of the Company’s obligations thereunder has been taken or will be taken prior to the date hereof. The Note, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or legal holiday.

Cumulative Rights. No delay on the part of the Holder in the exercise of any power or right under this Note shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Miscellaneous.

Payment. All payments under this Note shall be made in lawful tender of the United States.

Waivers and Amendments. This Note and the obligations of the Company and the rights of the Holder under this Note may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and a majority of the holders of all the Notes (“Majority Holders”); provided, however, that any amendment, waiver or discharge which would disproportionately and adversely affect the Holder relative to the other holders of Notes must be approved in writing by the Holder. The Holder acknowledges that, notwithstanding the absence of a Note Purchase Agreement or similar agreement to which all purchasers of Notes are parties, (i) an amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon the Holder and the Company, and (ii) the Majority Holders shall have the right and power to diminish or eliminate all rights under the Notes pursuant to this Section.

Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when delivered (i) personally, (ii) by overnight courier, (iii) sent by email (upon customary confirmation of receipt), or (iv) forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, in each case addressed to the party to be notified at such party’s mailing address or email address as set forth on the signature page, as subsequently modified by written notice pursuant to the terms hereof, or if no mailing address or email address is specified on the signature page, at the most recent mailing address or email address set forth in the Company’s books and records.

Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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Successors and Assigns.

Neither this Note nor any rights hereunder may be assigned, conveyed, or transferred, in whole or in part, without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion. Notwithstanding the foregoing, (i) if the Holder is an entity, the Holder shall be permitted to transfer this Note to any affiliate (as that term is defined in Rule 405 of the Securities Act) of the Holder who (a) executes and delivers to the Company an acknowledgement that such affiliate agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in this Note and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws, and (ii) if the Holder is an individual, the Holder may transfer this Note to a trust established for a direct lineal descendant of the Holder or a similar vehicle for estate planning purposes who (a) executes and delivers to the Company an acknowledgement that such trust or similar vehicle agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in this Note, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws.

Any purported transfer or assignment of any portion of the Holder’s rights or obligations hereunder in contravention of this section shall be null and void ab initio. Subject to the foregoing, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Company and the Holder.

Usury. In the event any interest is paid on this Note, or a fee that is deemed interest, which is in excess of the then-applicable legal maximum rate, then that portion of the interest payment representing an amount in excess of the then-applicable legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes.

In the event the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

Construction. The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

Expenses. If any attorney is engaged by the Holder to enforce or defend any provision of this Note, or as a consequence of any Event of Default hereunder, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Company, then the Company shall immediately pay to the Holder, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by the Holder in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of this Note as specified herein.

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Counterparts; Electronic Signature. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be executed and delivered via facsimile, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Governing Law. THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF DELAWARE AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN DELAWARE, AS APPLICABLE, FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE, EXCEPT THAT IN ACTIONS SEEKING TO ENFORCE ANY ORDER OR ANY JUDGMENT OF SUCH FEDERAL OR STATE COURTS LOCATED IN DELAWARE, SUCH PERSONAL JURISDICTION SHALL BE NONEXCLUSIVE. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW IN EFFECT FROM TIME TO TIME, THE HOLDER AND THE COMPANY HEREBY WAIVE ANY RIGHT IT MIGHT AT ANY TIME HAVE TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THIS NOTE OR THE EXERCISE OF ANY RIGHTS AND REMEDIES HEREUNDER, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

[Signature Page Follows]

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This Promissory Note is executed by duly authorized representatives of the below signatories.

DANAM HEALTH, INC.

By:
Name:
Title:

Address:
100 Whitaker Road
Lutz, FL 33549

ACCEPTED AND AGREED:

(Print name of individual or entity Holder)

Principal: $

By:
Name:
Title (if applicable):

Address:

E-mail:

Date of Note:

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FIFTH AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is effective as of this 4th day of November, 2024, by and among (i) WELLGISTICS HEALTH, INC., a Delaware corporation and successor in interest to Danam Health, Inc. (“Buyer”); (ii) WELLGISTICS LLC, a Florida limited liability company (the “Company”) (iii) STRATEGIX GLOBAL LLC, a Utah limited liability company (“Strategix”), NOMAD CAPITAL LLC, a Utah limited liability company (“Nomad”), JOUSKA HOLDINGS LLC, a Delaware limited liability company (“Jouska”; together with Strategix and Nomad, collectively, “Sellers” and, each a “Seller”); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the “Seller Owners” and, each, a “Seller Owner”; Seller Owners, together with the Sellers, shall be referred to as the “Seller Parties” and, each, a “Seller Party”); and (v) BRIAN NORTON, a resident of the State of Montana, in his capacity as Seller Representative (“Seller Representative”; together with Buyers, Sellers, and Seller Owners, collectively, the “Parties” and, each, a “Party”).

RECITALS

A.	The Parties are parties to that certain Membership Interest Purchase Agreement dated as of May 11, 2023 (the “Original Purchase Agreement” and together with the amendments listed below and this Amendment, the “Purchase Agreement”), concerning the acquisition of the membership interests of the Company by Buyer, as more particularly described in the Original Purchase Agreement;

B.	The Parties amended the Original Purchase Agreement pursuant to a certain First Amendment to Membership Interest Purchase Agreement dated August 4, 2023, a certain Second Amendment to Membership Interest Purchase Agreement dated December 26, 2023, and a certain Third Amendment to Membership Interest Purchase Agreement dated March 22, 2024; and a certain Fourth Amendment to Membership Interest Purchase Agreement dated August 23, 2024; and

C.	The Parties desire to further amend the Purchase Agreement as provided in this Amendment.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein.

2.	Annex I. Annex I to the Purchase Agreement is amended by:

(a) Adding the following definition:

“Conversion Price” means $1.0002 per share

3.	Earn-Out.

(a)	Section 2.5(a) of the Purchase Agreement, as amended, shall be amended and restated in its entirety as follows:

“(a) Issuance of Earn-Out Shares. As additional consideration for the Purchased Interests, Seller Parties shall immediately receive earn-out payments (the “Earn-Out Payments”) in the form of 14,997,503 Buyer Shares, allocated pro-rata among the Seller Parties (“Earn-Out Shares”). Buyer shall have the option (the “Unvested Share Repurchase Option”) to repurchase any shares of Earn-Out Shares to the extent they have not vested pursuant to Sections 2.5(a)(i),(ii) or (iii) below (“Unvested Shares”). The Unvested Shares shall vest as follows:

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(i) For the calendar year ending December 31, 2024 (the “2024 Earn-Out Period”) (A) an aggregate number of Unvested Shares shall vest totaling 3,332,779 Earn-Out Shares, (B) if the Gross Revenues of the Company are greater than or equal to $47,200,000.00 (the “2024 Gross Revenue Target”), an aggregate number of Unvested Shares shall vest totaling 833,195 Earn-Out Shares, and (C) if the EBITDA of the Company is greater than or equal to $4,200,000.00 (the “2024 EBITDA Target”, and, together with meeting the 2024 Gross Revenue Target, the “2024 Targets”) then an aggregate number of Unvested Shares shall vest totaling 833,195 Earn-Out Shares. Seller Parties will have been deemed to have met the 2024 Gross Revenue Target and/or the 2024 EBITDA Target if the final figures are at least ninety percent (90%) of each individual target. Notwithstanding the foregoing, however, the highest number of Unvested Sellers that vest in calendar year 2024 is capped at 4,999,168 Earn-Out Shares if all 2024 Targets are achieved, and for 2024 the Buyer shall be deemed to have automatically exercised, redeemed and cancelled an amount of Unvested Shares equal to 4,999,168 minus the Earn-Out Shares vested in 2024.

(ii) For calendar year ending December 31, 2025 (the “2025 Earn-Out Period”) (A) An aggregate number of Unvested Shares shall vest totaling 3,332,779 Earn-Out Shares, (B) if the Gross Revenues of the Company are greater than or equal to $57,700,000.00 (the “2025 Gross Revenue Target”), then an aggregate number of Unvested Shares shall vest totaling 833,195 Earn-Out Shares, and (C) if the EBITDA of the Company is greater than or equal to $6,500,000.00 (the “2025 EBITDA Target”, and, together with meeting the 2025 Gross Revenue Target, the “2025 Targets”) then an aggregate number of Unvested Shares shall vest totaling 833,195 Earn-Out Shares. Seller Parties will have been deemed to have met the 2025 Gross Revenue Target and/or the 2025 EBITDA Target if the final figures are at least ninety percent (90%) of each individual target. Notwithstanding the foregoing, however, the highest number of Unvested Shares that vest in calendar year 2025 is capped at 4,999,168 Earn-Out Shares if all 2025 Targets are achieved, for 2025 the Buyer shall be deemed to have automatically exercised, redeemed and cancelled an amount of Unvested Shares equal to 4,999,168 minus the Earn-Out Shares vested in 2025.

(iii) For the calendar year ending December 31, 2026 (the “2026 Earn-Out Period”) (A) An aggregate number of Unvested Shares shall vest totaling 3,332,779 Earn-Out Shares, (B) if Gross Revenues of the Company are greater than or equal to $63,500,000.00 (the “2026 Gross Revenue Target”), then then an aggregate number of Unvested Shares shall vest totaling 833,195 Earn-Out Shares, and (C) if the EBITDA of the Company is greater than or equal to $7,500,000.00 (the “2026 EBITDA Target”, and, together with meeting the 2026 Gross Revenue Target, the “2026 Targets”) then then an aggregate number of Unvested Shares shall vest totaling 833,195 Earn-Out Shares. Seller Parties will have been deemed to have met the 2026 Gross Revenue Target and/or the 2026 EBITDA Target if the final figures are at least ninety percent (90%) of each individual target. Notwithstanding the foregoing, however, the highest number of Unvested Shares that vest in calendar year 2026 is capped at 4,999,168 Earn-Out Shares if all 2026 Targets are achieved, for 2026 the Buyer shall be deemed to have automatically exercised, redeemed and cancelled an amount of Unvested Shares equal to 4,999,168 minus the Earn-Out Shares vested in 2026.

The maximum number of Buyer Shares issuable under the Earn-Out Payments above shall be 14,997,503 Buyer Shares.

The Earn-Out Shares shall be subject to Registration Rights and market-standoff provisions described in Section 2.5(i) below, as well as any other restrictions referenced herein.

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All references to the number of Earn Out Shares or the Conversion Price herein shall be adjusted for stock splits, stock dividends, recapitalizations and the like.”

(b)	Additional Sections 2.5(g) and 2.5(h) and 2.5(i) of the Purchase Agreement shall provide the following:

“(g) Repurchase and Cancellation and Security. As stated above, for each calendar year of 2024, 2025 and 2026, for the amount of the 4,999,168 Unvested Shares subject to the Unvested Share Repurchase Option as result of missing the terms of that year’s applicable Targets, the Buyer shall be deemed to have automatically exercised its Unvested Share Repurchase Option for consideration equal to nominal value of $0.0001 per share and without any further right, obligation or liability of any kind or nature on the part of Buyer, and those cancelled and redeemed Buyer Shares shall be deemed forfeited. As security for Seller Parties’ faithful performance of the terms of this Agreement and to ensure the availability for delivery of the Buyer Shares upon exercise of the Unvested Share Repurchase Option herein provided for, each Seller Party agrees to deliver to and deposit with Buyer one stock assignment duly endorsed (with date and number of shares blank) in the form reasonably requested by the Buyer, together with the certificate or certificates evidencing the Earn-Out Shares.

(h) Restrictions on Unvested Shares. Subject to the limitations contemplated herein, the Seller Parties shall be entitled to the voting and dividend rights generally granted to holders of Buyer Shares with regards to the Earn-Out Shares, including Unvested Shares; provided that the Unvested Shares may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by any Seller Party or be subject to execution, attachment or similar process without the consent of Buyer, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Unvested Shares shall be null and void. Notwithstanding the foregoing, transfers, assignments and sales by a Seller Party of the Unvested Shares are permitted (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Seller Party; (iii) by will or intestate succession upon the death of the Seller Party; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Seller Party is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Seller Party, or (B) to partners, limited liability company members, Affiliates or stockholders of the Seller Party, including, for the avoidance of doubt, where the Seller Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s securityholders having the right to exchange their shares of Buyer Stock for cash, securities or other property; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

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(i) Registration Rights.

(a) Piggyback Registration Rights. The Buyer will notify Seller Representative if any Seller Party holds fully vested Earn-Out Shares which are no longer subject to the Unvested Share Repurchase Option (“Registrable Securities”) in writing at least five (5) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Buyer (including, but not limited to, registration statements relating to secondary offerings of securities of the Buyer, but excluding registration statements relating to any demand or Form S-3 registration of the Buyer’s preferred shareholders or to any employee benefit plan or a corporate reorganization) and will afford each such Seller Party an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Seller Party. Each Seller Party desiring to include in any such registration statement all or any part of the Registrable Securities held by such Seller Party will, within twenty (20) days after receipt of the above-described notice from the Buyer, so notify the Buyer in writing, and in such notice will inform the Buyer of the number of Registrable Securities such Seller Party wishes to include in such registration statement. If a Seller Party decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Buyer, such Seller Party will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Buyer with respect to offerings of its securities, all upon the terms and conditions set forth herein. The rights described in this section are not assignable by Seller Party.

(b) Underwriting. If a registration statement under which the Buyer gives notice under this Section 2.5(i) is for an underwritten offering, then the Buyer will so advise the Seller Representative of such Registrable Securities. In such event, the right of any such Seller Party’s Registrable Securities to be included in a registration pursuant to this Section 2.5(i) will be conditioned upon such Seller Party’s participation in such underwriting and the inclusion of such Seller Party’s Registrable Securities in the underwriting to the extent provided herein. All Seller Parties proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting will be allocated, first, to the Buyer, and second, to each of the Seller Parties requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Seller Party. If any Seller Party disapproves of the terms of any such underwriting, such Seller Party may elect to withdraw therefrom by written notice to the Buyer and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Seller Party which is a partnership or corporation, the partners, retired partners and shareholders of such Seller Party, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Seller,” and any pro rata reduction with respect to such “Seller” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Seller,” as defined in this sentence. The rights described in this section are not assignable by Seller Party.

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(c) Market Stand-Off” Agreement. Notwithstanding the foregoing sections or anything to the contrary, each Seller Party hereby agrees it will not, to the extent requested by the Buyer or an underwriter of securities of the Buyer, sell or otherwise transfer or dispose of or engage in any other transaction regarding any Registrable Securities or other shares of stock of the Buyer then owned by such Seller Party for up to one hundred eighty (180) days following the effective date of a registration statement of the Buyer filed under the Securities Act; provided, however, all executive officers and directors of the Buyer then holding Common Stock of the Buyer enter into similar agreements. In order to enforce the foregoing covenant, (i) the Buyer will have the right to place restrictive legends on the certificates representing the shares subject to this Section 2.5(i) and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Seller Party (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period and (ii) the Seller Party agrees to execute the form of agreement requested by the Buyer and/or underwriter.

4.	Additional Bonus.

(a)	With regards to Additional Bonus Payments payable in cash and Buyer Shares under Section 2.6 of the Purchase Agreement, as amended, the Purchase Agreement stipulates that the “bonus shall be payable one half in Buyer Shares and one half in cash.” A new Section 2.6(c) of the Purchase Agreement shall provide the following:

“(c) Notwithstanding the foregoing, with regards to Buyer Shares issuable in connection with the Bonus Payments above, the number of Buyer Shares shall be calculated by dividing the dollar amount owed to Seller Party divided by the Conversion Price, and the Buyer further reserves the right to pay the Bonus Payments 100% in cash, instead of one half in Buyer Shares and one half in cash, at Buyer’s sole discretion. Any Buyer Shares issued in connection with the Bonus Payments of this Section 2.6 shall have the Registration Rights and market standoff obligations under Section 2.5(i) above.”

5.	Additional Seller Party Representations.

(a)	Additional Section 3.31 of the Purchase Agreement shall provide the following:

3.31. Seller Party Securities Representations.

(a) Purchase for Own Account for Investment. With regards to any Buyer Share issued or issuable to Seller Party under this Agreement, each Seller Party is agreeing to receive the Buyer Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Buyer Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Each Seller Party has no present intention of selling or otherwise disposing of all or any portion of the Buyer Shares and the Seller Party has not granted or agreed to grant any beneficial ownership of any of the Buyer Shares to any other person.

(b) Seller Party Status. Each Seller Party is (i) (a) is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, and (b) maintains its domicile, and is not merely a transient or temporary resident, at the address shown on the signature page hereof; or (ii) Seller Party is not acquiring the Buyer Shares for the account or benefit of any “U.S. person” (within the meaning of Regulation S under the Securities Act) and that, as of the date hereof, Seller Party is not a “U.S. person.”

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“U.S. person” means: (1) Any natural person resident in the United States; (2) Any partnership or corporation organized or incorporated under the laws of the United States; (3) Any estate of which any executor or administrator is a U.S. person; (4) Any trust of which any trustee is a U.S. person; (5) Any agency or branch of a foreign entity located in the United States; (6) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (7) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; or (8) Any partnership or corporation if: (i) organized or incorporated under the laws of any foreign jurisdiction; and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by “accredited investors” who are not natural persons, estates or trusts.

If each Seller Party is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), each Seller Party hereby represents that Seller Party has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Buyer Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Buyer Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained in connection with such purchase, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Buyer Shares. The Buyer’s offer and sale and Seller Party’s subscription and payment for and continued beneficial ownership of the Buyer Shares will not violate any applicable securities or other laws of Seller Party’s jurisdiction.

(c) Rule 506(d) of Regulation D; No Bad Actors. Each Seller Party represents that (i) it has not been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event (each a “Disqualifying Event”) that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of Buyer’s use of the Rule 506 exemption; and (ii) its purchase of the Buyer Shares will not subject Buyer to any Disqualifying Event.

(d) No General Solicitation. At no time was the Seller Party presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, Internet or other form of general advertising or solicitation in connection with the Buyer Shares.

(e) Access to Information. Each Seller Party has had access to all information regarding the Buyer and its present and prospective business, assets, liabilities and financial condition that the Seller Party considers important in making the decision to acquire the Buyer Shares.

(f) Understanding of Risks. Each Seller Party is fully aware of: (a) the highly speculative nature of the Buyer Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Buyer Shares and the transfer restrictions associated with the Buyer Shares (which, for example, may prevent the Seller Party from being able to sell or dispose of the Buyer Shares or use the Buyer Shares as collateral); (d) the qualifications and backgrounds of the management of the Buyer; and (e) the tax consequences of acquiring the Buyer Shares.

(g) Compliance with Securities Laws. Each Seller Party understands and acknowledges that, in reliance upon the representations and warranties made by the Seller Party herein, the Buyer Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the Securities Act, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act or other applicable securities laws which impose certain restrictions on the Seller Party’s ability to transfer the Buyer Shares.

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(h) Securities Law Restrictions on Transfer. Each Seller Party understands that it may not transfer any Buyer Shares unless such Buyer Shares are registered under the Securities Act or registered or qualified under other applicable securities laws or unless, in the reasonable opinion of counsel for the Buyer, exemptions from such registration and qualification requirements are available. Each Seller Party further understands that only the Buyer may file a registration statement with the SEC or other applicable securities commissioners and that the Buyer is under no obligation to do so with respect to the Buyer Shares other than as set forth in this Agreement. Each Seller Party has also been advised that exemptions from registration and qualification may not be available or may not permit the Seller Party to transfer all or any of the Buyer Shares in the amounts or at the times proposed by the Seller Party.

(i) Rule 144. Each Seller Party acknowledges that, because the Buyer Shares have not been registered under the Securities Act, the Buyer Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Seller Party is aware of the provisions of Rule 144 promulgated under the Securities Act.

(j) No Tax Advice. Each Seller Party acknowledges and agrees that neither Buyer nor any of its officers, directors, employees, consultants, agents, attorneys, affiliates or other representatives, including, but not limited to, law firms representing the Buyer, or has given any tax advice, representation, warranty or covenant to Seller Party regarding or in connection with its investment in, or acquisition, holding or other disposition of, the Buyer Shares.

6.	Stock Pledge. The Parties previously entered into a Stock Pledge Agreement, on August 29, 2024, pledging 125,000 shares of Trxade Health, Inc. in connection with the Original Purchase Agreement (“Original Pledge Agreement”). In connection with this Amendment, the Parties have agreed that the Original Pledge Agreement is declared null and void, and the grantors under the Original Pledge Agreement have entered into a revised pledge agreement, with Zions Bancorporation, N.A. dba Zions First National Bank as the secured party, of even date herewith.

7.	Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Amendment.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Fifth Amendment to Membership Interest Purchase Amendment on the date first above written.

BUYER:

WELLGISTICS HEALTH, INC.

By:	/s/ Timothy Canning
Name:	Timothy Canning
Title:	Chief Executive Officer

COMPANY:	SELLER REPRESENTATIVE

WELLGISTICS LLC

By:	/s/ Brian Norton	/s/ Brian Norton
Name:	Brian Norton	Brian Norton
Title:	CEO

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SIXTH AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS SIXTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is effective as of this 6th day of March, 2025, by and among (i) WELLGISTICS HEALTH, INC., a Delaware corporation and successor in interest to Danam Health, Inc. (“Buyer”); (ii) WELLGISTICS LLC, a Florida limited liability company (the “Company”) (iii) STRATEGIX GLOBAL LLC, a Utah limited liability company (“Strategix”), NOMAD CAPITAL LLC, a Utah limited liability company (“Nomad”), JOUSKA HOLDINGS LLC, a Delaware limited liability company (“Jouska”; together with Strategix and Nomad, collectively, “Sellers” and, each a “Seller”); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the “Seller Owners” and, each, a “Seller Owner”; Seller Owners, together with the Sellers, shall be referred to as the “Seller Parties” and, each, a “Seller Party”); and (v) BRIAN NORTON, a resident of the State of Montana, in his capacity as Seller Representative (“Seller Representative”; together with Buyers, Sellers, and Seller Owners, collectively, the “Parties” and, each, a “Party”).

RECITALS

A.	The Parties are parties to that certain Membership Interest Purchase Agreement dated as of May 11, 2023 (the “Original Purchase Agreement” and together with the amendments listed below and this Amendment, the “Purchase Agreement”), concerning the acquisition of the membership interests of the Company by Buyer, as more particularly described in the Original Purchase Agreement;

B.	The Parties amended the Original Purchase Agreement pursuant to a certain First Amendment to Membership Interest Purchase Agreement dated August 4, 2023, a certain Second Amendment to Membership Interest Purchase Agreement dated December 26, 2023, a certain Third Amendment to Membership Interest Purchase Agreement dated March 22, 2024; a certain Fourth Amendment to Membership Interest Purchase Agreement dated August 23, 2024; and a certain Fifth Amendment to Membership Interest Purchase Agreement dated November 4, 2024; and

C.	The Parties desire to further amend the Purchase Agreement as provided in this Amendment.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein.

2.	Actions at Closing and upon IPO. Section 2.2(b) of the Purchase Agreement is hereby amended to replace the reference to “forty-five (45) calendar days following the IPO” with “one hundred twenty (120) calendar days following the IPO.”

3.	Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Amendment.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Sixth Amendment to Membership Interest Purchase Amendment on the date first above written.

BUYER:

WELLGISTICS HEALTH, INC.

By:	/s/ Vishnu Balu
Name:	Vishnu Balu
Title:	Chief Financial Officer

COMPANY:		SELLER REPRESENTATIVE

WELLGISTICS LLC

By:	/s/ Brian Norton	/s/ Brian Norton
Name:	Brian Norton	Brian Norton
Title:	CEO

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Exhibit 99.1

Protega Pharmaceuticals collaborates with Wellgistics to support pharmacist education and increase patient access to the first and only FDA-approved abuse-deterrent immediate-release opioid, ROXYBOND™

ROXYBOND, formulated with patented, first-of-its-kind abuse-deterrent technology SentryBond™, is designed to provide multiple levels of protection

Princeton, New Jersey, March 04, 2025 (GLOBE NEWSWIRE) — Wellgistics Health, Inc. (NASDAQ: WGRX, the “Company”), a holding company for various existing and planned strategic businesses centered around healthcare technology and pharmaceutical services, today announced that its wholly owned subsidiary, Wellgistics LLC, is collaborating with Protega Pharmaceuticals Inc. (“Protega”). Protega is the innovative specialty pharmaceutical company that launched ROXYBOND™ (oxycodone hydrochloride), the first and only FDA-approved abuse-deterrent immediate-release (IR) opioid pain medication in the U.S. The collaboration is meant to support pharmacist education on abuse-deterrent pain management options and regulatory compliance as well as increase patient access to ROXYBOND™ for appropriately prescribed patients.

Wellgistics LLC is a pharmaceutical wholesaler and National Association of Boards of Pharmacy (“NABP”) authorized distributor that serves over 5,400 independent pharmacies across all 50 states. The relationship will support education to these pharmacies and help provide distribution of ROXYBOND™ to appropriately prescribed patients, particularly in underserved and rural areas where Wellgistics LLC’s independent pharmacy clients play a critical role in patient care.

“We are excited to commence our first collaboration with an NABP authorized distributor that aligns perfectly with our mission to make the opioid market safer,” said Paul Howe, Chief Commercial Officer of Protega. “Considering the complexities surrounding pain management and opioid prescribing, it is critical that independent pharmacists are equipped with evidence-based education to help make informed decisions that support public health objectives. Our joint mission with Wellgistics LLC addresses this need and represents a significant milestone in further support of a controlled, compliant, and responsible distribution network for abuse-deterrent pain management solutions.”

More states are introducing legislation addressing insurance companies’ coverage of abuse-deterrent products for pain management, if available. With a focus on responsible pain management and the development of novel products formulated with its patented SentryBond™ abuse-deterrent technology, Protega introduced ROXYBOND™ which is the only FDA-approved line of IR opioids.

“Regulatory integrity and patient safety are the foundation of everything we do at Wellgistics Health (NASDAQ: WGRX). As an NABP-authorized distributor, and utilizing a fully serialized ERP for supply chain traceability —we ensure independent pharmacies have the tools, education, and access they need to dispense medications like ROXYBOND™ responsibly,” said Brian Norton, Chief Executive officer of the Company. Our agreement with Protega is a prime example of how we deliver value across the entire pharmacy ecosystem—connecting drug manufacturers with our compliance, education, and access in a way that protects patients and empowers pharmacists to operate with confidence and integrity.”

Through the collaboration, pharmacists will be provided with educational resources that both incorporate applicable FDA regulations, DEA guidelines, and best practices in responsible opioid dispensing and inform pharmacists about FDA-approved abuse-deterrent formulations like ROXYBOND™ and the role of these formulations in pain management.

The educational focus will encompass both ROXYBOND™ and responsible pain management as a whole, emphasizing safe and effective pain treatment options while mitigating risks, the role of abuse-deterrent formulations (ADF) in public health strategies, and pharmacist responsibilities in preventing misuse, diversion, and overprescribing.

Protega’s innovative SentryBond™ technology platform integrates inactive excipients with active pharmaceutical ingredients in a tablet that is specifically designed to frustrate abuse via various methods of manipulation and routes of administration. When subjected to manipulation and/or attempts at extraction, the formulation is designed to maintain the intended release profile of extended-release products and to delay the release of immediate-release products. However, abuse is still possible by intranasal, intravenous, and oral routes.

On September 5, 2024, the FDA approved a new 10 mg strength of ROXYBOND™, expanding Protega’s line of abuse-deterrent IR opioids, which also includes 5 mg, 15 mg, and 30 mg tablet options. ROXYBOND™’s availability in four dosages can enhance flexibility and precision in opioid therapy, by aiming to support both physicians and patients in achieving more effective and safer pain management outcomes. Depending on a patient’s individual circumstances, the range of doses may provide better options for pain control, reduce the risk of side effects by finding the lowest effective dose, and provide a smoother transition during dosing transitions. For physicians, it can allow for more flexible dosing for pain levels, better titration, and help optimize risk management across diverse patient populations.

About Protega Pharmaceuticals Inc.

Protega Pharmaceuticals Inc. is a privately held specialty pharmaceutical company dedicated to the advancement of prescription drug abuse deterrence through continued innovation and development. Recognizing the unmet public health need to combat the escalating crisis of prescription opioid abuse and misuse, Protega has responded with a line of immediate-release abuse-deterrent opioid products. Protega’s proprietary SentryBond™ abuse-deterrent technology is designed to provide multiple levels of protection and could potentially be utilized in other medications to help deter misuse and abuse. For more information, visit www.ProtegaPharma.com.

About Wellgistics Health, Inc.

Wellgistics Health, Inc. is a holding company for existing and future planned operating companies centered around healthcare technology and pharmaceutical services. It seeks to be a micro health ecosystem, with a portfolio of companies consisting of a technology platform, pharmacy, and wholesale operations that provide novel prescription hub and clinical services. The Company is focused on improving the lives of patients while delivering unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors. With the successful integration of its patient-centric approach and innovative healthcare applications, the Company intends to shift the dynamic of pharmaceutical care to revolve around the patient for a wide range of therapeutic conditions by offering a full spectrum of integrated solutions as a result of leveraging the synergies of its business segments to address access, care coordination, dispensing, delivery, and clinical management of pharmaceutical products ranging from “specialty-lite” to general maintenance conditions. Wellgistics LLC is a wholly owned subsidiary of the Company, focusing on wholesale operations including the distribution and fulfillment of certain pharmaceutical medications to a network of independent pharmacies. For more information, please visit the Company’s website at www.wellgisticshealth.com and Wellgistics LLC’s website at www.wellgistics.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. These forward-looking statements include, without limitation, the Company’s statements regarding the potential benefits of ROXYBOND™ as well as the Company’s strategy and descriptions of its future operations, prospects, and plans.. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and other factors discussed in the “Risk Factors” section of the registration statement filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

INDICATION

ROXYBOND™ is indicated for the management of pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate.

Limitations of Use

Because of the risks of addiction, abuse, and misuse with opioids, which can occur any dosage or duration, reserve ROXYBOND for use in patients for whom alternative treatment options (e.g., non-opioid analgesics or opioid combination products):

●	Have not been tolerated or are not expected to be tolerated,

●	Have not provided adequate analgesia or are not expected to provide adequate analgesia.

ROXYBOND should not be used for an extended period of time unless the pain remains severe enough to require an opioid analgesic and for which alternative treatment options continue to be inadequate.

IMPORTANT SAFETY INFORMATION

WARNING: SERIOUS AND LIFE-THREATENING RISKS FROM USE OF ROXYBOND

Addiction, Abuse, and Misuse

Because the use of ROXYBOND exposes patients and other users to the risks of opioid addiction, abuse, and misuse, which can lead to overdose and death, assess each patient’s risk prior to prescribing and reassess all patients regularly for the development of these behaviors and conditions.

Life-Threatening Respiratory Depression

Serious, life-threatening, or fatal respiratory depression may occur with use of ROXYBOND, especially during initiation or following a dosage increase. To reduce the risk of respiratory depression, proper dosing and titration of ROXYBOND are essential.

Accidental Ingestion

Accidental ingestion of even one dose of ROXYBOND, especially by children, can result in a fatal overdose of oxycodone.

Risks From Concomitant Use With Benzodiazepines Or Other CNS Depressants

Concomitant use of opioids with benzodiazepines or other central nervous system (CNS) depressants, including alcohol, may result in profound sedation, respiratory depression, coma, and death. Reserve concomitant prescribing of ROXYBOND and benzodiazepines or other CNS depressants for use in patients for whom alternative treatment options are inadequate.

Neonatal Opioid Withdrawal Syndrome (NOWS)

If opioid use is required for an extended period of time in a pregnant woman, advise the patient of the risk of NOWS, which may be life-threatening if not recognized and treated. Ensure that management by neonatology experts will be available at delivery.

Opioid Analgesic Risk Evaluation and Mitigation Strategy (REMS)

Healthcare providers are strongly encouraged to complete a REMS-compliant education program and to counsel patients and caregivers on serious risks, safe use, and the importance of reading the Medication Guide with each prescription.

Cytochrome P450 3A4 Interaction

The concomitant use of ROXYBOND with all cytochrome P450 3A4 inhibitors may result in an increase in oxycodone plasma concentrations, which could increase or prolong adverse reactions and may cause potentially fatal respiratory depression. In addition, discontinuation of a concomitantly used cytochrome P450 3A4 inducer may result in an increase in oxycodone plasma concentration. Regularly evaluate patients receiving ROXYBOND and any CYP3A4 inhibitor or inducer.

CONTRAINDICATIONS

ROXYBOND is contraindicated in patients with:

●	Significant respiratory depression

●	Acute or severe bronchial asthma in an unmonitored setting or in the absence of resuscitative equipment or hypercarbia

●	Known or suspected gastrointestinal obstruction, including paralytic ileus

●	Known hypersensitivity (e.g., anaphylaxis) to oxycodone

WARNINGS AND PRECAUTIONS

Addiction, Abuse, and Misuse

ROXYBOND contains oxycodone, a Schedule II controlled substance. As an opioid, ROXYBOND exposes users to the risks of addiction, abuse, and misuse.

Although the risk of addiction in any individual is unknown, it can occur in patients appropriately prescribed ROXYBOND. Addiction can occur at recommended dosages, when taken as directed, and if the drug is misused or abused.

Assess each patient’s risk for opioid addiction, abuse, or misuse prior to prescribing ROXYBOND, and reassess all patients receiving ROXYBOND for the development of these behaviors and conditions. Risks are increased in patients with a personal or family history of substance abuse (including drug or alcohol abuse or addiction) or mental illness (e.g., major depression). The potential for these risks should not, however, prevent the proper management of pain in any given patient. Patients at increased risk may be prescribed opioids such as ROXYBOND but use in such patients necessitates intensive counseling about the risks and proper use of ROXYBOND along with frequent reevaluation for signs of addiction, abuse, and misuse. Consider prescribing naloxone for the emergency treatment of opioid overdose.

Opioids are sought for nonmedical use and are subject to diversion from legitimate prescribed use. Consider these risks when prescribing or dispensing ROXYBOND. Strategies to reduce these risks include prescribing the drug in the smallest appropriate quantity and advising the patient on careful storage of the drug during the course of treatment and on the proper disposal of unused drugs. Contact local state professional licensing board or state-controlled substances authority for information on how to prevent and detect abuse or diversion of this product.

Life-Threatening Respiratory Depression

Serious, life-threatening, or fatal respiratory depression has been reported with the use of opioids, even when used as recommended. Respiratory depression, if not immediately recognized and treated, may lead to respiratory arrest and death. Management of respiratory depression may include close observation, supportive measures, and use of opioid antagonists, depending on the patient’s clinical status. Carbon dioxide (CO2) retention from opioid-induced respiratory depression can exacerbate the sedating effects of opioids.

While serious, life-threatening, or fatal respiratory depression can occur at any time during the use of ROXYBOND, the risk is greatest during the initiation of therapy or following a dosage increase.

To reduce the risk of respiratory depression, proper dosing and titration of ROXYBOND are essential. Overestimating the ROXYBOND dosage when converting patients from another opioid product can result in fatal overdose with the first dose.

Accidental ingestion of even one dose of ROXYBOND, especially by children, can result in respiratory depression and death due to an overdose of oxycodone.

Educate patients and caregivers on how to recognize respiratory depression and emphasize on the importance of calling 911 or getting emergency medical help right away in the event of a known or suspected overdose.

Opioids can cause sleep-related breathing disorders including central sleep apnea (CSA) and sleep-related hypoxemia. Opioid use increases the risk of CSA in a dose-dependent fashion. In patients who present with CSA, consider decreasing the opioid dosage using best practices for opioid taper.

Patient Access to Naloxone for the Emergency Treatment of Opioid Overdose

Discuss the availability of naloxone for the emergency treatment of opioid overdose with the patient and caregiver and assess the potential need for access to naloxone, both when initiating and renewing the treatment with ROXYBOND. Inform patients and caregivers about the various ways to obtain naloxone as permitted by individual state naloxone dispensing and prescribing requirements or guidelines (e.g., by prescription, directly from a pharmacist, or as part of a community-based program). Educate patients and caregivers on how to recognize respiratory depression and emphasize the importance of calling 911 or getting emergency medical help, even if naloxone is administered.

Consider prescribing naloxone, based on the patient’s risk factors for overdose, such as concomitant use of CNS depressants, a history of opioid use disorder, or prior opioid overdose. The presence of risk factors for overdose should not prevent the proper management of pain in any given patient. Also consider prescribing naloxone if the patient has household members (including children) or other close contacts at risk for accidental ingestion or overdose. If naloxone is prescribed, educate patients and caregivers on how to treat with naloxone.

Risks from Concomitant Use with Benzodiazepines or Other CNS Depressants

Profound sedation, respiratory depression, coma, and death may result from the concomitant use of ROXYBOND with benzodiazepines and/or other CNS depressants, including alcohol (e.g., non-benzodiazepine sedatives/hypnotics, anxiolytics, tranquilizers, muscle relaxants, general anesthetics, antipsychotics, other opioids). Because of these risks, reserve concomitant prescribing of these drugs for use in patients for whom alternative treatment options are inadequate.

Observational studies have demonstrated that concomitant use of opioid analgesics and benzodiazepines increases the risk of drug-related mortality compared to use of opioid analgesics alone. Because of similar pharmacological properties, it is reasonable to expect similar risk with the concomitant use of other CNS depressant drugs with opioid analgesics.

If the decision is made to prescribe a benzodiazepine or other CNS depressant concomitantly with an opioid analgesic, prescribe the lowest effective dosages and minimum durations of concomitant use. In patients already receiving an opioid analgesic, prescribe a lower initial dose of the benzodiazepine or other CNS depressant than indicated in the absence of an opioid, and titrate based on clinical response. If an opioid analgesic is initiated in a patient already taking a benzodiazepine or other CNS depressant, prescribe a lower initial dose of the opioid analgesic, and titrate based on clinical response. Inform patients and caregivers of this potential interaction and educate them on the signs and symptoms of respiratory depression (including sedation). If concomitant use is warranted, consider prescribing naloxone for the emergency treatment of opioid overdose.

Advise both patients and caregivers about the risks of respiratory depression and sedation when ROXYBOND is used with benzodiazepines or other CNS depressants (including alcohol and illicit drugs). Advise patients not to drive or operate dangerous machinery until the effects of concomitant use of the benzodiazepine or other CNS depressant have been determined. Screen patients for risk of substance use disorders, including opioid abuse and misuse, and warn them of the risk for overdose and death associated with the use of additional CNS depressants including alcohol and illicit drugs.

Neonatal Opioid Withdrawal Syndrome

Use of ROXYBOND for an extended period of time during pregnancy can result in withdrawal in the neonate. Neonatal opioid withdrawal syndrome, unlike opioid withdrawal syndrome in adults, may be life threatening if not recognized and treated, and requires management according to protocols developed by neonatology experts. Observe newborns for signs of neonatal opioid withdrawal syndrome and manage accordingly. Advise pregnant women using opioids for an extended period of time of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

Opioid Analgesic Risk Evaluation and Mitigation Strategy (REMS)

To ensure that the benefits of opioid analgesics outweigh the risks of addiction, abuse, and misuse, the Food and Drug Administration (FDA) has required a Risk Evaluation and Mitigation Strategy (REMS) for these products. Under the requirements of the REMS, drug companies with approved opioid analgesic products must make REMS-compliant education programs available to healthcare providers. Healthcare providers are strongly encouraged to do all of the following:

●	Complete a REMS-compliant education program offered by an accredited provider of continuing education (CE) or another education program that includes all the elements of the FDA Education Blueprint for Health Care Providers Involved in the Management or Support of Patients with Pain.

●	Discuss the safe use, serious risks, and proper storage and disposal of opioid analgesics with patients and/or their caregivers every time these medicines are prescribed. The Patient Counseling Guide (PCG) can be obtained at this link: www.fda.gov/OpioidAnalgesicREMSPCG.

●	Emphasize to patients and their caregivers the importance of reading the Medication Guide that they will receive from their pharmacist every time an opioid analgesic is dispensed to them.

●	Consider using other tools to improve patient, household, and community safety, such as patient-prescriber agreements that reinforce patient-prescriber responsibilities.

To obtain further information on the opioid analgesic REMS and for a list of accredited REMS CME/CE, call 1-800-503-0784, or log on to www.opioidanalgesicrems.com. The FDA Blueprint can be found at www.fda.gov/OpioidAnalgesicREMSBlueprint.

Risks of Concomitant Use or Discontinuation of Cytochrome P450 3A4 Inhibitors and Inducers

Concomitant use of ROXYBOND with a CYP3A4 inhibitor, such as macrolide antibiotics (e.g., erythromycin), azole-antifungal agents (e.g., ketoconazole), and protease inhibitors (e.g., ritonavir), may increase plasma concentrations of oxycodone and prolong opioid adverse reactions, which may cause potentially fatal respiratory depression, particularly when an inhibitor is added after a stable dose of ROXYBOND is achieved. Similarly, discontinuation of a CYP3A4 inducer, such as rifampin, carbamazepine, and phenytoin, in ROXYBOND-treated patients may increase oxycodone plasma concentrations and prolong opioid adverse reactions. When using ROXYBOND with CYP3A4 inhibitors or discontinuing CYP3A4 inducers in ROXYBOND-treated patients, evaluate patients at frequent intervals and consider dosage reduction of ROXYBOND until stable drugs effects are achieved.

Concomitant use of ROXYBOND with CYP3A4 inducers or discontinuation of a CYP3A4 inhibitor could decrease oxycodone plasma concentrations, decrease opioid efficacy or, possibly, lead to a withdrawal syndrome in a patient who had developed physical dependence to oxycodone. When using ROXYBOND with CYP3A4 inducers or discontinuing CYP3A4 inhibitors, evaluate patients at frequent intervals and consider increasing the opioid dosage if needed to maintain adequate analgesia or if symptoms of opioid withdrawal occur.

Opioid-Induced Hyperalgesia and Allodynia

Opioid-Induced Hyperalgesia (OIH) occurs when an opioid analgesic paradoxically causes an increase in pain, or an increase in sensitivity to pain. This condition differs from tolerance, which is the need for increasing doses of opioids to maintain a defined effect. Symptoms of OIH include (but may not be limited to) increased levels of pain upon opioid dosage increase, decreased levels of pain upon opioid dosage decrease, or pain from ordinarily non-painful stimuli (allodynia). These symptoms may suggest OIH only if there is no evidence of underlying disease progression, opioid tolerance, opioid withdrawal, or addictive behavior.

Cases of OIH have been reported, both with short-term and longer-term use of opioid analgesics. Though the mechanism of OIH is not fully understood, multiple biochemical pathways have been implicated. Medical literature suggests a strong biologic plausibility between opioid analgesics and OIH and allodynia. If a patient is suspected to be experiencing OIH, carefully consider appropriately decreasing the dose of the current opioid analgesic or opioid rotation (safely switching the patient to a different opioid moiety).

Life-Threatening Respiratory Depression in Patients with Chronic Pulmonary Disease or in Elderly, Cachectic, or Debilitated Patients

The use of ROXYBOND in patients with acute or severe bronchial asthma in an unmonitored setting or in the absence of resuscitative equipment is contraindicated.

Patients with Chronic Pulmonary Disease: ROXYBOND-treated patients with significant chronic obstructive pulmonary disease or cor pulmonale, and those with a substantially decreased respiratory reserve, hypoxia, hypercapnia, or pre-existing respiratory depression are at increased risk of decreased respiratory drive including apnea, even at recommended dosages of ROXYBOND.

Elderly, Cachectic, or Debilitated Patients: Life-threatening respiratory depression is more likely to occur in elderly, cachectic, or debilitated patients because they may have altered pharmacokinetics or altered clearance compared to younger, healthier patients.

Regularly evaluate patients, particularly when initiating and titrating ROXYBOND and when ROXYBOND is given concomitantly with other drugs that depress respiration. Alternatively, consider the use of non-opioid analgesics in these patients.

Adrenal Insufficiency

Cases of adrenal insufficiency have been reported with opioid use, more often following greater than one month of use. Presentation of adrenal insufficiency may include non-specific symptoms and signs including nausea, vomiting, anorexia, fatigue, weakness, dizziness, and low blood pressure. If adrenal insufficiency is suspected, confirm the diagnosis with diagnostic testing as soon as possible. If adrenal insufficiency is diagnosed, treat with physiologic replacement doses of corticosteroids. Wean the patient off of the opioid to allow adrenal function to recover and continue corticosteroid treatment until adrenal function recovers. Other opioids may be tried as some cases reported use of a different opioid without recurrence of adrenal insufficiency. The information available does not identify any particular opioids as being more likely to be associated with adrenal insufficiency.

Severe Hypotension

ROXYBOND may cause severe hypotension including orthostatic hypotension and syncope in ambulatory patients. There is increased risk in patients whose ability to maintain blood pressure has already been compromised by a reduced blood volume or concurrent administration of certain CNS depressant drugs (e.g., phenothiazines or general anesthetics). Regularly evaluate these patients for signs of hypotension after initiating or titrating the dosage of ROXYBOND. In patients with circulatory shock, use of ROXYBOND may cause vasodilation that can further reduce cardiac output and blood pressure. Avoid use of ROXYBOND in patients with circulatory shock.

Risks of Use in Patients with Increased Intracranial Pressure, Brain Tumors, Head Injury, or Impaired Consciousness

In patients who may be susceptible to the intracranial effects of CO2 retention (e.g., those with evidence of increased intracranial pressure or brain tumors), ROXYBOND may reduce therespiratory drive, and the resultant CO2 retention can further increase intracranial pressure. Monitor such patients for signs of sedation and respiratory depression, particularly when initiating therapy with ROXYBOND.

Opioids may obscure the clinical course in a patient with a head injury. Avoid the use of ROXYBOND in patients with impaired consciousness or coma.

Risks of Use in Patients with Gastrointestinal Conditions

ROXYBOND is contraindicated in patients with gastrointestinal obstruction, including paralytic ileus.

The oxycodone in ROXYBOND may cause spasm of the sphincter of Oddi. Opioids may cause increases in serum amylase. Regularly evaluate patients with biliary tract disease, including acute pancreatitis, for worsening symptoms.

Increased Risk of Seizures in Patients with Seizure Disorders

The oxycodone in ROXYBOND may increase the frequency of seizures in patients with seizure disorders and may increase the risk of seizures occurring in other clinical settings associated with seizures. Regularly evaluate patients with a history of seizure disorders for worsened seizure control during ROXYBOND therapy.

Withdrawal

Do not abruptly discontinue ROXYBOND in a patient physically dependent on opioids. When discontinuing ROXYBOND in a physically-dependent patient, gradually taper the dosage. Rapid tapering of oxycodone in a patient physically dependent on opioids may lead to a withdrawal syndrome and return of pain.

Additionally, avoid the use of mixed agonist/antagonist (e.g., pentazocine, nalbuphine, and butorphanol) or partial agonist (e.g., buprenorphine) analgesics in patients who are receiving a full opioid agonist analgesic, including ROXYBOND. In these patients, mixed agonist/antagonist and partial agonist analgesics may reduce the analgesic effect and/or precipitate withdrawal symptoms.

Risks of Driving and Operating Machinery

ROXYBOND may impair the mental or physical abilities needed to perform potentially hazardous activities such as driving a car or operating machinery. Warn patients not to drive or operate dangerous machinery unless they are tolerant to the effects of ROXYBOND and know how they will react to the medication.

ADVERSE REACTIONS

The common adverse reactions seen on initiation of therapy with oxycodone hydrochloride tablets are dose related and are opioid related adverse reactions. The most frequent of these included nausea, constipation, vomiting, headache, pruritus, insomnia, dizziness, asthenia, and somnolence.

DRUG INTERACTIONS

Concomitant use of ROXYBOND with a CYP3A4 and CYP2D6 inhibitor, such as macrolide antibiotics (e.g., erythromycin), azole-antifungal agents (e.g., ketoconazole), and protease inhibitors (e.g., ritonavir), may increase plasma concentrations of oxycodone and prolong opioid adverse reactions, which may cause potentially fatal respiratory depression, particularly when an inhibitor is added after a stable dose of ROXYBOND is achieved.

Concomitant use of ROXYBOND and CYP3A4 inducers can decrease the plasma concentration of oxycodone, resulting in decreased efficacy or onset of a withdrawal syndrome in patients who have developed physical dependence to oxycodone.

Due to additive pharmacologic effect, the concomitant use of benzodiazepines or other CNS depressants, including alcohol, can increase the risk of hypotension, respiratory depression, profound sedation, coma, and death.

The concomitant use of opioids with other drugs that affect the serotonergic neurotransmitter system has resulted in serotonin syndrome.

MAOI interactions with opioids may manifest as serotonin syndrome or opioid toxicity.

Mixed agonist/antagonist and partial agonist opioid analgesics may reduce the analgesic effect of ROXYBOND and/or may precipitate withdrawal symptoms.

Oxycodone may enhance the neuromuscular blocking action of skeletal muscle relaxants and produce an increased degree of respiratory depression.

Opioids can reduce the efficacy of diuretics by inducing the release of antidiuretic hormone.

The concomitant use of anticholinergic drugs may increase risk of urinary retention and/or severe constipation, which may lead to paralytic ileus.

Please see full Prescribing Information, including BOXED WARNINGS for additional Important Safety Information and Medication Guide or at www.protegapharma.com.

To report SUSPECTED ADVERSE REACTIONS, contact Protega Pharmaceuticals Inc. at 1-844-798-3610 or FDA at 1-800-FDA-1088 or www.fda.gov/safety.

Media Contacts

Protega:
Greg Salsburg

STiR-communications
greg@stir-communications.com

Wellgistics Health, Inc.:

IR@wellgistics.com

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